Filed pursuant to Rule 424(b)(2)
under the Securities Act of 1933
Registration No. 333-120307

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of BancorpSouth, Inc. and Premier Bancorp, Inc. have approved a merger agreement to merge our two companies. If Premier Bancorp shareholders vote to approve the merger agreement and the merger is completed, Premier Bancorp will merge with and into BancorpSouth, Premier Bancorp’s subsidiary bank, Premier Bank of Brentwood, will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth, and Premier Bancorp shareholders, other than Premier Bancorp shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for each share of Premier Bancorp common stock they own 2.1785 shares of BancorpSouth common stock, a cash payment of $50.07 or a combination of cash and shares of BancorpSouth common stock. If you hold more than one share of Premier Bancorp common stock, you may elect a combination of stock and cash consideration. In the merger, the percentage of shares of Premier Bancorp common stock that will be exchangeable into the right to receive shares of BancorpSouth common stock is fixed at 51%. In order to ensure that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a result of the 51% limitation, regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other Premier Bancorp shareholders.

     The number of shares of BancorpSouth common stock that Premier Bancorp shareholders may receive in the merger is fixed. The dollar value of the stock consideration that Premier Bancorp shareholders may receive will change depending on fluctuations in the market price of BancorpSouth common stock and will not be known at the time Premier Bancorp’s shareholders vote on the merger. The following table shows the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange on September 16, 2004, the last trading day before we announced the merger, and on November 17, 2004, the last practicable trading day before the distribution of this Proxy Statement/Prospectus. This table also shows the implied value of the stock consideration proposed for each share of Premier Bancorp common stock, which we calculated by multiplying the closing price of BancorpSouth common stock on those dates by 2.1785, the exchange ratio. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker. BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.”

	Closing Price of BancorpSouth	Implied Value per Share of Premier
	Common Stock	Bancorp Common Stock
At September 16, 2004	$23.15	$50.43
At November 17, 2004	$24.70	$53.80

     This Proxy Statement/Prospectus provides you with detailed information about the proposed merger between BancorpSouth and Premier Bancorp. This document also contains information about BancorpSouth and Premier Bancorp. We encourage you to carefully read and consider this Proxy Statement/Prospectus in its entirety. You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled “WHERE YOU CAN FIND MORE INFORMATION,” which begins on page 94.

     You should carefully consider the risk factors described beginning on page 15 of this Proxy Statement/Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of BancorpSouth common stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of BancorpSouth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Proxy Statement/Prospectus is November 19, 2004, and it is first being mailed to the shareholders of Premier Bancorp on or about November 19, 2004.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 20, 2004

TO THE SHAREHOLDERS OF PREMIER BANCORP, INC.:

     This serves as notice to you that a special meeting of shareholders of Premier Bancorp, Inc. will be held on December 20, 2004 at 5:30 p.m., Central Time, at the main office of Premier Bank of Brentwood, 5217 Maryland Way, Brentwood, Tennessee 37027, for the purpose of considering and voting upon the approval of the Agreement and Plan of Merger, dated as of September 17, 2004, between Premier Bancorp and BancorpSouth, Inc., which provides for the merger of Premier Bancorp with and into BancorpSouth as more fully described in the attached Proxy Statement/Prospectus.

     Only holders of record of Premier Bancorp common stock at the close of business on November 18, 2004 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of Premier Bancorp is entitled to one vote. Approval of the merger agreement requires approval by a majority of all the votes entitled to be cast by shareholders of Premier Bancorp.

     The Board of Directors of Premier Bancorp has unanimously approved the merger agreement and recommends that Premier Bancorp shareholders vote “For” approval of the merger agreement.

     Premier Bancorp shareholders, other than Premier Bancorp shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for each share of Premier Bancorp common stock they own 2.1785 shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest, or a cash payment of $50.07 or a combination of cash and shares of BancorpSouth common stock, if the merger agreement is approved and the merger is completed. Holders of more than one share of Premier Bancorp common stock may elect a combination of stock and cash consideration.

     Notice of Right to Dissent. Dissenting shareholders who comply with the procedural requirements of the Tennessee Business Corporation Act will be entitled to receive payment of the fair cash value of their shares. A copy of Sections 48-23-101 et seq. of the Tennessee Business Corporation Act containing the procedural requirements to exercise dissenters’ rights is attached as Annex B to the accompanying Proxy Statement/Prospectus. In addition, please see the section entitled “THE MERGER – Shareholders Dissenters’ Rights” in the accompanying Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting these dissenters’ rights.

     Please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the special meeting. All Premier Bancorp shareholders are invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy card in the enclosed postage paid business reply envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you do not vote your proxy, the effect will be the same as a vote against the merger agreement. You may revoke your proxy at any time before it is voted.

     Please also fill out the enclosed election form and letter of transmittal according to their instructions and promptly mail the election form and the letter of transmittal, along with all of your Premier Bancorp stock certificates. The election form is the document provided to you to select the amount of stock and/or cash consideration you wish to receive in connection with the proposed merger. Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the proposed merger and the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ James D. Harris
James D. Harris
Chairman and Chief Executive Officer

November 19, 2004

ADDITIONAL INFORMATION

     This Proxy Statement/Prospectus incorporates important business and financial information about BancorpSouth from documents that are not included in or delivered with this Proxy Statement/Prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 94. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from BancorpSouth at the following address:

BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Cathy S. Freeman, Secretary

     In order to receive timely delivery of requested documents in advance of Premier Bancorp’s special meeting of shareholders, your request should be received no later than December 14, 2004.

     You also may obtain these documents at the Securities and Exchange Commission’s Internet world wide web site, http://www.sec.gov, and at BancorpSouth’s Internet world wide web site, http://www.bancorpsouth.com, by selecting “Investor Relations” and then selecting “SEC Filings.” We have included the web addresses of the SEC and BancorpSouth as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER	5
SUMMARY	8
RISK FACTORS	15
You May Not Receive the Form of Merger Consideration that You Elect	15
Because the Market Price of BancorpSouth Common Stock Will Fluctuate, You Cannot Be Sure of the Value of the Stock Consideration You May Receive	15
We May Fail to Achieve the Anticipated Benefits of the Merger	15
The Market Price of Shares of BancorpSouth Common Stock after the Merger May Be Affected by Factors Different from those Affecting Shares of Premier Bancorp or BancorpSouth Currently	16
The Executive Officers and Directors of Premier Bancorp Have Interests Different from Typical Premier Bancorp Shareholders	16
Former Shareholders of Premier Bancorp Will be Limited in their Ability to Influence BancorpSouth’s Actions and Decisions Following the Merger	16
The Merger May Result in a Loss of Current Premier Bancorp Employees	16
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH	17
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PREMIER BANCORP	19
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	21
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	22
THE SPECIAL MEETING	24
General	24
Proxies	24
Solicitation of Proxies	25
Record Date and Voting Rights	25
Recommendation of Board of Directors	25
Shareholders Dissenters’ Rights	26
Certain Matters Relating to Proxy Materials	26
THE MERGER	27
Description of the Merger	27
Background of the Merger	27
Reasons for the Merger; Recommendation of the Board of Directors	28
Opinion of Financial Advisor to Premier Bancorp	30
Regulatory Approval	35
Accounting Treatment	35
Material United States Federal Income Tax Consequences	36
Shareholders Dissenters’ Rights	39
Interests of Certain Persons in the Merger	42
Comparison of Rights of Shareholders	43
Restrictions on Resales by Affiliates	43
Source of Funds for Cash Portion of Merger Consideration	43
THE MERGER AGREEMENT	44
Terms of the Merger	44
Cash or Stock Election	46
Election Procedures; Surrender of Stock Certificates	47
Treatment of Stock Options	48
Representations and Warranties	49
Conduct of Business Prior to the Merger and Other Covenants	50
Conditions to the Merger	52
Termination of the Merger Agreement	53
Indemnification	54
Amendment of the Merger Agreement	54
Waiver	54
Expenses	54
Management and Operations Following the Merger	54
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	55

QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	A merger in which Premier Bancorp, Inc. will merge with and into BancorpSouth, Inc. and Premier Bancorp’s subsidiary bank, Premier Bank of Brentwood, will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth. After the merger, you will no longer own shares of Premier Bancorp common stock and will receive either cash or shares of BancorpSouth common stock or a combination of both.

Q:	What do I need to do now?

A:	After you carefully read this Proxy Statement/Prospectus, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and by signing and mailing the proxy card in the enclosed postage paid business reply white envelope as soon as possible so that your shares may be represented at the special meeting of shareholders. Also, please fill out your election form and letter of transmittal according to their instructions and mail the election form and the letter of transmittal, along with all of your Premier Bancorp stock certificates, in the enclosed brown envelope to SunTrust Bank, Atlanta, N.A. as soon as possible so that we may know the amount of each type of consideration you wish to receive.

Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The Board of Directors of Premier Bancorp unanimously recommends that shareholders vote “For” approval of the merger agreement.

Q:	Why is my vote important?

A:	Under the Tennessee Business Corporation Act, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of Premier Bancorp. Accordingly, if you abstain, it will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the following three ways:

•	by sending a written notice to the chief executive officer of Premier Bancorp in time to be received before the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy.

If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions.

Q:	Will I be able to trade the shares of BancorpSouth common stock I receive in the merger?

A:	Yes. The BancorpSouth common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the New York Stock Exchange under the symbol “BXS.” All shares of BancorpSouth common stock that you receive in the merger will be freely transferable unless you are deemed an affiliate of Premier Bancorp prior to the merger. Persons who are considered affiliates of Premier Bancorp (generally directors, officers and holders of 10% or more of Premier Bancorp common stock) must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of BancorpSouth common stock they receive in the merger.

Q:	What will I receive in connection with the merger?

A:	You may elect to receive cash, shares of BancorpSouth common stock or a combination of cash and shares of BancorpSouth common stock by indicating your preference on the enclosed election form. The Proxy Statement/Prospectus explains in more detail what amount of cash and/or BancorpSouth common stock each shareholder of Premier Bancorp is entitled to receive. The percentage of shares of Premier Bancorp common stock that will be exchangeable for the right to receive shares of BancorpSouth common stock is fixed at 51%. In the event that more or less than 51% of the outstanding shares of Premier Bancorp common stock elect to receive common stock consideration, the amount of BancorpSouth common stock that you will have the right to receive upon exchange of your shares of Premier Bancorp common stock will be adjusted so that, in the aggregate, 51% of the shares of Premier Bancorp common stock will be exchanged for the right to receive shares of BancorpSouth common stock and the remaining shares of Premier Bancorp common stock will be exchanged for the right to receive cash. As a result, you may receive a different combination of consideration than you elected, based on the choices made by other Premier Bancorp shareholders and certain tax-related adjustments, if necessary.

Q:	What are the U.S. federal income tax consequences of the merger to the shareholders?

A:	If you exchange your shares of Premier Bancorp common stock solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Premier Bancorp common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Premier Bancorp common stock for a combination of BancorpSouth common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange.

This tax treatment may not apply to all Premier Bancorp shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	What is the purpose of this Proxy Statement/Prospectus?

A:	This document serves as Premier Bancorp’s proxy statement and as BancorpSouth’s prospectus. As a proxy statement, this document is being provided to Premier Bancorp shareholders because Premier Bancorp’s Board of Directors is soliciting proxies to vote to approve the merger agreement. As a prospectus, this document is being provided to Premier Bancorp shareholders by BancorpSouth because BancorpSouth is offering them shares of BancorpSouth common stock in exchange for their shares of Premier Bancorp common stock if the merger is completed.

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about BancorpSouth that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by BancorpSouth with the Securities and Exchange Commission. This means that BancorpSouth may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION”

beginning on page 94 for a list of documents that BancorpSouth has incorporated by reference into this Proxy Statement/Prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	What if I choose not to read the documents incorporated by reference?

A:	Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document. Information contained in a document that is incorporated into this Proxy Statement/Prospectus by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed by BancorpSouth with the SEC after the date of this Proxy Statement/Prospectus.

Q:	Why have I been sent an election form?

A:	If the merger agreement is approved and the merger is completed, unless you exercise your right to dissent from the merger, each share of Premier Bancorp common stock held by you will be converted into the right to receive, at your election, $50.07 in cash, a number of shares of BancorpSouth common stock as determined by the exchange ratio or a combination of cash and shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest. The election form is the document provided to you to select the amount of each type of consideration you wish to receive.

Q:	What happens if I do not send in my election form?

A:	If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of BancorpSouth common stock as BancorpSouth shall determine consistent with the terms of the merger agreement.

Q:	Should I send in my Premier Bancorp stock certificates now?

A:	Yes. After you carefully read this Proxy Statement/Prospectus, please choose which form(s) of consideration you would like to receive if the merger is consummated by indicating your choice on the enclosed election form, signing the enclosed letter of transmittal and mailing both, along with all stock certificates representing shares of Premier Bancorp common stock that you own, in the enclosed brown envelope to SunTrust Bank, Atlanta, N.A., the exchange agent. To be properly completed, your election form together with the appropriate stock certificate(s) and letter of transmittal must be received by the transfer agent by December 16, 2004, two business days before the date of the special meeting.

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, including procedures for voting your shares, you should contact:

Premier Bancorp, Inc.
5217 Maryland Way
Brentwood, Tennessee 37027
Attention: James D. Harris, Chairman and CEO
Phone Number: (615) 376-0001

SUMMARY

     This summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this Proxy Statement/Prospectus, you should read the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” Each item in this summary includes a page reference that directs you to a more complete description in this Proxy Statement/Prospectus of the topic discussed.

The Companies (Pages 56, 57)

BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000

     BancorpSouth (NYSE: BXS) is incorporated in Mississippi and is a financial holding company under the Bank Holding Company Act of 1956. BancorpSouth conducts its operations through its bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank conducts a commercial banking, trust, insurance and investment services business through 247 locations and 233 ATMs in Arkansas, Alabama, Louisiana, Mississippi, Tennessee and Texas. As of September 30, 2004, BancorpSouth had total assets of approximately $10.6 billion, deposits of approximately $8.8 billion and shareholders’ equity of approximately $875.1 million.

PREMIER BANCORP, INC.
5217 Maryland Way
Brentwood, Tennessee 37027
(615) 376-0001

     Premier Bancorp is incorporated in Tennessee, based in Brentwood, Tennessee and conducts its operations through its subsidiary bank, Premier Bank of Brentwood. Premier Bancorp’s subsidiary conducts commercial banking, trust and insurance business through its office in Brentwood Tennessee. As of September 30, 2004, Premier Bancorp had total assets of approximately $152.5 million, deposits of approximately $103.3 million and shareholders’ equity of approximately $9.9 million.

The Merger (Page 27)

     BancorpSouth and Premier Bancorp entered into a merger agreement whereby Premier Bancorp will merge with and into BancorpSouth, subject to shareholder and regulatory approval and other conditions. The merger agreement is attached to this Proxy Statement/Prospectus as Annex A. You should read it carefully. Subject to shareholder and regulatory approval, BancorpSouth and Premier Bancorp hope to complete the merger during the fourth quarter of 2004.

What Premier Bancorp Shareholders Will Receive in the Merger (Page 44)

     Premier Bancorp shareholders, other than Premier Bancorp shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for each share of Premier Bancorp common stock they own 2.1785 shares of BancorpSouth common stock (which is referred to as the “exchange ratio”), with cash to be paid in lieu of any remaining fractional share interest, or a cash payment of $50.07 or a combination of cash and shares of BancorpSouth common stock, if the merger is completed. If you hold more than one share of Premier Bancorp common stock, you may elect a combination of stock and cash consideration. The exchange ratio is fixed and will not be adjusted to reflect any change in the market price of BancorpSouth common stock. Regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other Premier Bancorp shareholders and certain tax-related adjustments, if necessary.

     BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, a Premier Bancorp shareholder who receives any shares of BancorpSouth common stock as consideration in the merger will receive cash equal to $22.984 times the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.

     If the merger is completed, each outstanding and unexercised option to purchase shares of Premier Bancorp common stock will no longer represent a right to acquire shares of Premier Bancorp common stock and will be considered an option to purchase shares of BancorpSouth common stock. The number of shares underlying each new option, as well as the exercise price, will be adjusted based on the exchange ratio.

     At the effective time of the merger, persons who are BancorpSouth shareholders immediately prior to the merger would own approximately 99.5% of the outstanding shares of common stock of the combined company and persons who are Premier Bancorp shareholders immediately prior to the merger would own approximately 0.5% of the outstanding shares of common stock of the combined company.

BancorpSouth’s Stock Price Will Fluctuate (Page 44, 55)

     BancorpSouth expects the market price of its common stock to fluctuate as a result of market factors beyond its control before and after the merger. Because the exchange ratio is fixed and the market price of BancorpSouth common stock may fluctuate, the value of the shares of BancorpSouth common stock that Premier Bancorp shareholders may receive in the merger might increase or decrease prior to completion of the merger. BancorpSouth cannot assure Premier Bancorp shareholders that the market price of BancorpSouth common stock will not decrease before or after completion of the merger. The following table shows the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange on September 16, 2004, the last trading day before we announced the merger, and on November 17, 2004, the last practicable trading day before the distribution of this Proxy Statement/Prospectus. This table also shows the implied value of the merger consideration proposed for each share of Premier Bancorp common stock, which we calculated by multiplying the closing price of BancorpSouth common stock on those dates by 2.1785, the exchange ratio. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker. BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.”

	Closing Price of BancorpSouth	Implied Value per Share of Premier
	Common Stock	Bancorp Common Stock
At September 16, 2004	$23.15	$50.43
At November 17, 2004	$24.70	$53.80

Special Meeting (Page 24)

     A special meeting of the shareholders of Premier Bancorp will be held at the following time and place:

December 20, 2004
5:30 p.m. (Central Time)
Premier Bank of Brentwood
5217 Maryland Way
Brentwood, Tennessee 37027

     At the special meeting, shareholders of Premier Bancorp will be asked to approve the merger agreement between Premier Bancorp and BancorpSouth.

The Board of Directors of Premier Bancorp Recommends that its Shareholders Approve the Merger Agreement (Page 28)

     The Board of Directors of Premier Bancorp unanimously approved the merger agreement, believes that the merger between Premier Bancorp and BancorpSouth is in the best interests of Premier Bancorp shareholders and recommends that Premier Bancorp shareholders vote “FOR” the proposal to approve the merger agreement. This belief is based on a number of factors described in this Proxy Statement/Prospectus.

Vote Required to Complete the Merger (Page 25)

     Under Tennessee law, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of Premier Bancorp. Premier Bancorp expects that its executive officers and directors will vote all of their shares of Premier Bancorp common stock in favor of the merger agreement.

     The following chart describes the Premier Bancorp shareholder vote required to approve the merger agreement:

Number of shares of Premier Bancorp common stock outstanding on November 18, 2004	603,000
Number of votes necessary to approve the merger agreement	301,501
Percentage of outstanding shares of Premier Bancorp common stock necessary to approve the merger agreement	>50%
Number of votes that executive officers and directors of Premier Bancorp and their affiliates can cast as of November 18, 2004	224,100
Percentage of votes that executive officers and directors of Premier Bancorp and their affiliates can cast as of November 18, 2004	37.16%

Record Date; Voting Power (Page 25)

     You can vote at the special meeting of Premier Bancorp shareholders if you owned Premier Bancorp common stock as of the close of business on November 18, 2004, the record date set by Premier Bancorp’s Board of Directors. Each share of Premier Bancorp common stock is entitled to one vote. On November 18, 2004, there were 603,000 shares of Premier Bancorp common stock outstanding and entitled to vote on the merger agreement.

Background of the Merger (Page 27)

     On May 27, 2004, Premier Bancorp engaged Hovde Financial LLC, to act as its exclusive agent to provide investment banking and financial advisory services in relation to the evaluation, structure and possible negotiation of a potential business combination. After reviewing the information delivered by Hovde Financial and considering its own strategic plans, on August 11, 2004, BancorpSouth’s management submitted a proposal for a merger with Premier Bancorp. After considering the resulting proposals, the management of Premier Bancorp, in consultation with Hovde Financial, elected to enter into exclusive negotiations with BancorpSouth. The parties and their representatives began negotiation of a merger agreement on August 31, 2004 and continued to negotiate the terms of the merger agreement until September 14, 2004.

     On August 25, 2004, BancorpSouth’s Board of Directors approved the merger agreement. On September 14, 2004, following presentations from its legal and financial advisors, Premier Bancorp’s Board of Directors unanimously approved the merger agreement. The merger agreement was executed by the parties as of September 17, 2004.

Why BancorpSouth and Premier Bancorp are Seeking to Merge (Page 28)

     The merger will combine the strengths of BancorpSouth and Premier Bancorp and their subsidiary banks. BancorpSouth has an established presence in Brentwood, Tennessee with plans to grow steadily in that market. Joining with BancorpSouth will provide Premier Bancorp’s customers opportunities offered by a large, resourceful, community-minded bank. Two years ago BancorpSouth established a loan production office in Brentwood’s Maryland Farms area and has since expanded the office to full-service banking. BancorpSouth has been actively seeking other banking locations in the Brentwood and Franklin areas to expand its presence in Williamson County. This new partnership accelerates BancorpSouth’s opportunity to grow in Williamson County and brings to BancorpSouth’s team a number of outstanding bankers. BancorpSouth currently has 33 banking locations with combined deposits exceeding $1.0 billion in 20 Tennessee cities, primarily in Memphis, Jackson and the West Tennessee area. BancorpSouth sees Brentwood, Tennessee and Williamson County as a logical growth area for its community style of banking. Williamson County is ranked third in the U.S. with most growth potential and prosperity by American City Business Journal.

Opinion of Financial Advisor to Premier Bancorp (Page 30)

     Hovde Financial has delivered to the Board of Directors of Premier Bancorp its written opinion, dated September 16, 2004, that, based upon and subject to the various considerations set forth in its opinion, the total transaction consideration to be paid to the shareholders of Premier Bancorp is fair from a financial point of view as of such date. In requesting Hovde Financial’s advice and opinion, no instructions were given and no limitations were imposed by Premier Bancorp upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the opinion of Hovde Financial, dated September 16, 2004, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Premier Bancorp shareholders should read this opinion in its entirety.

Management and Board of Directors of BancorpSouth Following the Merger (Page 54)

     The officers and directors of each of BancorpSouth and BancorpSouth Bank immediately prior to the effective time of the merger will continue to be the officers and directors of BancorpSouth and BancorpSouth Bank, respectively, following the merger. Certain of the executive officers of Premier Bancorp will be retained by BancorpSouth and may serve as officers of BancorpSouth Bank but will not serve as executive officers of BancorpSouth.

Federal Income Tax Consequences (Page 36)

     Your U.S. federal income tax consequences will depend primarily on whether you exchange your shares of Premier Bancorp common stock solely for BancorpSouth common stock, solely for cash or for a combination of BancorpSouth common stock and cash. If you exchange your shares of Premier Bancorp common stock solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Premier Bancorp common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Premier Bancorp common stock for a combination of BancorpSouth common stock and cash, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The actual U.S. federal income tax consequences to you of electing to receive cash, BancorpSouth common stock or a combination of both will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

     This tax treatment may not apply to all shareholders of Premier Bancorp. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

     BancorpSouth and Premier Bancorp will not be obligated to complete the merger unless they each receive an opinion from their respective legal counsel, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Premier Bancorp will each be a party to that reorganization. If such opinions are rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinions of the parties’ respective counsel, however, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position.

Accounting Treatment (Page 35)

     BancorpSouth will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.

Interests of Premier Bancorp Management and Directors in the Merger (Page 42)

     Executive officers and directors of Premier Bancorp will be issued shares of BancorpSouth common stock in the merger on the same basis as other shareholders of Premier Bancorp. The following chart shows the number of shares of BancorpSouth common stock that may be issued to affiliates of Premier Bancorp in the merger (including shares reserved for issuance upon exercise of stock options):

Shares of common stock of Premier Bancorp beneficially owned by its executive officers, directors and holders of more than 5% of Premier Bancorp common stock on November 18, 2004	414,750
Maximum number of shares of BancorpSouth common stock that may be received in the merger by executive officers, directors and holders of more than 5% of Premier Bancorp common stock based upon their beneficial ownership	903,535

     Five of Premier Bancorp’s executive officers will receive bonuses as part of the merger and in consideration for terminating their existing employment agreements with Premier Bancorp and four of these executive officers of Premier Bancorp will enter into employment agreements with BancorpSouth.

Premier Bancorp Shareholders May Dissent from the Merger (Page 39)

     Tennessee law permits Premier Bancorp shareholders to dissent from the merger and to receive the fair value of their shares of Premier Bancorp common stock in cash. To dissent, a Premier Bancorp shareholder must follow certain procedures, including filing certain notices with Premier Bancorp and voting his or her shares against the merger agreement. The shares of Premier Bancorp common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the fair value of his or her shares of Premier Bancorp common stock in cash. A copy of the Tennessee statutes describing these dissenters’ rights and the procedures for exercising them is attached as Annex B to this Proxy Statement/Prospectus. Premier Bancorp shareholders who perfect their dissenters’ rights and receive cash in exchange for their shares of Premier Bancorp common stock may recognize gain or loss for U.S. federal income tax purposes.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 35)

     We cannot complete the merger unless we obtain the approval of the Federal Deposit Insurance Corporation. The U.S. Department of Justice has input into the FDIC’s approval process. Once the FDIC has approved the merger, federal law requires that we wait up to 30 calendar days to complete the merger in order to give the Department of Justice the opportunity to review and object to the merger. BancorpSouth expects to obtain approval of the merger from the FDIC on December 11, 2004 and expects the waiting period to expire on December 26, 2004.

     In addition, the merger is subject to the approval of the Mississippi Department of Banking and Consumer Finance and the Tennessee Department of Financial Institutions. BancorpSouth and Premier Bancorp have filed all of the required notices and applications, as appropriate, with these state regulatory authorities, and approval of the merger is expected to be received prior to approval of the merger agreement by the shareholders of Premier Bancorp.

     We also intend to make all required filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the merger.

     While we believe that we will obtain the remaining regulatory approvals in a timely manner, we cannot be certain if or when we will obtain them.

Conditions to Complete the Merger (Page 52)

     The completion of the merger depends on a number of conditions being met, including the following:

•	shareholders of Premier Bancorp approving the merger;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to Premier Bancorp shareholders;

•	receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

•	BancorpSouth’s registration statement on Form S-4 shall have become effective under the Securities Act of 1933;

•	the holders of less than 5% of the total outstanding shares of Premier Bancorp common stock shall have exercised dissenters’ rights with respect to the merger;

•	receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger will generally be as described in this Proxy Statement/Prospectus;

•	BancorpSouth shall have received the consent of all of the holders of options to purchase shares of Premier Bancorp common stock to the conversion of such options into options to purchase shares of BancorpSouth common stock in an amount and at an exercise price based on the exchange ratio;

•	BancorpSouth shall have received an executed employment agreement in form and substance satisfactory to BancorpSouth from Jim Harris, Diane West, Bill Ellis and Chris Marchetti; and

•	BancorpSouth shall have succeeded to Premier Bancorp’s rights, interests and obligations pursuant to the indenture, dated as of October 29, 2002, regarding certain floating rate junior subordinated debt securities due in 2032, and the current trustees of Premier Bancorp’s special purpose trust subsidiary shall have resigned and successor trustees acceptable to BancorpSouth shall have been appointed.

     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible) or that the merger will be completed.

Termination of the Merger Agreement (Page 53)

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Premier Bancorp shareholders, as set forth in the merger agreement, including by mutual consent of BancorpSouth and Premier Bancorp. In addition, the merger agreement may generally be terminated by either party if:

•	a governmental entity denies or withdraws a request or application for a required regulatory approval (subject to a 60-day waiting period) or issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before February 28, 2005;

•	Premier Bancorp shareholders fail to approve the merger agreement; or

•	any of the representations or warranties provided by the other party set forth in the merger agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the merger agreement, and the representation or material breach is not cured within the prescribed time limit.

     BancorpSouth may terminate the merger agreement if Premier Bancorp’s Board of Directors has withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval and recommendation of the merger agreement, or if Premier Bancorp enters into a letter of intent or agreement related or with respect to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier Bancorp or any offer to acquire all or a substantial portion of the assets of Premier Bancorp.

     Generally, a party can only terminate the merger agreement in one of these situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

Comparative Per Share Market Price Information (Page 55)

     Shares of BancorpSouth common stock are listed on the New York Stock Exchange under the symbol “BXS.” On September 16, 2004, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $23.15 per share. On November 17, 2004, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $24.70 per share. Of course, the market price of BancorpSouth common stock is expected to fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker.

     There is no established public trading market for shares of Premier Bancorp common stock, which is inactively traded in private transactions. However, Wiley Bros.-Aintree Capital, LLC in Nashville, Tennessee effects limited trades for Premier Bancorp shareholders. Since November 2003, there have been trades for approximately 2,000 shares of Premier Bancorp common stock. The per share sales price for these trades has ranged from a low of $15.50 to a high of $20.

RISK FACTORS

     The merger involves a number of risks. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that BancorpSouth has filed with the Securities and Exchange Commission that are incorporated by reference into this Proxy Statement/Prospectus, including without limitation, BancorpSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. If any of the risks described below or in the documents incorporated by reference into this Proxy Statement/Prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this Proxy Statement/Prospectus.

You May Not Receive the Form of Merger Consideration that You Elect.

     The merger agreement contains provisions that are generally designed to ensure that 51% of the outstanding shares of Premier Bancorp common stock are exchanged for shares of BancorpSouth common stock and the other 49% of the shares are exchanged for cash consideration, subject to a tax-related adjustment. If elections are made by Premier Bancorp shareholders that would otherwise result in more or less than 51% of such shares being converted into BancorpSouth common stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of BancorpSouth common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of BancorpSouth common stock as BancorpSouth shall determine.

Because the Market Price of BancorpSouth Common Stock Will Fluctuate, You Cannot Be Sure of the Value of the Stock Consideration You May Receive.

     Upon completion of the merger, each share of Premier Bancorp common stock will be converted into merger consideration consisting of shares of BancorpSouth common stock and/or cash pursuant to the terms of the merger agreement. The implied value of the stock consideration that you may receive will be based on the number of shares of Premier Bancorp common stock you own and the market price of BancorpSouth common stock. This market price of BancorpSouth common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock consideration may vary from the implied value of the stock consideration on the date we announced the merger, the date that this Proxy Statement/Prospectus was mailed to Premier Bancorp shareholders and the date of the special meeting of the Premier Bancorp shareholders. The market price of the stock consideration may be more or less than the cash consideration upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

     Accordingly, at the time of the Premier Bancorp special meeting, you will not necessarily know or be able to calculate the exact value of the stock consideration you would receive upon completion of the merger.

We May Fail to Achieve the Anticipated Benefits of the Merger.

     BancorpSouth and Premier Bancorp have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The Market Price of Shares of BancorpSouth Common Stock after the Merger May Be Affected by Factors Different from those Affecting Shares of Premier Bancorp or BancorpSouth Currently.

     The businesses of BancorpSouth and Premier Bancorp differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of BancorpSouth and Premier Bancorp. For a discussion of the businesses of BancorpSouth and Premier Bancorp and of certain factors to consider in connection with those businesses, see “INFORMATION ABOUT BANCORPSOUTH” and “INFORMATION ABOUT PREMIER BANCORP” beginning on pages 56 and 57, respectively.

The Executive Officers and Directors of Premier Bancorp Have Interests Different from Typical Premier Bancorp Shareholders.

     The executive officers and directors of Premier Bancorp have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Premier Bancorp shareholders generally. See “THE MERGER – Interests of Certain Persons in the Merger.” As a result, these executive officers and directors could be more likely to approve the merger agreement than if they did not hold these interests.

Former Shareholders of Premier Bancorp Will be Limited in their Ability to Influence BancorpSouth’s Actions and Decisions Following the Merger.

     Following the merger, former shareholders of Premier Bancorp will hold less than one percent of the outstanding shares of BancorpSouth common stock. As a result, former Premier Bancorp shareholders will have only limited ability to influence BancorpSouth’s business. Former Premier Bancorp shareholders will not have separate approval rights with respect to any actions or decisions of BancorpSouth or have separate representation on BancorpSouth’s Board of Directors.

The Merger May Result in a Loss of Current Premier Bancorp Employees.

     Despite BancorpSouth’s efforts to retain quality employees, BancorpSouth might lose some of Premier Bancorp’s current employees following the merger. Current Premier Bancorp employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that BancorpSouth offers to the Premier Bancorp employees. Competitors may recruit employees prior to the merger and during the integration process after the merger. As a result, current employees of Premier Bancorp could leave with little or no prior notice. BancorpSouth cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH

     The following table sets forth certain financial information with respect to BancorpSouth which is derived from the audited and unaudited financial statements of BancorpSouth. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. BancorpSouth management prepared the unaudited information on the same basis as it prepared BancorpSouth’s audited consolidated financial statements. In the opinion of BancorpSouth management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with BancorpSouth’s consolidated financial statements and related notes included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2003, and BancorpSouth’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated by reference in this document and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 94.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BANCORPSOUTH

						For the Nine Months Ended
						September 30,
	For the Years Ended December 31,					(Unaudited)
	2003	2002	2001	2000	1999	2004	2003
	(Dollars in Thousands, Except Per Share Amounts)
Earnings Summary:
Interest revenue	$526,911	$590,418	$660,475	$669,158	$592,340	$371,374	$400,688
Interest expense	175,805	218,892	331,093	346,883	280,150	121,250	135,667

Net interest revenue	351,106	371,526	329,382	322,275	312,190	250,124	265,021
Provision for credit losses	25,130	29,411	22,259	26,166	17,812	12,381	17,658
Noninterest revenue	190,086	124,826	127,998	87,970	101,102	139,784	142,012
Noninterest expense	322,594	304,985	289,318	271,742	248,333	255,016	237,767

Income before income tax	193,468	161,956	145,803	112,337	147,147	122,511	151,608
Applicable income taxes	62,334	49,938	47,340	37,941	44,736	36,484	49,345

Net income	$131,134	$112,018	$98,463	$74,396	$102,411	$86,027	$102,263

Per Share Data:
Basic earnings	$1.69	$1.40	$1.19	$0.88	$1.20	$1.12	$1.32
Diluted earnings	1.68	1.39	1.19	0.88	1.19	1.11	1.31
Cash dividends	0.66	0.61	0.57	0.53	0.49	0.54	0.48
Book value – end of period	11.15	10.40	9.92	9.39	8.84	11.44	10.96
Balance Sheet Data (period end):
Total assets	$10,305,035	$10,189,247	$9,395,429	$9,044,034	$8,441,697	$10,608,150	$10,185,547
Loans, net of unearned income	6,233,067	6,389,385	6,073,200	6,095,315	5,541,961	6,512,969	6,251,791
Allowance for credit losses	92,112	87,875	83,150	81,730	74,232	90,100	90,505
Total deposits	8,599,128	8,548,918	7,856,840	7,480,920	7,066,645	8,843,239	8,424,422
Total stockholders’ equity	$868,906	$807,823	$805,403	$789,576	$757,111	$875,142	$854,441
Balance Sheet Data (averages):
Total assets	$10,236,904	$9,882,168	$9,261,912	$8,756,474	$8,139,196	$10,550,174	$10,244,623
Total stockholders’ equity	$845,874	$810,893	$796,706	$761,884	$737,526	$871,192	$841,207
Average number of diluted shares outstanding:	78,164	80,481	82,979	84,811	86,008	77,515	78,095
Selected Ratios (annualized):
Return on average assets	1.28%	1.13%	1.06%	0.85%	1.26%	1.09%	1.33%
Return on average stockholders’ equity	15.50	13.81	12.36	9.76	13.89	13.19	16.25
Net interest margin	3.80	4.15	3.94	4.08	4.12	3.52	3.83
Net charge-offs to average loans	0.33	0.41	0.35	0.34	0.25	0.30	0.32
Tier 1 capital to risk-weighted assets	13.24	11.92	10.70	11.31	12.75	12.91	13.08
Total capital to risk-weighted assets	14.51	13.16	11.91	12.56	14.02	14.17	14.34

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PREMIER BANCORP

     The following table sets forth certain financial information with respect to Premier Bancorp which is derived from the audited and unaudited financial statements of Premier Bancorp. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. Premier Bancorp management prepared the unaudited information on the same basis as it prepared Premier Bancorp’s audited consolidated financial statements. In the opinion of Premier Bancorp management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PREMIER BANCORP

						For the Nine Months
						Ended September 30,
						2004
	For the Years Ended December 31,					(Unaudited)
	2003	2002	2001	2000	1999	2004	2003
	(Dollars in Thousands, Except Per Share Amounts)
Earnings Summary:
Interest revenue	$6,892	$6,239	$6,503	$6,110	$4,274	$5,889	$5,076
Interest expense	2,174	2,153	3,030	2,954	1,939	1,765	1,628

Net interest revenue	4,718	4,086	3,473	3,156	2,335	4,124	3,448
Provision for credit losses	365	165	289	183	226	475	215
Other revenue	1,423	921	840	408	345	810	1,118
Other expense	4,182	3,403	2,914	2,491	2,030	2,989	3,054

Income before income tax	1,594	1,439	1,110	890	424	1,470	1,297
Applicable income taxes	554	553	430	166	–	496	494

Net income	$1,040	$886	$680	$724	$424	$974	$803

Per Share Data:
Basic earnings	$1.73	$1.48	$1.13	$1.21	$0.71	$1.62	$1.34
Diluted earnings	1.40	1.22	1.07	1.14	0.67	1.31	1.08
Cash dividends	–	–	–	–	–	–	–
Book value (end of period)	14.85	13.28	11.67	10.28	8.61	16.41	14.44
Balance Sheet Data (Period End):
Total assets	$134,359	$115,082	$95,135	$74,768	$63,088	$152,515	$126,573
Loans, net of unearned income	114,061	81,992	72,149	59,010	45,804	130,292	103,567
Allowance for credit losses	1,192	1,050	900	773	590	1,445	1,154
Securities	11,372	13,547	8,891	9,394	9,161	13,598	12,325
Deposits	111,232	96,299	79,737	61,762	54,474	130,263	106,553
Subordinated debentures	3,093	3,093	N/A	N/A	N/A	3,093	3,093
Total shareholders’ equity	$8,912	$7,966	$7,001	$6,166	$5,168	$9,895	$8,666
Balance Sheet Data (Averages):
Total assets	$120,951	$99,579	$82,910	$68,302	$53,000	$144,774	$118,359
Total shareholders’ equity	$8,455	$7,982	$6,613	$5,582	$5,072	$9,075	$8,239
Average number of diluted shares outstanding	743	738	636	635	634	744	743
Selected Ratios (Annualized):
Return on average assets	0.86%	0.89%	0.82%	1.06%	0.80%	0.90%	0.90%
Return on average shareholders’ equity	12.30	11.10	10.28	12.94	8.36	14.31	13.00
Net interest margin	4.29	4.42	4.41	4.96	4.71	4.09	4.28
Net charge-offs to average loans	0.22	0.02	0.24	–	–	0.19	0.12
Tier 1 capital to risk-weighted assets(1)	10.34	12.94	9.50	10.17	11.20	9.71	11.23
Total capital to risk-weighted assets(1)	11.42	14.19	10.75	11.42	12.40	10.85	12.39
Leverage ratio	8.85	9.54	7.21	8.67	9.24	8.26	9.08

(1) These risk-based capital ratios are for Premier Bank only.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table sets forth for BancorpSouth common stock and Premier Bancorp common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2003, in the case of the income from continuing operations and cash dividends paid data for the twelve months ended December 31, 2003, and as if the merger had become effective on January 1, 2004, in the case of the income from continuing operations and cash dividends paid data for the nine months ended September 30, 2004. The pro forma data in the tables represents a current estimate based on available information of the combined company’s results of operations and is based on the the conversion ratio of 2.1785 shares of BancorpSouth common stock for each share of Premier Bancorp common stock, assuming that 51% of the outstanding common stock of Premier Bancorp is converted into BancorpSouth common stock with no regard given to the effects of shares of Premier Bancorp common stock that are exchanged for cash, as if these shares were outstanding for each period presented. The pro forma financial adjustments record the assets and liabilities of Premier Bancorp at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information that BancorpSouth has presented in filings with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 94.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the merger, the operating results of Premier Bancorp will be reflected in the consolidated financial statements of BancorpSouth on a prospective basis.

	Comparative Per Share Data
		Premier		Per Equivalent
	BancorpSouth	Bancorp	Pro Forma	Premier
	Historical	Historical	Combined	Bancorp Share
Income from continuing operations for the twelve months ended December 31, 2003
Basic	$1.69	$1.73	$1.69	$3.67
Diluted	1.68	1.40	1.67	3.65
Income from continuing operations for the nine months ended September 30, 2004
Basic	1.12	1.62	1.12	2.44
Diluted	1.11	1.31	1.11	2.42
Cash Dividends Paid
For the twelve months ended December 31, 2003	0.66	–	0.66	1.44
For the nine months ended September 30, 2004	0.54	–	0.54	1.18
Book Value
As of December 31, 2003	11.15	14.85	11.25	24.51
As of September 30, 2004	11.44	16.41	11.54	25.14

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and Premier Bancorp and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on BancorpSouth’s financial performance, tax consequences and accounting treatment of the merger, receipt of regulatory approvals, market prices of BancorpSouth common stock and earnings estimates for the combined company. These statements appear in several sections of this Proxy Statement/Prospectus, including “SUMMARY” and “THE MERGER – Reasons for the Merger.” Also, the forward-looking statements generally include any of the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “will” or “plans” or similar expressions.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and Premier Bancorp, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or Premier Bancorp. In addition, neither BancorpSouth nor Premier Bancorp intends to, nor are they obligated to, update these forward-looking statements after this Proxy Statement/Prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth claims the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	failure to obtain required shareholder or regulatory approvals;

•	the companies’ failure to consummate the merger;

•	inability to successfully integrate the companies after the merger;

•	materially adverse changes in the companies’ financial conditions;

•	changes in economic conditions and government fiscal and monetary policies;

•	fluctuations in prevailing interest rates;

•	the ability of BancorpSouth to compete with other financial services companies;

•	changes in BancorpSouth’s operating or expansion strategy;

•	geographic concentration of BancorpSouth’s assets;

•	the ability of BancorpSouth to attract, train and retain qualified personnel;

•	the ability of BancorpSouth to effectively market its services and products;

•	BancorpSouth’s dependence on existing sources of funding;

•	changes in laws and regulations affecting financial institutions in general;

•	possible adverse rulings, judgments, settlements and other outcomes of pending litigation;

•	the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base; and

•	other factors generally understood to affect the financial results of financial service companies and other risks detailed from time to time in BancorpSouth’s news releases and filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

General

     This Proxy Statement/Prospectus is first being mailed, on or about November 19, 2004, to all persons who were Premier Bancorp shareholders on November 18, 2004.

     Along with this Proxy Statement/Prospectus, Premier Bancorp shareholders are being provided with a Notice of Special Meeting, election form, transmittal letter and form of proxy card for use at the special meeting of Premier Bancorp shareholders and at any adjournments or postponements of that meeting.

     At the Premier Bancorp special meeting, Premier Bancorp shareholders will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 17, 2004, between Premier Bancorp and BancorpSouth, which provides for the merger of Premier Bancorp with and into BancorpSouth.

     The special meeting of Premier Bancorp shareholders will be held at the following time and place:

December 20, 2004
5:30 p.m. (Central Time)
Premier Bank of Brentwood
5217 Maryland Way
Brentwood, Tennessee 37027

Proxies

     We encourage Premier Bancorp shareholders to promptly vote their proxies by completing, signing, dating and returning the enclosed proxy card solicited by Premier Bancorp’s Board of Directors whether or not they are able to attend the Premier Bancorp special meeting in person.

     A Premier Bancorp shareholder may revoke any proxy given in connection with this solicitation by:

•	delivering to Premier Bancorp a written notice revoking the proxy prior to the taking of the vote at the Premier Bancorp special meeting;

•	delivering a duly executed proxy relating to the same shares bearing a later date; or

•	attending the meeting and voting in person (attendance at the Premier Bancorp special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

     Revocation of proxy by written notice or execution of a new proxy bearing a later date should be submitted to:

Premier Bancorp, Inc.
5217 Maryland Way
Brentwood, Tennessee 37027
Attention: James D. Harris, Chairman and CEO

     For a notice of revocation or later proxy to be valid, however, Premier Bancorp must receive it prior to the vote of Premier Bancorp shareholders at the Premier Bancorp special meeting. Premier Bancorp will vote all shares of Premier Bancorp common stock represented by valid proxies received through this solicitation and not revoked before they are exercised in the manner described above.

     Premier Bancorp is currently unaware of any other matters that may be presented for action at the Premier Bancorp special meeting. If other matters do properly come before the Premier Bancorp special meeting, then shares of Premier Bancorp common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

     Please do not forward your Premier Bancorp stock certificates, election form and letter of transmittal with your proxy card. Stock certificates, election forms and letters of transmittal should be returned to the exchange agent in accordance with the instructions contained in the election form.

Solicitation of Proxies

     Premier Bancorp will bear the costs of printing and mailing this Proxy Statement/Prospectus and BancorpSouth will bear the costs of filing BancorpSouth’s registration statement on Form S-4 with the Securities and Exchange Commission.

     If necessary, Premier Bancorp may use several of its regular employees, who will not be specially compensated, to solicit proxies from Premier Bancorp shareholders, either personally or by telephone, facsimile or mail.

Record Date and Voting Rights

     Premier Bancorp’s Board of Directors has fixed November 18, 2004 as the record date for the determination of Premier Bancorp shareholders entitled to receive notice of and to vote at Premier Bancorp’s special meeting of shareholders. Accordingly, only Premier Bancorp shareholders of record at the close of business on November 18, 2004 will be entitled to notice of and to vote at the Premier Bancorp special meeting. At the close of business on Premier Bancorp’s record date, there were 603,000 shares of Premier Bancorp common stock entitled to vote at the Premier Bancorp special meeting held by approximately 221 holders of record, and the executive officers and directors of Premier Bancorp beneficially owned 41.4% of the outstanding shares of Premier Bancorp common stock (including currently exercisable options).

     The presence, in person or by proxy, of a majority of the votes entitled to be cast by the shareholder of Premier Bancorp common stock is necessary to constitute a quorum at the special meeting. Each share of Premier Bancorp common stock outstanding on Premier Bancorp’s record date entitles its holder to one vote as to the approval of the merger agreement or any other proposal that may properly come before Premier Bancorp’s special meeting.

     For purposes of determining the presence or absence of a quorum for the transaction of business, Premier Bancorp will count shares of Premier Bancorp common stock present in person at the special meeting but not voting as present at the special meeting. Abstentions and broker non-votes will also be counted as present at the Premier Bancorp special meeting for purposes of determining whether a quorum exists.

     Under the Tennessee Business Corporation Act, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of Premier Bancorp. Because approval of the merger agreement requires approval of all the votes entitled to be cast, an abstention or a broker non-vote will have the same effect as a vote “against” approval of the merger agreement. Accordingly, Premier Bancorp’s Board of Directors urges Premier Bancorp shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid business reply envelope.

Recommendation of Board of Directors

     Premier Bancorp’s Board of Directors has unanimously approved the merger agreement. Premier Bancorp’s Board of Directors believes that the merger is in the best interests of Premier Bancorp and Premier Bancorp shareholders and recommends that Premier Bancorp shareholders vote “FOR” approval of the merger agreement. The conclusion of Premier Bancorp’s Board of Directors with respect to the merger is based on a number of factors, as described in this Proxy Statement/Prospectus. See “THE MERGER – Reasons for the Merger; Recommendation of the Board of Directors.”

Shareholders Dissenters’ Rights

     Shareholders of Premier Bancorp who do not wish to accept BancorpSouth common stock in the merger will be entitled under the Tennessee Business Corporation Act to receive the fair value of their shares. This right to dissent is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, you must:

•	deliver to Premier Bancorp, before the vote on the merger agreement is taken, written notice of your intent to demand payment for your shares if the merger agreement is approved and the merger is completed; and

•	not vote such shares of Premier Bancorp common stock in favor of the merger agreement.

     Any Premier Bancorp shareholder who wishes to exercise dissenters’ rights, or who wishes to preserve his or her right to do so, should carefully review Sections 48-23-101 et seq. of the Tennessee Business Corporation Act, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the section entitled “THE MERGER – Shareholders Dissenters’ Rights.”

Certain Matters Relating to Proxy Materials

     The rules regarding delivery of proxy statements may be satisfied by delivering a single proxy statement to an address shared by two or more shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings. In order to take advantage of this opportunity, we may deliver only one proxy statement to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We undertake to deliver promptly upon request a separate copy of the proxy statement, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold Premier Bancorp common stock as a registered shareholder and prefer to receive separate copies of a proxy statement, please call (615) 376-0001 or send a written request to:

Premier Bancorp, Inc.
5217 Maryland Way
Brentwood, Tennessee 37027
Attention: James D. Harris, Chairman and CEO

     If your Premier Bancorp common stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement, please contact such broker or bank.

THE MERGER

     The discussion in this Proxy Statement/Prospectus of the merger of Premier Bancorp into BancorpSouth does not purport to be complete and is qualified by reference to the full text of the merger agreement and the other annexes attached to, and incorporated by reference into, this Proxy Statement/Prospectus.

Description of the Merger

     If the merger is completed, Premier Bancorp will merge with and into BancorpSouth and Premier Bancorp’s subsidiary bank will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth. Premier Bancorp shareholders, other than Premier Bancorp shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for each share of Premier Bancorp common stock they own 2.1785 shares of BancorpSouth common stock, a cash payment of $50.07 or a combination of cash and shares of BancorpSouth common stock. Holders of more than one share of Premier Bancorp common stock may elect a combination of stock and cash consideration. In the merger, 51% of the outstanding shares of Premier Bancorp common stock shall be exchanged for BancorpSouth common stock. In order to ensure that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, and as a result of the 51% limitation, regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other Premier Bancorp shareholders. See “THE MERGER AGREEMENT – Cash or Stock Election.”

     BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, a Premier Bancorp shareholder who receives any shares of BancorpSouth common stock as consideration in the merger will receive cash equal to $22.984 times the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.

     Tennessee law permits Premier Bancorp shareholders to dissent from the merger and to receive the fair value of their shares of Premier Bancorp common stock in cash. To dissent, a Premier Bancorp shareholder must follow certain procedures, including filing certain notices with Premier Bancorp and not voting his or her shares in favor of the merger agreement. The shares of Premier Bancorp common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the appraised fair value of his or her shares of Premier Bancorp common stock in cash. For a discussion of the procedures that dissenting shareholders must follow to properly exercise their rights, please see “THE MERGER – Shareholders Dissenters’ Rights.”

Background of the Merger

     The management of Premier Bancorp periodically has explored, assessed and discussed with the Premier Bancorp Board of Directors strategic options potentially available to Premier Bancorp. These strategic discussions have included the possibility of business combinations involving Premier Bancorp and other financial institutions, particularly in view of the increasing competition and continuing consolidation in the financial services industry, as well as maximizing its performance as an independent company. In September 2003, at the Board of Directors’ strategic planning meeting, the Board directed management to investigate the:

•	alternatives of raising additional capital for purposes of expanding through additional branch locations, providing more technology options to deliver products and services, and broadening the product base in general; and

•	opportunities to enter into a business combination to achieve similar goals.

     At the subsequent monthly Board of Directors’ meetings, the discussions of these alternatives continued with management making certain reports to the Board of Directors on their investigations. Because part of these investigations included authorizing management to pursue potential alternatives for a strategic business combination, various investment bankers were asked to make presentations to management and the Board of Directors. After an extensive interview process, on May 27, 2004, Premier Bancorp engaged Hovde Financial to act as its exclusive agent to provide investment banking and financial advisory services in relation to the evaluation, structure and possible negotiation of a potential business combination.

     A financial analysis was presented by Hovde Financial to the Board of Directors to determine what prices the Board of Directors might expect if Premier Bancorp was sold. At the direction of the Board of Directors, Hovde Financial conducted a bidding and negotiation process and a number of acquisition proposals were collected, negotiated and presented to the Board of Directors.

     After reviewing the information delivered by Hovde Financial and considering its own strategic plans, on August 11, 2004, BancorpSouth’s management submitted a proposal for a merger with Premier Bancorp. After considering the resulting proposals, the management of Premier Bancorp, in consultation with Hovde Financial, elected to enter into exclusive negotiations with BancorpSouth.

     On August 26 and 27, 2004 , representatives of BancorpSouth and Premier Bancorp and their respective legal counsel and accountants met in Brentwood, Tennessee to conduct a due diligence review. The parties and their representatives began negotiation of a merger agreement on August 31, 2004 and continued to negotiate the terms of the merger agreement until September 14, 2004.

     On August 25, 2004, BancorpSouth’s Board of Directors met in a special meeting to consider the proposed merger between Premier Bancorp and BancorpSouth and the terms of the proposed merger agreement. The Board of Directors discussed the merger with its legal counsel, accountants and management. After further discussion among the directors, the merger agreement was approved by BancorpSouth’s Board of Directors.

     On September 14, 2004, Premier Bancorp’s Board of Directors met in a special meeting to consider the proposed merger and the terms of the proposed merger agreement. The Board of Directors received presentations from its legal and financial advisors and from management regarding the merger. As part of the analysis provided by Hovde Financial, a fairness opinion, a copy of which is attached as Annex C to this Proxy Statement/Prospectus, was presented to the Board. Following these presentations and discussions among the directors, the merger agreement was unanimously approved by Premier Bancorp’s Board of Directors.

     The merger agreement was executed by the parties as of September 17, 2004.

Reasons for the Merger; Recommendation of the Board of Directors

     The merger will combine the strengths of BancorpSouth and Premier Bancorp and their subsidiary banks. BancorpSouth has an established presence in Brentwood, Tennessee with plans to grow steadily in that market. Joining with BancorpSouth will provide Premier Bancorp’s customers opportunities offered by a large, resourceful, community-minded bank. Two years ago BancorpSouth established a loan production office in Brentwood’s Maryland Farms area and has since expanded the office to full-service banking. BancorpSouth has been actively seeking other banking locations in the Brentwood and Franklin areas to expand its presence in Williamson County. This new partnership accelerates BancorpSouth’s opportunity to grow in Williamson County and brings to BancorpSouth’s team a number of outstanding bankers. BancorpSouth currently has 33 banking locations with combined deposits exceeding $1.0 billion in 20 Tennessee cities, primarily in Memphis, Jackson and the West Tennessee area. BancorpSouth sees Brentwood, Tennessee and Williamson County as a logical growth area for its community style of banking. Williamson County is ranked third in the U.S. with most growth potential and prosperity by American City Business Journal.

     Premier Bancorp’s Board of Directors deliberated and unanimously approved the merger agreement at a Board meeting held on September 14, 2004. In reaching its determination to approve the merger agreement, Premier Bancorp’s Board of Directors consulted with Premier Bancorp’s management and legal advisors and considered a number of factors, including a fairness opinion presented by Hovde Financial. The following is a discussion of information and factors considered by Premier Bancorp’s Board of Directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by Premier Bancorp’s Board of Directors. In the course of its deliberations with respect to the merger, Premier Bancorp’s Board of Directors discussed the anticipated impact of the merger on Premier Bancorp, Premier Bancorp’s shareholders and the communities that Premier Bancorp serves.

     Premier Bancorp’s Board of Directors did not identify any material disadvantages expected to result from the merger during these discussions. In reaching its determination to approve and recommend the merger agreement, Premier Bancorp’s Board of Directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of Premier Bancorp’s Board of Directors may have given differing weights to different factors.

     The following includes the material factors that were considered by Premier Bancorp’s Board of Directors:

•	its familiarity with and review of Premier Bancorp’s business, operations, earnings, and financial condition;

•	its review, based in part on the presentation by Premier Bancorp management and Hovde Financial regarding its due diligence of BancorpSouth, of the business, operations, earnings and financial conditions of BancorpSouth on both a historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions) that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions the parties would bring to a combined institution;

•	the presentation of a fairness opinion by Hovde Financial regarding the prices being paid for shares of Premier Bancorp common stock;

•	its belief that the terms of the merger agreement are attractive because it allows Premier Bancorp’s shareholders to become shareholders of BancorpSouth, an institution the recent earnings performance of which has been strong;

•	its review of alternatives to the merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the company, and remaining independent and growing through future acquisitions);

•	its review of possible affiliation partners of Premier Bancorp other than BancorpSouth, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;

•	its belief, based upon an analysis of the anticipated financial effects of the merger, that upon consummation of the merger, BancorpSouth and its bank subsidiary will be well capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

•	its belief that, in light of the reasons discussed above, BancorpSouth was the most attractive choice as a long-term affiliation partner of Premier Bancorp;

•	the expectation that the merger will generally be a tax-free transaction for Premier Bancorp and its shareholders to the extent such shareholders receive shares of BancorpSouth common stock;

•	its review, based in part on presentations by Premier Bancorp’s management and legal counsel of the business, operations, technology, dividends, financial condition and earnings of BancorpSouth on a historical and a prospective basis and of the combined company on a pro forma basis;

•	the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Premier Bancorp’s market area; and

•	recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in Premier Bancorp’s market area.

     Based on a thorough evaluation of these factors, Premier Bancorp’s Board of Directors believes the merger is in the best interests of Premier Bancorp and Premier Bancorp shareholders. Premier Bancorp’s Board of Directors recommends that Premier Bancorp shareholders vote “For” approval of the merger agreement.

Opinion of Financial Advisor to Premier Bancorp

     Hovde Financial has delivered to the Board of Directors of Premier Bancorp its written opinion, dated September 16, 2004, that, based upon and subject to the various considerations set forth in its opinion, the total transaction consideration to be paid to the shareholders of Premier Bancorp is fair from a financial point of view as of such date. In requesting Hovde Financial’s advice and opinion, no instructions were received nor were any limitations imposed by Premier Bancorp upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde Financial, dated September 16, 2004, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Premier Bancorp shareholders should read this opinion in its entirety.

     Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Premier Bancorp interviewed three investment banking firms. While all three firms had a strong presence in the Southeast, Hovde Financial’s pricing structure was the most attractive and Hovde Financial was more willing to pursue opportunities with banks outside of Tennessee. Premier Bancorp’s Board of Directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of these reasons, as well as Hovde Financial’s reputation and expertise in transactions similar to the merger.

     Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Premier Bancorp regarding the merger, including the fairness opinion and financial advisory services provided to Premier Bancorp. As of the date of Hovde Financial’s written opinion, such fee would have been approximately 1.15% of the total transaction consideration.

     Hovde Financial’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any Premier Bancorp shareholder as to how the shareholder should vote at the special meeting of Premier Bancorp shareholders. This summary of the opinion of Hovde Financial set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion.

     Following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the Premier Bancorp Board of Directors by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the Premier Board of Directors, but it does summarize all of the material analyses performed and presented by Hovde Financial.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Premier Bancorp Board of Directors and its fairness opinion.

     In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Premier Bancorp and BancorpSouth. The analyses performed by Hovde Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial’s analysis of the fairness of the transaction consideration, from a financial point of view, to Premier Bancorp shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial’s opinion does not address the relative merits of the merger as compared to any other business combination in which Premier Bancorp might engage. In addition, as described above, Hovde Financial’s opinion to the Premier Bancorp Board of Directors was one of many factors taken into consideration by the Premier Bancorp Board of Directors in making its determination to approve the merger agreement.

     During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of Premier Bancorp and BancorpSouth and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available information concerning BancorpSouth;

•	the nature and terms of recent merger transactions; and

•	financial and other information provided to Hovde Financial by the management of Premier Bancorp.

     Hovde Financial conducted meetings and had discussions with members of senior management of Premier Bancorp for purposes of reviewing the future prospects of Premier Bancorp. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

     In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information related to Premier Bancorp and BancorpSouth and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by Premier Bancorp were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Premier Bancorp as to the future financial performance of Premier Bancorp. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Premier Bancorp.

Financial Implications to Premier Bancorp Shareholders

     Hovde Financial prepared an analysis of the financial implications of BancorpSouth’s offer to holders of Premier Bancorp common stock. This analysis indicated that on a pro forma equivalent basis, assuming a hypothetical 100% stock transaction with an exchange ratio of 2.1978, and excluding any potential cost savings or revenue enhancement opportunities, a holder of Premier Bancorp common stock would achieve approximately 41.8% accretion in GAAP earnings per share, approximately 66.6% accretion in cash earnings per share and an increase in total book value per share of approximately 52.6% as a result of the consummation of the merger. The table below summarizes the results of Hovde Financial’s analysis:

	Per Share:
	2005 GAAP	2005 Cash
	Earnings Estimated	Earnings Estimated	Book Value
Premier Bancorp standalone	$2.65	$2.65	$18.15
Premier Bancorp Pro Forma(1)	$3.76	$4.42	$27.70
% Accretion – Dilution	41.8%	66.6%	52.6%

     (1) Based on exchange ratio of 2.1978 and a hypothetical 100% stock transaction for purposes of comparability. The actual exchange ratio will be 2.1785 and only 51% of the merger consideration will consist of BancorpSouth common stock.

Contribution Analysis

     Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total common equity and total tangible equity at June 30, 2004 for Premier Bancorp and for BancorpSouth and actual earnings for the twelve-month period ended June 30, 2004, as well as estimated fiscal year 2004 and 2005 earnings that would be contributed to the combined company on a pro-forma basis by Premier Bancorp and BancorpSouth. This analysis indicated that holders of Premier Bancorp common stock would own approximately 0.87% of the pro forma common shares outstanding of BancorpSouth, assuming an exchange ratio of 1.1111, while contributing an average of 1.27% of the financial components listed above. This pro forma ownership is based on the total consideration being paid to shareholders of Premier Bancorp consisting of 51% in BancorpSouth common stock and 49% in cash. If the total consideration were to be paid 100% in BancorpSouth common stock, holders of Premier Bancorp common stock would own 1.7% of the pro forma outstanding shares of BancorpSouth common stock.

Premier
Contribution
to BancorpSouth
Total assets	1.40%
Total net loans	1.95
Total deposits	1.46
Total equity	1.08
Tangible equity	1.19
Net income – last 12 months through June 30, 2004	0.89
Net income – estimated fiscal year 2004	1.05
Net income – estimated fiscal year 2005	1.19
Median Premier Bancorp Contribution Percentage	1.19
Actual Premier Bancorp Pro Forma Ownership	1.27

Analysis of Selected Mergers

     As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included all banks in Tennessee that have sold since January 1, 2003 with the exception of Union Planters Corporation and National Commerce Financial. The Tennessee group consisted of the following seven transactions:

Buyer	Seller
FSB Bancshares, Inc. (TN)	American City Bancorp, Inc. (TN)
Peoples Holding Co. (MS)	Renasant Bancshares, Inc. (TN)
First Community Bancshares, Inc. (VA)	PCB Bancorp, Inc. (TN)
Synovus Financial Corp. (GA)	Trust One Bank (TN)
NBC Capital Corp. (MS)	Enterprise Bancshares, Inc. (TN)
Greene County Bancshares, Inc. (TN)	Independent Bankshares Corp. (TN)
United Community Banks, Inc. (GA)	First Central Bancshares, Inc. (TN)

     Hovde Financial also reviewed comparable mergers involving banks headquartered in the entire Southeast United States announced since January 1, 2003, in which the total assets of the seller were between $100 million and $250 million. The Southeastern group consisted of the following 17 transactions:

Buyer	Seller
United Community Banks, Inc. (GA)	Liberty National Bancshares (GA)
Liberty Bancshares, Inc. (AR)	Arkansas State Bancshares, Inc. (AR)
Mountain Home Bancshares, Inc. (AR)	Pocahontas Bankstock, Inc. (AR)
FSB Bancshares, Inc. (TN)	American City Bancorp, Inc. (TN)
Peoples Holding Co. (MS)	Renasant Bancshares, Inc. (TN)
First Community Bancshares, Inc. (VA)	PCB Bancorp Inc. (TN)
Union Bankshares Corp. (VA)	Guaranty Financial Corp. (VA)
Community Bancshares of MS (MS)	Security Bancshares, Inc. (MS)
Simmons First National Corp. (AR)	Alliance Bancorporation, Inc. (AR)
GB&T Bancshares, Inc. (GA)	Southern Heritage Bancorp, Inc. (GA)
Southern Community Financial (NC)	Community Bank (NC)
Greene County Bancshares, Inc. (TN)	Independent Bankshares Corp. (TN)
Yadkin Valley Bank and Trust (NC)	High Country Financial Corp (NC)
GB&T Bancshares, Inc. (GA)	Baldwin Bancshares, Inc. (GA)
Arvest Bank Group, Inc. (AR)	Mountain Bancshares, Inc. (AR)
First Community Bcshs, Inc. (VA)	CommonWealth Bank (VA)
United Community Banks, Inc. (GA)	First Central Bancshares, Inc. (TN)

     Finally, Hovde Financial reviewed comparable mergers involving banks headquartered in the entire United States announced since January 1, 2004, in which the total assets of the seller were between $150 million and $200 million. The nationwide group consisted of the following 11 transactions:

Buyer	Seller
United Community Banks, Inc. (GA)	Liberty National Bancshares (GA)
Webster Financial Corp. (CT)	First City Bank (CT)
Liberty Bancshares, Inc. (AR)	Arkansas State Bancshares, Inc. (AR)
Boston Private Financial (MA)	Encino State Bank (CA)
Sterling Financial Corp. (PA)	Pennsylvania State Banking Co (PA)
Columbia Banking System, Inc. (WA)	Bank of Astoria (OR)
First Banks, Inc. (MO)	Continental Mortgage Corp. (IL)
Whitney Holding Corp. (LA)	Madison Bancshares, Inc. (FL)
Lincoln Bancorp (IN)	First Shares Bancorp, Inc. (IN)
Independent Bank Corp. (MI)	North Bancorp, Inc. (MI)
Investor Group (IL)	Strategic Capital Bancorp, Inc. (IL)

     Hovde Financial calculated the medians and averages of the following relevant transaction ratios in each of the above groups: the percentage of the offer value to the acquired company’s total assets; the multiple of the offer value to the acquired company’s earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $37 million ($15.4 million in consideration in the form of BancorpSouth common stock, $14.8 million in cash and $6.8 million in consideration representing the in-the-money value of Premier Bancorp’s stock options), or $50.07 per Premier Bancorp diluted share. In calculating the multiples for the merger, Hovde Financial used Premier Bancorp’s earnings per share for the 12 months ended June 30, 2004, and Premier Bancorp’s tangible book value per share, total assets and total deposits as of June 30, 2004. The results of this analysis are as follows:

	Offer Value to
				Ratio of
			Preceding 12	Tangible Book
		Tangible	Months	Value Premium
	Total	Book Value	Earnings	to Core
	Assets	Per Share	Per Share	Deposits
	(%)	(x)	(x)	(%)
Premier Bancorp	24.5	3.96	34.1	31.7
Tennessee group median	20.9	2.68	24.5	16.4
Tennessee group average	21.9	2.70	29.3	19.9
Southeast group median	20.6	2.47	22.9	16.5
Southeast group average	20.7	2.35	25.2	27.5
Nationwide group median	20.5	2.55	31.7	16.7
Nationwide group average	19.2	2.39	28.7	16.7

Discounted Cash Flow Analysis

     Hovde Financial estimated the present value of all shares of Premier Bancorp common stock by estimating the value of Premier Bancorp’s estimated future earnings stream beginning in 2005. Reflecting Premier Bancorp’s internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2005, 2006, 2007, 2008 and 2009 of $1.599 million, $1.947 million, $2.371 million, $2.432 million and $2.961 million, respectively. The present value of these earnings was calculated based on discount rates of 10.5%, 12.0%, 13.5%, 15.0% and 16.5%, respectively. In order to derive the terminal value of Premier Bancorp’s earnings stream beyond 2009, Hovde Financial assumed the growth rate of Premier Bancorp’s earnings into perpetuity, based on a perpetual growth rate between 4.0% and 8.0% applied to free cash flows in 2009. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Premier Bancorp common stock. This analysis and its underlying assumptions yielded a range of value for all shares of Premier Bancorp common stock of approximately $16.5 million (at a 16.5% discount rate and 4.0% earnings growth into perpetuity) to $73.3 million (at a 10.5% discount rate and 8.0% earnings growth into perpetuity), compared to total merger consideration of $37.0 million.

Comparable Company Analysis

     Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of BancorpSouth with the following United States publicly traded banking institutions with assets as of June 30, 2004 between $10 billion and $15 billion:

Assets
Company Name (Ticker)	(Dollars in Millions)
Bank of Hawaii Corporation (BOH)	14,465
BOK Financial Corporation (BOKF)	14,425
City National Corporation (CYN)	14,130
Commerce Bancshares, Inc. (CBSH)	13,988
First BanCorp (FBP)	13,474
First Citizens BancShares, Inc. (FCNCA)	12,830
FirstMerit Corporation (FMER)	12,242
Fulton Financial Corporation (FULT)	11,943
Mercantile Bankshares Corporation (MRBK)	11,475
Sky Financial Group, Inc. (SKYF)	10,556
South Financial Group, Inc. (The) (TSFG)	10,485
TCF Financial Corporation (TCB)	10,378
Valley National Bancorp (VLY)	10,019

     Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality and reserve adequacy, all based on financial information as of June 30, 2004 and, where relevant, closing stock market information as of September 2, 2004. Selected market information for BancorpSouth and the group of comparable companies that was analyzed is provided below.

Price/
		Price/		Last 12
		Total		Months
	Stock	Book		Earnings	Dividend	Market	Inside
	Price as	Value	Price/Book	Per Share	Yield	Cap	Ownership
	of 9/2/04	(%)	(%)	(x)	(x)	($billions)	(%)
BancorpSouth	$22.93	229.5	206.58	14.79	3.14	1.76	6.58
Comparable Company Average	$46.99	319.41	264.36	17.32	2.28	2.69	15.89

     Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to Premier Bancorp shareholders.

Regulatory Approval

     Completion of the merger is conditioned on, among other things, the receipt of approvals by the Federal Deposit Insurance Corporation, the Mississippi Department of Banking and Consumer Finance and the Tennessee Department of Financial Institutions. BancorpSouth expects the Board of Governors of the Federal Reserve System to waive its notification filing requirements with respect to the merger.

     As a Mississippi state non-member bank, BancorpSouth Bank must file an application with the FDIC for approval of the merger under Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessens competition or would be in restraint of trade. BancorpSouth Bank filed this application with the FDIC on October 27, 2004. Following approval of the application by the FDIC, the United States Department of Justice has up to 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. BancorpSouth expects to obtain approval of the merger from the FDIC on December 11, 2004, and expects the waiting period to expire on December 26, 2004.

     BancorpSouth notified the Mississippi Department of Banking and Consumer Finance on October 27, 2004 of the pending merger of Premier Bancorp’s bank subsidiary into BancorpSouth Bank and submitted the necessary documents and applicable fees required for its approval. Approval of this bank merger by the Mississippi Department of Banking and Consumer Finance is expected to be received prior to approval of the merger agreement by Premier Bancorp shareholders. Also, in connection with this merger, Premier Bancorp and BancorpSouth filed with the Commissioner of the Tennessee Department of Financial Institutions on October 27, 2004 a notice of the pending merger, provided a copy of all applications filed with any federal agency in connection with the merger and paid a fee as prescribed by regulation of the Commissioner. Approval of the merger by the Commissioner of the Tennessee Department of Financial Institutions is expected to be received on or about November 24, 2004.

Accounting Treatment

     The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Premier Bancorp will be treated as the acquired corporation for accounting and financial reporting purposes. Premier Bancorp’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of BancorpSouth. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items

(adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of BancorpSouth issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Premier Bancorp.

Material United States Federal Income Tax Consequences

     The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Premier Bancorp shareholders who hold their shares of Premier Bancorp common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	shareholders who hold their shares of Premier Bancorp common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of Premier Bancorp common stock and one or more other investments;

•	persons who acquired their shares of Premier Bancorp common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar;

•	pass-through entities and investors in such entities; or

•	shareholders who exercise their dissenters’ rights.

     No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

     In connection with the filing of the registration statement of which this Proxy Statement/Prospectus is a part, BancorpSouth has received an opinion of Waller Lansden Dortch & Davis, PLLC, and Premier Bancorp has received an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, that, as of the respective dates of such opinions, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Premier Bancorp will each be a party to that reorganization. The parties will not be required to consummate the merger unless they receive additional opinions of their respective counsel, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Premier Bancorp will each be a party to that reorganization.

     The opinions of the parties’ respective counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely, on the following:

•	representations and covenants made by BancorpSouth and Premier Bancorp, including those contained in certificates of officers of BancorpSouth and Premier Bancorp; and

•	specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement.

     In addition, the opinions of the parties’ respective counsel have assumed, and such counsel’s ability to provide the opinions at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this Proxy Statement/Prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, the parties’ respective counsel may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that counsel have delivered.

     The opinions of the parties’ respective counsel do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. BancorpSouth and Premier Bancorp do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Premier Bancorp shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the BancorpSouth common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the Premier Bancorp common stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Premier Bancorp common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Premier Bancorp shareholder’s holding period for the Premier Bancorp common stock was more than one year. In such event, a Premier Bancorp shareholder’s total initial tax basis in the BancorpSouth common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the BancorpSouth common stock would begin on the day after the merger.

     Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither BancorpSouth nor Premier Bancorp will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Premier Bancorp shareholder will vary depending primarily on whether the shareholder exchanges his or her Premier Bancorp common stock solely for BancorpSouth common stock (except for cash received instead of a fractional share of BancorpSouth common stock), solely for cash or for a combination of BancorpSouth common stock and cash. At the time that a Premier Bancorp shareholder makes an election as to the form of consideration to be received in the merger and at the time of the vote on the merger, such shareholder will not know the extent to which the shareholder’s elected form of merger consideration will be given effect. Regardless of whether a Premier Bancorp shareholder elects to receive BancorpSouth common stock, cash or a combination of BancorpSouth common stock and cash, the federal income tax consequences to the shareholder will depend on the actual merger consideration received by the shareholder.

Premier Bancorp Shareholders Receiving Only BancorpSouth Common Stock

     No gain or loss will be recognized by a holder of Premier Bancorp common stock as a result of the surrender of shares of Premier Bancorp common stock solely in exchange for shares of BancorpSouth common stock pursuant to the merger (except with respect to cash received instead of fractional shares of BancorpSouth common stock, as discussed below). The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of Premier Bancorp common stock surrendered in exchange for the BancorpSouth common stock. The holding period of the shares of BancorpSouth common stock received (including any fractional shares of BancorpSouth common stock deemed received) will include the holding period of shares of Premier Bancorp common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares of Premier Bancorp common stock were held as capital assets of the shareholder at the effective time of the merger.

Premier Bancorp Shareholders Receiving Only Cash

     A holder of Premier Bancorp common stock that does not receive any shares of BancorpSouth common stock pursuant to the merger (and is not treated as constructively owning, after the merger, BancorpSouth common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Premier Bancorp common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Premier Bancorp common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Premier Bancorp common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Premier Bancorp Shareholders Receiving Both Cash and BancorpSouth Common Stock

     If a holder of Premier Bancorp common stock receives both BancorpSouth common stock and cash (other than cash in lieu of a fractional interest in BancorpSouth common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of:

•	the amount of cash received; or

•	the amount by which the sum of the amount of cash received and the fair market value, at the effective time of the merger, of the BancorpSouth common stock received exceeds the holder’s adjusted tax basis in the shares of Premier Bancorp common stock exchanged in the merger.

     Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of Premier Bancorp common stock were held as capital assets by the shareholder at the effective time of the merger), unless the holder’s exchange of Premier Bancorp common stock for cash and BancorpSouth common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Premier Bancorp common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Premier Bancorp shareholder, Premier Bancorp shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

     The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of Premier Bancorp common stock surrendered in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend, but excluding any gain recognized with respect to any cash received instead of a fractional share of BancorpSouth common stock) and reduced by the amount of cash received in the exchange (excluding any cash received instead of a fractional share of BancorpSouth common stock). The holding period of the shares of BancorpSouth common stock received (including any fractional share of BancorpSouth common stock deemed received) will include the holding period of shares of Premier Bancorp common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares of Premier Bancorp common stock were held as capital assets of the shareholder at the effective time of the merger. A Premier Bancorp shareholder who receives a combination of BancorpSouth common stock and cash in exchange for his or her Premier Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes.

     A Premier Bancorp shareholder’s federal income tax consequences will also depend on whether his or her shares of Premier Bancorp common stock were purchased at different times at different prices. If they were, the Premier Bancorp shareholder could realize gain with respect to some of the shares of Premier Bancorp common stock and loss with respect to other shares. Such Premier Bancorp shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares of Premier Bancorp common stock in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received, but could not recognize loss with respect to those shares of Premier Bancorp common stock in which the Premier Bancorp shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received. Any disallowed loss would be included in the adjusted basis of the BancorpSouth common stock. Such a Premier Bancorp shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Cash Instead of Fractional Shares of BancorpSouth Common Stock

     Holders of Premier Bancorp common stock who receive cash instead of a fractional share of BancorpSouth common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by BancorpSouth in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Premier Bancorp common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Premier Bancorp common stock exchanged has been held for more than one year.

Backup Withholding

     A holder of Premier Bancorp common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares of BancorpSouth common stock, unless the holder provides proof of an applicable exemption satisfactory to BancorpSouth and the exchange agent or furnishes its correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

     The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Premier Bancorp shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Shareholders Dissenters’ Rights

     Premier Bancorp is a corporation organized under the laws of the State of Tennessee and its principal place of business is in the State of Tennessee. Each record holder of Premier Bancorp common stock will be entitled to dissenters’ rights as a result of the merger pursuant to Sections 48-23-101 et seq. of the Tennessee Business Corporation Act. If you have a beneficial interest in shares of Premier Bancorp common stock that are held of record in the name of another person, such as a broker or nominee, you must submit to Premier Bancorp the record shareholder’s written consent to the dissent not later than the time you assert dissenters’ rights and must do so with respect to all shares that you beneficially own.

     The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Tennessee Business Corporation Act. If you wish to exercise such dissenters’ rights, or wish to preserve your right to do so, you should review Sections 48-23-101 et seq. of the Tennessee Business Corporation Act, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the following discussion carefully.

     The availability of dissenters’ rights is conditioned upon full compliance with a complicated procedure set forth in the Tennessee Business Corporation Act. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters’ rights. Accordingly, if you wish to dissent from the merger and demand the fair value of your Premier Bancorp common stock in cash, you should consult with your own legal counsel.

     Your vote not in favor of the merger agreement will not be deemed to satisfy all of the notice requirements under the Tennessee Business Corporation Act with respect to appraisal rights.

Procedure for the Exercise of Dissenters’ Rights

     In order to be eligible to exercise the right to dissent, you must:

•	deliver to Premier Bancorp, before the vote on the merger agreement is taken, written notice of your intent to demand payment for your shares if the merger agreement is approved and the merger is completed; and

•	not vote such shares of Premier Bancorp common stock in favor of the merger agreement.

     Any written notice of intent to dissent with respect to the merger should be sent to: Premier Bancorp, Inc., 5217 Maryland Way, Brentwood, Tennessee 37027, Attention: James D. Harris, Chairman and CEO. A vote against the merger agreement above will not satisfy the requirements for compliance with Section 48-203-101 et. seq. of the Tennessee Business Corporate Act. A shareholder of Premier Bancorp who wishes to dissent from the merger must, as an initial matter, comply with all of the conditions listed above.

     If the merger agreement is approved at the Premier Bancorp special meeting, Premier Bancorp must deliver a written dissenters’ notice to all dissenting Premier Bancorp shareholders who satisfied the requirements referred to above. The dissenter’s notice must be sent no later than ten days after the merger agreement was approved by the shareholders and must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares of Premier Bancorp common stock to what extent transfer of the shares will be restricted after the payment demand is received;

•	supply a form for demanding payment that specifies that the date of the first announcement to news media or to shareholders of the principal terms of the merger was September 17, 2004 and requires that the person asserting dissenters’ rights certify whether or not that person acquired beneficial ownership of the shares before September 17, 2004; and

•	set a date by which Premier Bancorp must receive the payment demand, which date may not be fewer than one month nor more than two months after the date the notice is delivered.

     If you are sent a written notice from Premier Bancorp, you must demand payment, certify whether you acquired beneficial ownership of the shares of Premier Bancorp common stock before September 17, 2004, and deposit your certificates in accordance with the terms of the notice from Premier Bancorp. If you do not demand payment or deposit your share certificates where required, each by the date set in Premier Bancorp’s notice, you will not be entitled to payment for your shares of Premier Bancorp common stock.

     Premier Bancorp may restrict the transfer of uncertificated shares of Premier Bancorp common stock from the date the demand for payment is received until the merger is completed or Premier Bancorp releases this restriction in accordance with the Tennessee Business Corporation Act.

     If you demand payment and deposit your share certificates in accordance with the notice from Premier Bancorp, you shall retain all other rights of a shareholder until those rights are canceled or modified by the completion of the merger. You may not withdraw your demand for payment unless Premier Bancorp or BancorpSouth consents to your withdrawal.

Premier Bancorp’s Payment or Offer of Payment

     As soon as the merger is completed, Premier Bancorp will pay each dissenter who complied with the requirements set forth in the notice from Premier Bancorp the amount that Premier Bancorp estimates to be the fair value of each dissenter’s shares (which shall exclude any appreciation or depreciation in anticipation of the merger), plus accrued interest. The payment must be accompanied by:

•	Premier Bancorp’s balance sheet as of the end of 2003, an income statement for 2003, a statement of changes in shareholders’ equity for 2003 and the latest available interim financial statements, if any;

•	a statement of Premier Bancorp’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated; and

•	a statement of the dissenter’s right to demand payment of a different amount under the Tennessee Business Corporation Act.

     If Premier Bancorp does not complete the merger within two months after the date set for demanding payment and depositing share certificates, Premier Bancorp shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If Premier Bancorp completes the merger after returning deposited certificates and releasing transfer restrictions, Premier Bancorp must send a new dissenters’ notice and repeat the payment demand procedure.

     Premier Bancorp may elect to withhold payment required by the Tennessee Business Corporation Act from a dissenter unless the dissenter was the beneficial owner of the shares of Premier Bancorp common stock before September 17, 2004, the date of the first announcement to news media of the principal terms of the proposed merger. If Premier Bancorp properly elects to withhold payment from a dissenter, Premier Bancorp shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. Premier Bancorp shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under the Tennessee Business Corporation Act.

Procedure if Dissatisfied with Payment or Offer

     A dissenter may notify Premier Bancorp in writing of his or her own estimate of the fair value of his or her shares of Premier Bancorp common stock and the amount of interest due, and demand payment of the estimate (less any payment already made by Premier Bancorp) or reject Premier Bancorp’s offer, and demand payment of the fair value of his or her shares and interest due, if:

•	the dissenter believes that the amount paid or offered by Premier Bancorp is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

•	Premier Bancorp fails to make payment within two months after the date set for demanding payment; or

•	Premier Bancorp, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

     A dissenter waives his or her right to demand payment unless the dissenter notifies Premier Bancorp of his or her demand in writing as set forth above within one month after Premier Bancorp made or offered payment for the dissenter’s shares of Premier Bancorp common stock.

     If a demand for payment by a dissenter remains unsettled, Premier Bancorp must commence a proceeding in a court of record having equity jurisdiction in Williamson County, Tennessee within two months after receiving the payment demand and petition the court to determine the fair value of the shares of Premier Bancorp common stock and accrued interest. If Premier Bancorp does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Premier Bancorp shall make all dissenters (whether or not residents of Tennessee) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. The court in which the proceeding is commenced may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenters will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by Premier Bancorp; or

•	for the fair value, plus accrued interest, of the dissenter’s shares acquired after September 17, 2004 for which Premier Bancorp elected to withhold payment.

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Premier Bancorp, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

•	Premier Bancorp and in favor of any or all dissenters if the court finds Premier Bancorp did not substantially comply with the requirements of Sections 48-23-201 et seq. of the Tennessee Business Corporation Act; or

•	either Premier Bancorp or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Tennessee Business Corporation Act.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Premier Bancorp, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Interests of Certain Persons in the Merger

     Certain members of management of Premier Bancorp and Premier Bancorp’s Board of Directors may be deemed to have interests in the merger that are in addition to their interests as Premier Bancorp shareholders generally. Premier Bancorp’s Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     In connection with the merger and in consideration for terminating their existing employment agreements with Premier Bank, William E. Ellis, J. Daniel Dellinger and Christopher P. Marchetti will each receive bonuses equal to 1.5 times their present annual base salaries and James D. Harris and Diane D. West will each receive bonuses equal to two times their present annual base salaries. Each of Messrs. Ellis, Marchetti and Harris and Ms. West has entered into an employment agreement with BancorpSouth for a term of one year at his or her former annual salary.

     Executive officers and directors of Premier Bancorp will receive shares of BancorpSouth common stock in the merger on the same basis as other Premier Bancorp shareholders. The following chart shows the number of shares of BancorpSouth common stock that may be issued to executive officers, directors and holders of more than 5% of Premier Bancorp common stock in the merger:

Beneficial ownership by executive officers, directors and holders of more than 5% of Premier Bancorp common stock, and their affiliates, as of November 18, 2004 (including stock options that may be exercised within 60 days)	414,750
Maximum number of shares of BancorpSouth common stock to be received in the merger (based on such beneficial ownership)	903,535

     Officers and directors of Premier Bancorp have certain interests under the merger agreement regarding indemnification following the merger. See “THE MERGER AGREEMENT – Indemnification.”

Comparison of Rights of Shareholders

     At the effective time of the merger, Premier Bancorp shareholders who receive shares of BancorpSouth common stock will automatically become BancorpSouth shareholders. BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended. Premier Bancorp is a Tennessee corporation governed by provisions of the Tennessee Business Corporation Act, and Premier Bancorp’s articles of incorporation and bylaws. See “COMPARISON OF RIGHTS OF SHAREHOLDERS.”

Restrictions on Resales by Affiliates

     The shares of BancorpSouth common stock issuable to Premier Bancorp shareholders upon completion of the merger have been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those shareholders who are not deemed to be “affiliates” of Premier Bancorp or BancorpSouth, as that term is defined in SEC rules under the Securities Act. An “affiliate” of a company generally includes its executive officers and directors and holders of 10% or more of the company’s voting stock.

     Shares of BancorpSouth common stock received by those Premier Bancorp shareholders who are deemed to be affiliates of Premier Bancorp at the time of the Premier Bancorp special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act. Under Rule 145, during the one-year period following completion of the merger, affiliates of Premier Bancorp may resell shares of BancorpSouth common stock received by them in the merger subject to limitations on the number of shares that may be sold during any three-month period and the manner in which the shares may be sold, including the use of a broker and non-solicitation of a buyer. Affiliates of Premier Bancorp at the time of the Premier Bancorp special meeting who are not affiliates of BancorpSouth may resell their shares of BancorpSouth common stock acquired in connection with the merger without registration under the Securities Act after one year following completion of the merger so long as BancorpSouth maintains current public information and after two years following completion of the merger without any restrictions under Rule 145.

     Premier Bancorp has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Premier Bancorp, for purposes of Rule 145 under the Securities Act, to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act.

Source of Funds for Cash Portion of Merger Consideration

     BancorpSouth intends to pay the cash portion of the merger consideration to the Premier Bancorp shareholders from funds available to BancorpSouth at closing. BancorpSouth currently intends these funds to be comprised of available cash that will be distributed from BancorpSouth Bank to BancorpSouth in accordance with a previously declared dividend.

THE MERGER AGREEMENT

     The following summary of certain terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated into this Proxy Statement/Prospectus by reference and, with the exception of exhibits and schedules to the merger agreement, is attached as Annex A to this Proxy Statement/Prospectus.

Terms of the Merger

     Upon completion of the merger, Premier Bancorp will merge with and into BancorpSouth, the separate corporate existence of Premier Bancorp will cease and BancorpSouth will be the surviving corporation. BancorpSouth will continue to exist as a Mississippi corporation. In addition, Premier Bancorp’s wholly-owned subsidiary, Premier Bank of Brentwood, will merge with and into BancorpSouth Bank, a Mississippi state banking corporation and a wholly-owned subsidiary of BancorpSouth, and BancorpSouth Bank will be the surviving bank. BancorpSouth Bank will continue its existence under the laws of Mississippi. Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, the merger will become effective upon the filing of a certificate of merger in the offices of the Secretary of State of the State of Tennessee and the offices of the Secretary of State of the State of Mississippi in accordance with the Tennessee Business Corporation Act and the Mississippi Business Corporation Act of 1987. See “THE MERGER AGREEMENT – Conditions to the Merger.”

     The merger will have the effects set forth in Section 79-4-11.07 of the Mississippi Business Corporation Act, Section 81-5-85 of the Mississippi Banking Act, Section 48-21-108 of the Tennessee Business Corporation Act and Section 45-2-1308 of the Tennessee Banking Act.

     BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended, as in effect upon completion of the merger will be those of the surviving corporation, and BancorpSouth Bank’s articles of incorporation and bylaws as in effect upon completion of the merger will be those of the surviving bank.

     At the effective time of the merger, automatically by virtue of the merger and without any action on the part of any party or shareholder, each share of Premier Bancorp common stock outstanding immediately prior to the effective time (other than dissenting shares and shares held by Premier Bancorp and BancorpSouth) will become and be converted into the right to receive, at the election of the holder of such share and subject to tax-related adjustments, either:

•	$50.07 in cash (without interest), assuming payment solely of cash in exchange for Premier Bancorp common stock; or

•	2.1785 shares of BancorpSouth common stock, assuming payment solely of BancorpSouth common stock in exchange for a share of Premier Bancorp common stock; or

•	a combination of cash plus BancorpSouth common stock. See “THE MERGER AGREEMENT – Cash or Stock Election.”

     No fractional shares of BancorpSouth common stock will be issued in connection with the merger. Instead, Premier Bancorp shareholders will receive, without interest, a cash payment from BancorpSouth equal to $22.984 times the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.

     The exchange ratio of 2.1785 will not be adjusted to reflect any change in the price of BancorpSouth common stock. BancorpSouth expects the market price of BancorpSouth common stock to fluctuate as a result of market factors beyond its control between the date of this Proxy Statement/Prospectus and the date on which the merger is completed and thereafter. Because the exchange ratio is fixed and the market price of BancorpSouth common stock is expected to fluctuate and may decrease, the implied market value of BancorpSouth common stock that Premier Bancorp shareholders may receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of BancorpSouth common stock and Premier

Bancorp common stock, see “PRICE RANGE OF COMMON STOCK AND DIVIDENDS.” BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after the merger.

     The following table shows the implied value of the stock consideration into which one share of Premier Bancorp common stock would be converted in the merger at various hypothetical reference closing prices of BancorpSouth common stock at the effective time of the merger:

Closing Price of BancorpSouth		Implied Value per Share of Premier
Common Stock	Exchange Ratio	Bancorp Common Stock
$20.00	2.1785	$43.57
21.00	2.1785	45.75
22.00	2.1785	47.93
23.00	2.1785	50.11
24.00	2.1785	52.28
25.00	2.1785	54.46

     At the effective time of the merger, all shares of Premier Bancorp common stock held by Premier Bancorp or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will be canceled and will cease to exist, and no BancorpSouth common stock or other consideration will be delivered in exchange for such shares. Also at the effective time of the merger, all shares of BancorpSouth common stock held by Premier Bancorp or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will become treasury stock and all other shares of BancorpSouth common stock outstanding as of the effective time will remain outstanding.

     At the effective time of the merger, each outstanding and unexercised option to purchase shares of Premier Bancorp common stock granted by Premier Bancorp will no longer represent a right to acquire shares of Premier Bancorp common stock and will be considered an option to purchase shares of BancorpSouth common stock under the appropriate BancorpSouth stock option plan. The number of shares of BancorpSouth common stock underlying these new options will be equal to the product of (i) the number of shares of Premier Bancorp common stock underlying the original options, multiplied by (ii) the exchange ratio, with any fractional shares of BancorpSouth common stock resulting from this calculation to be rounded to the nearest whole share. The exercise price per share of BancorpSouth common stock under these new options will be equal to the quotient of (i) the aggregate exercise price for the shares of Premier Bancorp common stock under the original options, divided by (ii) the number of shares of BancorpSouth common stock issuable under the new options. The duration and material terms of each new option to purchase BancorpSouth common stock will be the same as the replaced option to purchase Premier Bancorp common stock. At the effective time, BancorpSouth will either adopt the Premier Bancorp option plans for the purpose of issuing new options or, in BancorpSouth’s sole discretion, issue new options under and subject to an appropriate stock option plan of BancorpSouth.

     At the effective time of the merger, Premier Bancorp shareholders, other than those who perfect dissenters’ rights, will have no further rights as Premier Bancorp shareholders, other than to receive the consideration to be issued to them in the merger. After the effective time of the merger, there will be no transfers on Premier Bancorp’s stock transfer books of shares of Premier Bancorp common stock. If, after the effective time, stock certificates representing shares of Premier Bancorp common stock are presented for transfer to SunTrust Bank, Atlanta, N.A., the exchange agent for the merger, they will be canceled and exchanged for either cash or certificates representing shares of BancorpSouth common stock as provided in the merger agreement.

     If, prior to the merger, shares of BancorpSouth common stock are changed into a different number or class of shares as a result of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of BancorpSouth common stock with a record date prior to the merger, the exchange ratio will be adjusted accordingly.

     At the effective time of the merger, persons who are BancorpSouth shareholders immediately prior to the merger would own approximately 99.5% of the outstanding shares of common stock of the combined company and persons who are Premier Bancorp shareholders immediately prior to the merger would own approximately 0.5% of the outstanding shares of common stock of the combined company, assuming the proposed merger of Business Holding Corporation with and into BancorpSouth, which is described in BancorpSouth’s Form 8-K filed with the Securities and Exchange Commission on September 20, 2004, occurs prior to the proposed merger of Premier Bancorp with and into BancorpSouth and assuming all options to purchase shares of Premier Bancorp common stock are exercised prior to the merger and 51% of the outstanding shares of Premier Bancorp common stock are converted into shares of BancorpSouth common stock in connection with the merger.

Cash or Stock Election

     Each shareholder of Premier Bancorp has the opportunity to elect the type of consideration to be received for such shareholder’s shares of Premier Bancorp common stock in the merger – cash, shares of BancorpSouth common stock or a combination of both. All elections by Premier Bancorp shareholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that, subject to a tax-related adjustment, 51% of the outstanding shares of Premier Bancorp common stock will be converted into the right to receive BancorpSouth common stock, and the remaining shares of Premier Bancorp common stock will be converted into the right to receive cash.

     It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Premier Bancorp shareholders in the aggregate elect to receive more or less of BancorpSouth common stock than BancorpSouth has agreed to issue. These procedures are summarized below.

•	If BancorpSouth Common Stock is Oversubscribed: If Premier Bancorp shareholders elect to receive more shares of BancorpSouth common stock than the maximum number that BancorpSouth has agreed to issue in the merger, then all Premier Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their shares of Premier Bancorp common stock and all shareholders who elected to receive BancorpSouth common stock will receive a pro rata portion of the available shares of BancorpSouth common stock plus cash for those shares not converted into shares of BancorpSouth common stock.

•	If BancorpSouth Common Stock is Undersubscribed: If Premier Bancorp shareholders elect to receive fewer shares of BancorpSouth common stock than the minimum number that BancorpSouth has agreed to issue in the merger, and

(1)	this shortfall is less than or equal to the number of shares as to which Premier Bancorp shareholders have made no election, then all Premier Bancorp shareholders who have elected to receive BancorpSouth common stock will receive BancorpSouth common stock, all Premier Bancorp shareholders who have elected to receive cash will receive cash and all Premier Bancorp shareholders who made no election will receive a pro rata portion of the minimum remaining shares of BancorpSouth common stock to be issued in the merger plus cash for those shares not converted into shares of BancorpSouth common stock; or

(2)	this shortfall is greater than the number of shares as to which Premier Bancorp shareholders have made no election, then all Premier Bancorp shareholders who have elected to receive BancorpSouth common stock or who have made no election will receive BancorpSouth common stock and all Premier Bancorp shareholders who have elected to receive cash will receive a pro rata portion of the minimum remaining shares of BancorpSouth common stock to be issued in the merger plus cash consideration for those shares not converted into shares of BancorpSouth common stock.

     BancorpSouth and Premier Bancorp have structured the merger to qualify as a “reorganization” for U.S. federal income tax purposes. The merger might not qualify as a reorganization, however, if, on the closing date of the merger, the total value of the BancorpSouth shares that Premier Bancorp shareholders receive is less than 45% of the value of the total consideration – including BancorpSouth common stock, cash and any other amounts treated as consideration in connection with the merger for federal income tax purposes – that Premier Bancorp shareholders

(including shareholders who exercise dissenters’ rights) receive in connection with the merger. To prevent this from happening, if the value of the shares of BancorpSouth common stock received would otherwise be less than 45% of the value of the total consideration, the BancorpSouth common stock consideration will be increased and the cash consideration will be correspondingly decreased. If this tax-related adjustment is necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional shares of BancorpSouth common stock. Whether the tax-related adjustment will be made and the magnitude of the tax-related adjustment, if made, will be based on a number of factors, including the trading price of shares of BancorpSouth common stock on the date the merger is completed and the number of shares of Premier Bancorp common stock for which dissenters’ rights are exercised. In no event, however, will BancorpSouth be obligated to issue more than 1,050,326 shares of its common stock as merger consideration, including shares to be issued upon the exercise of certain stock options.

     Neither Premier Bancorp nor BancorpSouth is making any recommendation as to whether Premier Bancorp shareholders should elect to receive cash or BancorpSouth common stock in the merger. Each Premier Bancorp shareholder must make his or her own decision with respect to such election.

     No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive BancorpSouth common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

     If you are a record holder of Premier Bancorp common stock, an election form and letter of transmittal should have been provided to you with this Proxy Statement/Prospectus. The election form will entitle you to elect to receive cash, BancorpSouth common stock or a combination of cash and BancorpSouth common stock, or to make no election with respect to the merger consideration that you wish to receive.

     To make a valid election, you must submit a properly completed election form to SunTrust Bank, Atlanta, N.A., which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on December 16, 2004. SunTrust Bank will act as exchange agent in the merger and in that role will process the exchange of Premier Bancorp common stock certificates for cash and/or BancorpSouth common stock. Shortly after December 16, 2004, the exchange agent will allocate cash and shares of BancorpSouth common stock among Premier Bancorp shareholders, consistent with their elections, the allocation and proration procedures and the tax-related adjustment. Please do not forward your Premier Bancorp stock certificates, election form and letter of transmittal with your proxy card. Stock certificates, election forms and letters of transmittal should be returned to the exchange agent in accordance with the instructions contained in the election form.

     An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Premier Bancorp common stock covered by the election form (or an appropriate guarantee of delivery) together with duly executed transmittal materials included with the election form. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either BancorpSouth common stock and/or cash for your Premier Bancorp common stock, you should complete and return the election form. If you do not make an election, you will be allocated BancorpSouth common stock and/or cash depending on the elections made by other Premier Bancorp shareholders.

     Premier Bancorp shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Premier Bancorp common stock designated as shares for which no election has been made.

     Premier Bancorp shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

     BancorpSouth will deposit with the exchange agent the shares representing BancorpSouth’s common stock and cash to be issued to Premier Bancorp shareholders in exchange for their shares of Premier Bancorp common stock. Upon surrendering his or her certificate(s) representing shares of Premier Bancorp common stock, together with the signed letter of transmittal, the Premier Bancorp shareholder shall be entitled to receive on closing of the merger, as applicable:

•	certificate(s) representing a number of whole shares of BancorpSouth common stock (if any) determined in accordance with the exchange ratio;

•	a check representing the amount of cash (if any) to which such holder shall have become entitled to; and

•	a check representing the amount of cash in lieu of fractional shares, if any.

     Until you surrender your Premier Bancorp stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any BancorpSouth common stock into which your shares have been exchanged. No interest will be paid or accrued to Premier Bancorp shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Premier Bancorp common stock. Premier Bancorp stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

     If any of your stock certificates representing Premier Bancorp common stock have been lost, stolen or destroyed, BancorpSouth can require you to give an affidavit and/or post a bond in an amount that is customarily required by BancorpSouth and the exchange agent as indemnity against any claim that may be made with respect to your Premier Bancorp certificate(s). Upon making such affidavit and/or posting such bond, the exchange agent will issue the consideration due under the merger agreement.

     If any certificate representing shares of BancorpSouth’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth common stock in any name other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

     Any portion of the cash or shares of BancorpSouth common stock made available to the exchange agent that remains unclaimed by Premier Bancorp shareholders for twelve months after the effective time of the merger will be returned to BancorpSouth. Following the period of twelve months after the effective time, any Premier Bancorp shareholder who has not exchanged shares of Premier Bancorp common stock for the merger consideration in accordance with the merger agreement may look only to BancorpSouth for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, BancorpSouth, Premier Bancorp, the exchange agent or any other person will not be liable to any Premier Bancorp shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Stock Options

     At the effective time of the merger, each outstanding and unexercised option to acquire shares of Premier Bancorp common stock will be considered an option to purchase shares of BancorpSouth common stock. The new option will be subject to the terms of the appropriate stock option plan of BancorpSouth (or, in BancorpSouth’s sole discretion, BancorpSouth may adopt the stock option plans of Premier Bancorp), except that:

•	the number of shares of BancorpSouth common stock subject to the new BancorpSouth stock option will be equal to the product of the number of shares of Premier Bancorp common stock subject to the Premier Bancorp stock option and the exchange ratio, rounded to the nearest whole share; and

•	the exercise price per share of BancorpSouth common stock subject to the new BancorpSouth stock option will be equal to the aggregate exercise price for the shares of Premier Bancorp common stock purchasable under the Premier Bancorp stock option divided by the number of shares of BancorpSouth common stock issuable under the new BancorpSouth stock option, rounded to the nearest whole cent. Each original option to purchase shares of Premier Bancorp common stock which is an “incentive stock option” will be adjusted in a manner that is consistent with the requirements of the Internal Revenue Code.

     The duration and material terms of each new option to purchase BancorpSouth common stock will be the same as the replaced option to purchase Premier Bancorp common stock.

Representations and Warranties

     The merger agreement contains a number of representations and warranties by Premier Bancorp and BancorpSouth regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each company and their respective subsidiaries;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	the filing of all reports, registrations and statements with applicable regulatory agencies;

•	the accuracy of reports and financial statements provided to the other company;

•	the absence of any event or circumstance which is reasonably likely to have a material adverse effect;

•	the accuracy of information relating to each respective company contained in this Proxy Statement/Prospectus; and

•	required approvals for the merger.

     The merger agreement also contains a number of additional representations and warranties solely by Premier Bancorp regarding aspects of its business, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the absence of any broker’s or finder’s fees, other than Hovde Financial, due in connection with the merger;

•	the absence of materially adverse litigation;

•	the timely filing and accuracy of tax returns and timely payment of taxes due and owing;

•	the operation of all employee benefit plans in accordance with applicable law;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts;

•	the absence of certain agreements with regulatory agencies;

•	the absence of any anti-takeover laws to which Premier Bancorp or the merger is subject;

•	compliance with applicable environmental laws;

•	the adequacy and efficacy of insurance coverage;

•	loan portfolio matters;

•	ownership of properties and assets;

•	the absence of any loan or other credit that would have violated Section 13(k) of the Securities Exchange Act of 1934;

•	the absence of any termination of a banking relationship by a customer that would have a material adverse effect on Premier Bancorp;

•	the accuracy of certain books and records;

•	qualification of the merger under Section 386(a) of the Internal Revenue Code; and

•	the absence in the merger agreement of any untrue statement of material fact or an omission of a material fact necessary to make the statements contained in the merger agreement not misleading.

     All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

Conduct of Business Prior to the Merger and Other Covenants

     In the merger agreement, Premier Bancorp and BancorpSouth agreed that, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of the other party, each will carry on their respective businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the merger agreement.

     Premier Bancorp has agreed to refrain, among other things, from:

•	declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a subsidiary of Premier Bancorp to Premier Bancorp;

•	issuing, acquiring, reclassifying or splitting its capital stock;

•	issuing any options or other securities convertible into or exchangeable for its capital stock;

•	amending its charter or bylaws;

•	soliciting, initiating, accepting or participating in any discussions relating to any business combination involving it or any offer to acquire all or a substantial portion of its assets;

•	making capital expenditures in excess of $250,000 in the aggregate;

•	entering into any new line of business;

•	engaging in a material acquisition of another business;

•	taking any action intended or reasonably expected to result in any of its representations and warranties in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	changing its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•	adopting, amending or terminating any employee benefit plan or any agreement, plan or policy with one or more of its current or former directors, officers or employees;

•	encumbering or disposing of any of its material assets or properties other than in the ordinary course of business consistent with past practice;

•	incurring any indebtedness other than in the ordinary course of business consistent with past practice;

•	filing any application to relocate or terminate the operations of any of its or its subsidiaries’ banking offices;

•	entering into, amending or terminating any contract, agreement or lease for goods, services or office space to which it is a party or by which it or its properties is bound involving aggregate payment obligations in excess of $100,000;

•	taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval; or

•	entering or committing to enter into any new loans outside the ordinary course of business, or in an original principal amount in excess of $1,000,000, without having provided prior written notice to BancorpSouth.

     BancorpSouth has agreed to refrain, among other things, from:

•	taking any action intended or reasonably expected to result in any of its representations and warranties in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval; or

•	changing its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles or regulatory accounting principles.

     The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party to:

•	apply for and obtain all consents and approvals required to complete the merger;

•	afford to the other party and its representatives access during normal business hours to all of such party’s information concerning its business, properties and personnel as the other party may reasonably request; and

•	take all actions required to comply with any legal requirements to complete the merger.

     Premier Bancorp agreed to cause each director, executive officer and other person who is an “affiliate” of Premier Bancorp for purposes of Rule 145 under the Securities Act of 1933 to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act. Premier Bancorp also agreed to call and hold a special meeting of its shareholders and, through its Boards of Directors, to recommend the merger agreement for approval to its shareholders. In addition, Premier Bancorp agreed to use its best efforts to obtain the consent of all holders of options to purchase shares of Premier Bancorp common stock to the conversion of such options into options to purchase shares of BancorpSouth common stock. Premier Bancorp also agreed to use its reasonable best efforts to obtain all third-party consents required under certain of its contracts.

     BancorpSouth agreed to cause the employees of Premier Bancorp to be eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth participate, to the same extent as similarly situated employees of BancorpSouth. BancorpSouth also agreed to cause the shares of BancorpSouth common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

Conditions to the Merger

     The obligations of Premier Bancorp and BancorpSouth to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the merger agreement. These conditions include:

•	shareholders of Premier Bancorp approving the merger;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to Premier Bancorp shareholders;

•	receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

•	BancorpSouth’s registration statement on Form S-4 shall have become effective under the Securities Act of 1933;

•	the absence of any governmental order, regulation or injunction preventing or restricting completion of the merger;

•	the representations and warranties of each company set forth in the merger agreement shall be true and correct in all material respects as of the closing date of the merger;

•	the obligations of each company set forth in the merger agreement shall have been performed in all material respects;

•	the holders of less than 5% of the total outstanding shares of Premier Bancorp common stock shall have exercised dissenters’ rights with respect to the merger;

•	receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger will generally be as described in this Proxy Statement/Prospectus;

•	BancorpSouth shall have received the consent of all of the holders of options to purchase shares of Premier Bancorp common stock to the conversion of such options into options to purchase shares of BancorpSouth common stock in an amount and at an exercise price based on the exchange ratio;

•	BancorpSouth shall have received an executed employment agreement in form and substance satisfactory to BancorpSouth from Jim Harris, Diane West, Bill Ellis and Chris Marchetti;

•	BancorpSouth shall have received a signed consent to the transactions contemplated by the merger agreement from each of For 6, LLC, as landlord under a lease agreement, and K&L Investments, lessor under a lease agreement;

•	Premier Bancorp shall have amended, modified or obtained tail coverage to provide continuing coverage under its existing insurance policies; and

•	BancorpSouth shall have succeeded to Premier Bancorp’s rights, interests and obligations pursuant to the indenture, dated as of October 29, 2002, regarding certain floating rate junior subordinated debt securities due in 2032, and the current trustees of Premier Bancorp’s special purpose trust subsidiary shall have resigned and successor trustees acceptable to BancorpSouth shall have been appointed.

     We cannot guarantee that the required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Premier Bancorp shareholders, as set forth in the merger agreement, including by mutual consent of BancorpSouth and Premier Bancorp. In addition, the merger agreement may generally be terminated by either party if:

•	a governmental entity denies or withdraws a request or application for a required regulatory approval (subject to a 60-day waiting period) or issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before February 28, 2005;

•	Premier Bancorp shareholders fail to approve the merger agreement; or

•	any of the representations or warranties provided by the other party set forth in the merger agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the merger agreement, and the representation or material breach is not cured within the prescribed time limit.

     BancorpSouth may terminate the merger agreement if Premier Bancorp’s Board of Directors has withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval and recommendation of the merger agreement, or if Premier Bancorp enters into a letter of intent or agreement related or with respect to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier Bancorp or any subsidiary of Premier Bancorp or any proposal, inquiry or offer to acquire in any manner all or 25% or greater equity interest in, or all or a substantial portion of the assets of, Premier Bancorp or any subsidiary of Premier Bancorp.

     In the event of termination of the merger agreement, the merger agreement will become void and have no effect, except with respect to the parties’ obligations regarding confidential information and expenses as set forth in the merger agreement. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the merger agreement.

     In the event the merger agreement is terminated for certain reasons specified in the merger agreement, if any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier Bancorp or Premier Bank or any proposal, inquiry or offer to acquire in any manner all or 25% or greater equity interest in, or all or a substantial portion of the assets of, Premier Bancorp or Premier Bank has been made or is made at any time within a six month period after such termination of the merger agreement and actions have been or are taken by the Board of Directors of either Premier Bancorp or Premier Bank to pursue further discussions or negotiations, Premier Bancorp must pay $1,000,000 in cash to BancorpSouth on demand.

Indemnification

     BancorpSouth agreed to provide indemnification to the officers, directors and employees of Premier Bancorp, subject to restrictions imposed by law after the merger.

Amendment of the Merger Agreement

     Subject to compliance with applicable law, the merger agreement may be amended by Premier Bancorp and BancorpSouth, by action taken or authorized by their respective Boards of Directors, at any time. After any approval of the merger agreement by Premier Bancorp shareholders, however, there may not be, without further approval of the Premier Bancorp shareholders, any amendment of the merger agreement which reduces the amount or changes the form of the consideration due under the merger agreement, other than as contemplated in the merger agreement. The merger agreement may not be amended except by an instrument in writing signed on behalf of BancorpSouth and Premier Bancorp.

Waiver

     Prior to the merger, BancorpSouth and Premier Bancorp may extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations or warranties of the other party contained in the merger agreement or waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

Expenses

     Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger.

Management and Operations Following the Merger

     After the merger, BancorpSouth will be managed by the same Board of Directors and executive officers as existed prior to the merger. Premier Bancorp will be merged with and into BancorpSouth. The surviving corporation will operate under the name “BancorpSouth, Inc.” and will continue to engage in the same business as prior to the merger. Premier Bank of Brentwood will merge with and into BancorpSouth Bank. The surviving subsidiary bank will operate under the name “BancorpSouth Bank.”

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

BancorpSouth

     BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.” As of November 4, 2004, BancorpSouth common stock was held of record by approximately 8,642 holders. On September 16, 2004, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $23.15 per share. On November 17, 2004, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $24.70 per share. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange, and cash dividends declared per share of BancorpSouth common stock, for the periods indicated:

	Sale Prices		Cash Dividends
	High	Low	Per Share
2004
First Quarter	$24.09	$21.30	$0.18
Second Quarter	23.00	19.35	0.18
Third Quarter	23.50	20.48	0.18
Fourth Quarter (through November 17, 2004)	25.00	22.85	0.19 *
2003
First Quarter	$20.30	$17.50	$0.16
Second Quarter	22.76	18.31	0.16
Third Quarter	22.23	20.29	0.16
Fourth Quarter	24.50	21.92	0.18
2002
First Quarter	$20.00	$15.90	$0.15
Second Quarter	22.21	19.37	0.15
Third Quarter	21.10	16.61	0.15
Fourth Quarter	20.19	17.43	0.16

* Declared and payable to shareholders of record as of December 15, 2004.

Premier Bancorp

     There is no established public trading market for shares of Premier Bancorp common stock, which is inactively traded in private transactions. However, Wiley Bros.-Aintree Capital, LLC in Nashville, Tennessee conducts limited trades for Premier Bancorp shareholders. Since November 2003, there have been trades for approximately 2,000 shares of Premier Bancorp common stock. The per share sales price for these trades has ranged from a low of $15.50 to a high of $20. As of November 18, 2004, Premier Bancorp common stock was held of record by approximately 221 persons. Premier Bancorp has never paid any cash dividends on its common stock.

INFORMATION ABOUT BANCORPSOUTH

     Important business and financial information about BancorpSouth is incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” that begins on page 94 of this Proxy Statement/Prospectus.

INFORMATION ABOUT PREMIER BANCORP

Business

     Premier Bancorp is a Tennessee corporation and the parent bank holding company of Premier Bank of Brentwood. Premier Bank is a Tennessee-chartered commercial bank, which is headquartered in Brentwood, Tennessee. Premier Bank currently has two banking offices in Tennessee, both located in Brentwood. Premier Bancorp has its principal offices at 5217 Maryland Way, Brentwood, Tennessee, which also serves as the main office of Premier Bank.

     Premier Bank conducts its business as a commercial bank, with an emphasis in retail banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The bank also offers other customary bank services to its customers.

     Premier Bank encounters competition in its market area for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions and financial intermediaries that operate in Premier Bank’s market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Premier Bank also competes for interest-bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds and federal, state and municipal issuers of short-term obligations. Many of these competitors have greater financial resources than do banks such as Premier Bank. At September 30, 2004, there were approximately 52 commercial banks and 27 credit unions competing with Premier Bank in its market area, which consists of Williamson County and Davidson County, Tennessee.

Market Price of and Dividends on Common Equity

     There is no established public trading market for shares of Premier Bancorp common stock, which is inactively traded in private transactions. However, Wiley Bros.-Aintree Capital, LLC in Nashville, Tennessee conducts limited trades for Premier Bancorp shareholders. Since November 2003, there have been trades for approximately 2,000 shares of Premier Bancorp common stock. The per share sales price for trades has ranged from a low of $15.50 to a high of $20. As of November 18, 2004, Premier Bancorp common stock was held of record by approximately 221 persons. Premier Bancorp has never paid any cash dividends on its common stock principally because of management’s decision to reinvest capital.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

     Premier Bancorp’s assets consist solely of its investment in Premier Bank and minority interest in Premier Capital Trust. Its primary activities are conducted through Premier Bank. Premier Bank is committed to providing quality services in a constantly changing interest rate environment. At September 30, 2004, Premier Bancorp’s consolidated total assets were $152,514,758, its consolidated net loans were $128,847,065, its total deposits were $130,262,914 and its total shareholders’ equity was $9,894,923. At December 31, 2003, Premier Bancorp’s consolidated total assets were $134,359,000, its consolidated net loans were $112,868,000, its total deposits were $111,232,000 and its total shareholders’ equity was $8,912,000.

     Premier Bancorp’s results of operations depend primarily on Premier Bank’s net interest income, which is the difference between the income earned on Premier Bank’s loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by Premier Bank’s provision for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of fees and service charges. Premier Bank’s noninterest expense consists principally of compensation and employee benefits, occupancy, equipment and data processing, and other operating expenses. Results of operations are significantly affected by general economic and competitive conditions and changes in interest rates, as well as government policies and actions of regulatory authorities. Additionally, future changes in applicable law, regulations or government policies may materially affect Premier Bancorp’s results of operations and financial condition.

     The accompanying tables and the discussion and financial information are presented to aid in understanding Premier Bancorp’s financial condition and results of operations. The emphasis of this discussion will be on the years 2003 and 2002; however, financial information for prior years will also be discussed where appropriate.

Critical Accounting Policies and Estimates

     The accounting principles Premier Bancorp follows and the methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. Premier Bancorp’s critical accounting policy relates to the allowance for loan losses. It is based on management’s opinion of an amount that is intended to absorb losses in the existing portfolio. The allowance for loan losses is established through a provision for losses based on management’s evaluation of the risk inherent in the loan portfolio, the composition of the portfolio, specific impaired loans and current economic conditions. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management’s estimate of probable credit losses, and other factors that warrant recognition in providing for the allowance for loan losses. This evaluation involves a high degree of complexity, however, and requires management to make subjective judgments that often require assumptions or estimates about highly uncertain matters. This critical accounting policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

Results of Operations for Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

General

     Net income, after tax, for the nine month period ended September 30, 2004 was $973,572 compared to $802,759 for the nine month period ended September 30, 2003. Basic and diluted income per common share were $1.62 and $1.31, respectively, for 2004, compared to $1.34 and $1.08 for 2003. Premier Bancorp was fully taxable, and for the nine month period ended September 30, 2004 had a charge against earnings of $496,125 compared to $493,869 for the nine month period ended September 30, 2003. No dividends have been paid in 2004.

     Returns on average consolidated assets and average consolidated equity for the periods indicated were as follows:

	Nine-Month Period Ended
	September 30,
	2004	2003
Return on average assets	0.90%	0.90%
Return on average equity	14.31	13.00
Average equity to average assets ratio	6.27	6.96
Dividend payout ratio	–	–

Net Interest Income

     Net interest income for the nine-month period ended September 30, 2004 was $4,124,336 compared to $3,447,666 for the nine-month period ended September 30, 2003. The increase was primarily a result of a combined continued growth in Premier Bank’s loan portfolio during 2004, increased real estate construction loan fees and falling rates on time deposits. The loan growth was funded primarily by deposit growth. Annualized net interest margin for the nine-month period ended September 30, 2004 was 4.09%, compared to 4.30% for the nine-month period ended September 30, 2003. For the nine-month period ended September 30, 2004, the average annualized yield on interest earning assets was 5.66%, compared to 6.04% for the nine-month period ended September 30, 2003. For the nine-month period ended September 30, 2004, loans produced an annualized yield of 5.98%, compared to 6.48% for the nine-month period ended September 30, 2003. The average rate paid on interest-bearing deposits was 1.95% for the nine-month period ended September 30, 2004, compared to 2.18% for the nine-month period ended September 30, 2003. The decrease was the result of falling rates on time deposits. Management expects that the cost of funds will remain steady for the remainder of 2004. As a result of the competition among all financial services firms for customers’ deposits, however, Premier Bank’s cost of funds could be adversely affected.

Noninterest Income

     Total noninterest income was $809,734 for the nine-month period ended September 30, 2004, compared to $1,118,243 for the nine-month period ended September 30, 2003. Service charges on deposits totaled $104,390 for the nine-month period ended September 30, 2004 and $107,940 for the nine-month period ended September 30, 2003. Mortgage banking income was $269,182 versus $547,879 for the same respective periods, mainly resulting from decreased refinancing activity. Other income includes safe deposit box rent, ATM interchange income and surcharges, credit card interchange income and the sale of checks to depositors. Management expects that other fee income will continue to increase as the bank increases in size.

Noninterest Expense

     Total noninterest expense was $2,989,373 for the nine-month period ended September 30, 2004, a decrease of $64,908 or 2% compared to $3,054,281 for the nine-month period ended September 30, 2003. The major component of this decrease was salaries and employee benefits which decreased by $106,973 for 2004 when compared to 2003. At September 30, 2004, Premier Bank had 42 full-time equivalent employees as compared to 41 at September 30, 2003. Management expects that, as Premier Bank continues to grow, noninterest expenses will increase moderately, but overhead costs as a percentage of both interest income and total assets will continue to decrease.

Provision For Loan Losses

     The allowance for loan losses is maintained by management at a level considered adequate to cover probable future losses in Premier Bank’s loan portfolio. Management’s determination of the appropriate provision for loan losses and the adequacy of the allowance for loan losses is based, in part, on the consideration of loss histories of other similar community financial institutions which management believes are representative of the probable expected loss experience of Premier Bank. Other factors considered by management include the composition of the loan portfolio, current economic conditions, the creditworthiness of Premier Bank’s borrowers and other related factors.

     The provision for loan losses was $475,000 for the nine-month period ended September 30, 2004, compared with $215,000 for the nine-month period ended September 30, 2003. At September 30, 2004, the allowance for loan losses was 1.11% of total loans, compared to 1.11% at September 30, 2003. At September 30, 2004, $74,000 of the allowance for loan losses was allocated to impaired loan balances as compared to $0 at September 30, 2003. At September 30, 2004, five loans totaling $610,826 were in nonaccrual status compared to three for $284,691 at September 30, 2003. Management believes the allowance for loan losses at September 30, 2004 is adequate to absorb probable losses in the loan portfolio.

     An analysis of Premier Bank’s loss experience is furnished in the following table for the periods indicated, as well as a breakdown of the allowance for possible loan losses (dollars in thousands):

	Nine Months Ended September 30,
	2004	2003
Balance at beginning of period, January 1	$1,192	$1,050
Charge-offs:	(229)	(119)
Recoveries	7	8
Net Charge-offs	(222)	(111)
Additions charged to operations	475	215
Balance at end of period	$1,445	$1,154

Ratio of net charge-offs during the period to average loans outstanding during the period	0.19%	0.12%

Allowance For Loan Losses

     In considering the adequacy of Premier Bank’s allowance for loan losses at September 30, 2004, management analyzed the loan portfolio for underlying credit risk. Among other things, factors such as historical experience, volume and type of lending, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions and other factors related to collectibility of loans were considered. In its analysis, management noted that 76% of outstanding loans were secured by real estate and 17% were secured by commercial and industrial loans. Management also considered that only 1.45% of the outstanding loans were in a classified category. Furthermore, management reviewed any concentrations of credit and considered the limited lending area in which it operates. Management believes that its methodology in calculating the sufficiency of the allowance for loan losses is adequate for the size and complexity of its loan portfolio.

Results of Operations for Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 and Year Ended December 31, 2001

General

     Net income, after tax for the year ended December 31, 2003 was $1,040,181 compared to $886,251 for 2002 and $679,859 for 2001. Basic and diluted income per common share were $1.73 and $1.40, respectively, for 2003, compared to $1.48 and $1.20 for 2002 and $1.13 and $0.96 for 2001. Premier Bancorp was fully taxable, and for the year ended December 31, 2003 had a charge against earnings of $554,038 compared to $553,472 for 2002 and $429,957 for 2001. No dividends were paid in 2003, 2002 or 2001.

     Returns on average consolidated assets and average consolidated equity for the years indicated were as follows:

	Year Ended December 31,
	2003	2002	2001
Return on average assets	0.86%	0.89%	0.89%
Return on average equity	12.30	11.10	11.10
Average equity to average assets ratio	6.99	8.02	7.95
Dividend payout ratio	–	–	–

Net Interest Income

     Net interest income for the year ended December 31, 2003 was $4,718,059 compared to $4,086,153 for 2002 and $3,473,297 for 2001. The increased net interest income was primarily a result of continued growth in Premier Bank’s loan portfolio in 2003 and 2002, which was funded primarily by deposit growth. Net interest margin for 2003 was 4.29%, compared to 4.42% for 2002 and 4.17% for 2001. For 2003, the average yield on interest earning assets was 6.06%, compared to 6.66% for 2002 and 7.85% for 2001. For 2003, loans yielded 6.49%, compared to 7.43% for 2002 and 8.48% for 2001. The average rate paid on interest-bearing deposits was 2.14% for 2003, compared to 2.89% for 2002 and 4.73% for 2001. The decrease was the result of general decreases in interest rates. Management expects that the cost of funds will decline in 2004 because of a leveling off of interest rates. As a result of the competition among all financial services firms for customers’ deposits, however, Premier Bancorp’s cost of funds could be adversely affected.

Noninterest Income

     Total noninterest income was $1,423,052 for the year ended December 31, 2003, compared to $921,575 for 2002 and $839,955 for 2001. Service charges on deposits totaled $444,009 for the year ended December 31, 2003 and $337,788 for 2002 and $259,750 for 2001. Mortgage banking income was $679,561 for the year ended December 31, 2003, versus $429,859 for 2002 and $469,497 for 2001. The increase for 2003 mainly resulted from increased refinancing activity. There were no net securities gains or losses for the year ended December 31, 2003 and 2001 compared to a gain of $1,008 for 2002. Other income includes safe deposit box rent, ATM interchange income and surcharges, credit card interchange income and the sale of checks to depositors. Management expects that other fee income will continue to increase as the bank increases in size.

Noninterest Expense

     Total noninterest expense was $4,181,892 for the year ended December 31, 2003, an increase of $778,887 or 23% compared to $3,403,005 for 2002. Major components of this increase include salaries and employee benefits (which increased $621,615 for 2003 when compared to 2002) and other expenses, office management and supplies (which increased $65,646). These increases include such items as outside fees and assessments, dues and subscriptions, loan expense, directors fees, travel and franchise tax. For the year ended December 31, 2001, noninterest expense was $2,914,043, an increase of $488,962 compared to the year ended December 31, 2002. The primary component of this increase was an increase in salaries and employee benefits of $329,901. At December 31, 2003, Premier Bank had 43 full-time equivalent employees as compared to 40 at December 31, 2002 and 37 at December 31, 2001. Management expects that, as Premier Bank continues to grow, noninterest expenses will increase moderately, but overhead costs as a percentage of both interest income and total assets will continue to decrease.

Provision For Loan Losses

     The allowance for loan losses is maintained by management at a level considered adequate to cover probable future losses in Premier Bank’s loan portfolio. Management’s determination of the appropriate provision for loan losses and the adequacy of the allowance for loan losses is based, in part, on the consideration of loss histories of other similar community financial institutions which management believes are representative of the probable expected loss experience of Premier Bank. Other factors considered by management include the composition of the loan portfolio, current economic conditions, the creditworthiness of Premier Bank’s borrowers and other related factors.

     The provision for loan losses was $365,000 for the year ended December 31, 2003, compared with $165,000 for the year ended December 31, 2002 and $289,393 for the year ended December 31, 2001. At December 31, 2003, the allowance for loan losses was 1.05% of total loans, compared to 1.28% at year-end 2002 and 1.25% for year-end 2001. At December 31, 2003, $168,000 of the allowance for loan losses was allocated to impaired loan balances as compared to $185,531 at December 31, 2002 and $15,344 at December 31, 2001. At December 31, 2003, two loans totaling $193,869 were in nonaccrual status as compared to eight loans totaling $185,531 at December 31, 2002 and one loan totaling $17,325 at December 31, 2001. Management believes the allowance for loan losses at December 31, 2003 is adequate to absorb probable losses in the loan portfolio.

     An analysis of Premier Bank’s loss experience is furnished in the following table for the years indicated, as well as a breakdown of the allowance for possible loan losses (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Balance at beginning of period	$1,050	$900	$773
Charge-offs:	(233)	(23)	(162)
Recoveries	10	8	–
Net Charge-offs	(223)	(15)	(162)
Additions charged to operations	365	165	289
Balance at end of period	$1,192	$1,050	$900

Ratio of net charge-offs during the period to average loans outstanding during the period	0.22%	0.02%	0.24%

     At December 31, 2003 and 2002, the allowance was allocated as follows (dollars in thousands):

	Year Ended December 31,
	2003	2002
Classified Loans:
Substandard Loans	$221,862	$428,898
Doubtful Loans	168,163	–
Uncriticized Loans:
Real Estate	416,009	314,568
Commercial and Industrial	321,738	267,899
Individual	34,158	27,685
Other	30,139	11,110

Total	$1,192,069	$1,050,160

Allowance For Loan Losses

     In considering the adequacy of Premier Bank’s allowance for loan losses, management has considered that at December 31, 2003, 72% of outstanding loans were secured by real estate.

     Premier Bank’s consumer loan portfolio was well secured at December 31, 2003 and, accordingly, does not, in management’s opinion, involve more than normal credit risk. The same is true for Premier Bank’s real estate mortgage portfolio, approximately 25% of which is secured by a first mortgage on 1-4 family residential properties.

     Although Premier Bank’s loan portfolio is concentrated in Middle Tennessee, management does not believe this geographic concentration presents an abnormally high risk.

Financial Condition at September 30, 2004 Compared to September 30, 2003

     Total assets at September 30, 2004 were $152,515,000, an increase of $25,942,000 or 20% over total assets at September 30, 2003 of $126,573,000. Deposits increased to $130,263,000 at September 30, 2004, an increase of $23,710,000 or 22% from $106,553,000 at September 30, 2003. The increased deposits were used to fund loan growth. Loans increased by $26,725,000 or 25% to $130,292,000 at September 30, 2004, from $103,567,000 at September 30, 2003. Securities were $13,598,000 at September 30, 2004 compared to $12,325,000 at September 30, 2003.

Loans

     Gross loans grew from $103,567,000 at September 30, 2003, to $130,292,000 at September 30, 2004, an increase of $26,725,000 or 25%. Most of the net loan growth in 2004 was in commercial and construction loans secured by real estate. Commercial loans secured by real estate increased from $25,372,000 at September 30, 2003 to $33,451,000 at September 30, 2004, an increase of $8,079,000 or 32%. Construction loans secured by real estate increased from $21,598,000 at September 30, 2003 to $37,006,000 at September 30, 2004, an increase of $15,408,000 or 71%. At September 30, 2004, $99,094,000 or 76% of total loans consisted of construction, 1-4 family residential and commercial loans secured by real estate. Commercial loans totaling $27,229,000 represented 21% of total loans.

     Of the total loans of $130,292,000 in the portfolio at September 30, 2004, approximately $82,727,000 or 63% were variable rate loans and $47,565,000 or 37% were fixed rate loans. Of those total loans, $85,703,000 or 66% mature or reprice within 12 months. Only $1,335 or 1.02% of those total loans mature or reprice over five years.

     Loan quality remained strong at September 30, 2004. Delinquent and nonaccrual loans remained very low. At September 30, 2004, Premier Bank’s loan to deposit ratio was 100%, compared to 97% at September 30, 2003. The loan to asset ratio was 85% at September 30, 2004, compared to 82% at September 30, 2003. Management expects loan demand to remain strong, especially in commercial and construction real estate loans.

     The following table presents various categories of loans contained in Premier Bank’s loan portfolio for the periods indicated and the total amount of all loans for such periods:

	Period Ended September 30,
	2004	2003
	(Dollars in Thousands)
Domestic:
Commercial	$27,229	$24,456
Real estate – construction	37,006	21,598
Real estate – residential	28,637	26,936
Real estate – commercial	33,451	25,372
Consumer	3,969	5,205
Total loans	130,292	103,567
Allowance for possible loan losses	(1,445)	(1,154)
Total (net of allowance)	$128,847	$102,413

     The following is a presentation of an analysis of maturities of loans at September 30, 2004:

	Due in 1
	Year or	Due in 1	Due After
Type of Loan	Less	to 5 Years	5 Years	Total
		(Dollars in Thousands)
Commercial	$11,687	$11,030	$4,512	$27,229
Real estate – construction	35,479	1,299	228	37,006
Real estate – residential	9,782	4,350	14,505	28,637
Real estate – commercial	11,761	20,341	1,349	33,451
Consumer	2,056	1,478	435	3,969

Total	$70,765	$38,498	$21,029	$130,292

     The following is a presentation of an analysis of sensitivities of such loans to changes in interest rates at September 30, 2004 (dollars in thousands):

Loans due after 1 year with fixed interest rates	$35,151
Loans due after 1 year with variable interest rates	$24,376

     The following table presents information regarding nonaccrual, past due and restructured loans at the dates indicated (dollars in thousands):

	September 30,
	2004	2003
Loans accounted for on a non-accrual basis:
Number	5	3
Amount	$611	$285
Accruing loans (including consumer loans) which are contractually past due 90 days or more as to principal and interest payments:
Number	2	1
Amount	$71	$100
Loans defined as “troubled debt restructurings”
Number	0	0
Amount	$–	$–
Loans defined as “doubtful”
Number	1	0
Amount	$148	$–
Loans defined as “substandard”
Number	10	6
Amount	$1,706	$2,079

     At September 30, 2004, there were no loans classified for regulatory purposes as doubtful or substandard that have not been disclosed in the above table, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Securities

     At September 30, 2004, Premier Bank owned $12,933,000 in securities, compared to $11,767,000 at September 30, 2003. The net unrealized gain on securities at September 30, 2004 was $3,000. Total securities increased for the nine months ended September 30, 2004 by $1,166,000. Premier Bank’s investment portfolio is used to provide yield, liquidity and collateral to secure public fund deposits.

     The carrying value of securities at September 30, 2004 and 2003 is summarized as follows:

Category	September 30,
	2004	2003
	(Dollars in Thousands)
Available for sale:
U.S. Government securities	$4,744	$3,067
State and municipal	1,680	1,682
Mortgage-backed	6,512	7,039

Total	$12,936	$11,788

     The following table presents the carrying value by maturity distribution of the investment portfolio along with weighted average yields thereon at September 30, 2004:

	Within 1		Beyond 5
	Year	1-5 Years	Years	Total
	(Dollars in Thousands)
U.S. Government securities	$–	$2,724	$2,020	$4,744
State and municipal	–	470	1,210	1,680
Weighted average yield (tax equivalent)	–	3.19	3.96	3.58
Mortgage-backed	–	–	6,512	6,512
Weighted average yield	–	–	3.62	3.62

Deposits

     Total deposits were $130,263,000 at September 30, 2004, compared to $106,553,000 at September 30, 2003. At September 30, 2004, $23,380,000, or 18% of Premier Bank’s total deposits were in noninterest-bearing demand accounts. Interest-bearing demand accounts were $106,883,000 or 82% of total deposits. Savings accounts totaled $467, or 0.4% of total deposits. The majority of the deposits continued to be in time deposits. Time deposits (certificate of deposits) totaled $71,121,000, or 55% of total deposits. Time deposits greater than $100,000 amounted to $36,207,000 and time deposits less than $100,000 amounted to $34,914,000 at September 30, 2004. Time deposits maturing within one year amounted to $51,533,000 or 72% of total time deposits. The weighted average cost of all interest bearing deposit accounts was 1.57% at September 30, 2004. The weighted average yield on certificates of deposits was 2.47% at September 30, 2004.

     The following table presents, for the years indicated, the average amount of and average rate paid on each of the following deposit categories (dollars in thousands):

	Periods Ended September 30,
	2004		2003
	Average	Average	Average	Average
Deposit Category	Amount	Rate Paid	Amount	Rate Paid
Noninterest-bearing demand	$19,046	–%	$16,522	–%
Negotiable order of withdrawal deposits	9,704	0.61	8,153	0.75
Savings deposits	24,075	1.03	20,737	1.11
Time deposits	70,941	2.47	52,998	3.01

     The following table indicates amounts outstanding of certificates of deposit of $100,000 or more and respective maturities for the period ended September 30, 2004 (in thousands):

Certificates of Deposit
3 months or less	$6,540
3 to 12 months	18,443
12 months through 3 years	9,198
Over 3 years	2,026

Total	$36,207

Financial Condition at December 31, 2003 Compared to December 31, 2002

     Total assets at December 31, 2003, were $134,359,000, an increase of $19,277,000 or 17% over 2002 year-end assets of $115,082,000. Deposits increased to $111,232,000 at December 31, 2003, an increase of $14,933,000 or 16% from $96,299,000 at December 31, 2002. The increased deposits were used to fund loan growth. Loans increased by $32,069,000 or 39% to $114,061,000 at December 31, 2003, from $81,992,000 at year-end 2002. Securities were $11,372,000 at December 31, 2003 compared to $13,547,000 at December 31, 2002.

Loans

     Gross loans grew from $81,992,000 at December 31, 2002, to $114,061,000 at December 31 2003, an increase of $32,069,000 or 39%. Most of the net loan growth in 2003 was in commercial and construction loans secured by real estate. Commercial loans secured by real estate increased from $18,494,000 at December 31, 2002 to $26,500,000 at December 31, 2003, an increase of $8,006,000 or 43%. Construction loans secured by real estate increased from $14,269,000 at December 31, 2002 to $26,957,000 at December 31, 2003, an increase of $12,688,000 or 89%. At December 31 2003, $82,216,000, or 72% of total loans consisted of construction, 1-4 family residential and commercial loans secured by real estate. Commercial loans totaling $26,181,000 represented 23% of total loans.

     Of the total loans of $114,061,000 in the portfolio at December 31, 2003, approximately $66,168,000 or 58% were variable rate loans and $47,893,000 or 42% were fixed rate loans. Of those total loans, $78,584,000 or 69% mature or reprice within 12 months. Only $1,411 or 1.24% of those total loans mature or reprice over five years.

     Loan quality continues to be good as delinquent and nonaccrual loans were very low at the end of 2002. At December 31, 2003, Premier Bank’s loan to deposit ratio was 103%, compared to 85% at December 31, 2002. The loan to asset ratio was 85% at December 31, 2003, compared to 71% at December 31, 2002. Management expects loan demand to remain strong, especially in real estate loans.

     The following table presents various categories of loans contained in Premier Bank’s loan portfolio for the years indicated and the total amount of all loans for such years:

	Year Ended December 31,
	2003	2002
	(Dollars in Thousands)
Domestic:
Commercial	$26,181	$23,677
Real estate – construction	26,957	14,270
Real estate – residential	28,758	21,737
Real estate – commercial	26,501	18,494
Consumer	5,664	3,814
Total loans	114,061	81,992
Allowance for possible loan losses	(1,192)	(1,050)
Total (net of allowance)	$112,869	$80,942

     The following is a presentation of an analysis of maturities of loans at December 31, 2003:

	Due in 1
	Year or	Due in 1	Due After
Type of Loan	Less	to 5 Years	5 Years	Total
		(Dollars in Thousands)
Commercial	$9,940	$9,724	$6,517	$26,181
Real estate – construction	26,039	919	–	26,958
Real estate – residential	11,000	6,283	11,475	28,758
Real estate – commercial	5,588	19,712	1,200	26,500
Consumer	3,473	1,925	266	5,664

Total	$56,040	$38,563	$19,458	$114,061

     The following is a presentation of an analysis of sensitivities of such loans to changes in interest rates at December 31, 2003 (dollars in thousands):

Loans due after 1 year with fixed interest rates	$34,442
Loans due after 1 year with variable interest rates	$23,579

     The following table presents information regarding nonaccrual, past due and restructured loans at the dates indicated (dollars in thousands):

	December 31,
	2003	2002
Loans accounted for on a non-accrual basis:
Number	2	8
Amount	$194	$185
Accruing loans (including consumer loans) which are contractually past due 90 days or more as to principal and interest payments:
Number	0	0
Amount	$–	$–
Loans defined as “troubled debt restructurings” Number	0	0
Amount	$–	$–
Loans defined as “doubtful”	1	0
Number	1	0
Amount	$336	$–
Loans defined as “substandard”	5	8
Number	5	8
Amount	$1,479	$2,859

     At December 31, 2003, there were no loans classified for regulatory purposes as doubtful or substandard that have not been disclosed in the above table, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Accrual of interest is discontinued on a loan when management of Premier Bancorp determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.

     There were no other loans which are not disclosed above, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Securities

     At December 31, 2003, Premier Bank owned $11,339,000 in securities, compared to $13,358,000 at December 31, 2002. The net unrealized gain on securities at December 31, 2003 was $33. Total securities decreased for the year ended December 31, 2003 by $2,019. Premier Bank’s investment portfolio is used to provide yield, liquidity and pledgeable assets to secure public fund deposits.

     The carrying value of securities at December 31, 2003 and 2002 is summarized as follows:

Category	December 31,
	2003	2002
	(Dollars in Thousands)
Available for sale:
U.S. Government securities	$3,046	$5,098
State and municipal	1,682	787
Mortgage-backed	6,644	7,662

Total	$11,372	$13,547

     The following table presents the carrying value by maturity distribution of the investment portfolio along with weighted average yields thereon at December 31, 2003:

	Within 1		Beyond 5
	Year	1-5 Years	Years	Total
		(Dollars in Thousands)
U.S. Government securities	$1,033	$1,509	$504	$3,046
State and municipal	0	331	1,351	1,682
Weighted average yield (tax equivalent)	3.78	4.95	6.74	5.40
Mortgage-backed	81	48	6,187	6,316
Weighted average yield	3.7	6.90	4.17	4.18

Deposits

     Total deposits were $111,232,000 at December 31, 2003, compared to $96,299,000 at December 31, 2002. At December 31, 2003, $17,060,000, or 15% of Premier Bank’s total deposits were in noninterest-bearing demand accounts. Interest-bearing demand accounts were $94,172,000 or 85% of total deposits. Savings accounts totaled $467, or 0.4% of total deposits. The majority of the deposits continue to be in time deposits. Time deposits (certificate of deposits) totaled $60,604,000, or 54% of total deposits. Time deposits greater than $100,000 amounted to $32,256,000 and time deposits less than $100,000 amounted to $28,348,000 at December 31, 2003. Time deposits maturing within one year amounted to $37,069,000 or 61% of total time deposits. The weighted average cost of all interest bearing deposit accounts was 2.14% at December 31, 2003. The weighted average yield on certificates of deposits was 2.92% at December 31, 2003.

     The following table presents, for the years indicated, the average amount of and average rate paid on each of the following deposit categories (dollars in thousands):

	Years Ended December 31,
	2003		2002
	Average	Average	Average	Average
Deposit Category	Amount	Rate Paid	Amount	Rate Paid
Noninterest-bearing demand	$16,511	–%	$14,847	–%
Negotiable order of withdrawal deposits	8,326	0.47	7,518	1.48
Savings deposits	29,333	1.08	16,636	1.69
Time deposits	54,707	2.92	45,044	3.57

     The following table indicates amounts outstanding of certificates of deposit of $100,000 or more and respective maturities for the year ended December 31, 2003 (in thousands):

Certificates of Deposit
3 months or less	$1,412
3 to 12 months	18,464
12 months through 3 years	8,593
Over 3 years	3,787

Total	$32,256

Liquidity and Capital Resources

     Liquidity refers to Premier Bank’s ability to fund loan demand, meet deposit customers’ withdrawal needs and provide for operating expenses. Premier Bank’s main sources of cash flow are from receiving deposits from its customers, and to a lesser extent, from repayment of loan principal and interest income on loans and securities. Other sources of liquidity include the sale of securities available for sale from Premier Bank’s securities portfolio, the sale of loans held for sale, Federal Home Loan Bank advances, the purchase of federal funds, repurchase agreements or brokered deposits.

     At September 30, 2004, and September 30, 2003, the most recent regulatory notifications categorized Premier Bancorp as well capitalized under the regulatory framework for prompt corrective action. At September 30, 2004 Premier Bancorp’s total capital to risk-weighted assets ratio was 11.09%, Tier-1 to risk weighted assets ratio was 9.95% and Tier 1 to average asset ratio was 8.35%.

     At December 31, 2003, and December 31, 2002, the most recent regulatory notifications categorized Premier Bancorp as well capitalized under the regulatory framework for prompt corrective action. At December 31, 2003, Premier Bank’s total capital to risk-weighted assets ratio was 11.42%, Tier-1 to risk weighted assets ratio was 10.34% and Tier 1 to average asset ratio was 8.85%.

     On October 29, 2004, Premier Bancorp formed a special purpose trust and issued junior subordinated debt securities in exchange for 100% of the common securities of the trust. The trust then issued trust preferred securities to investors and used the proceeds to purchase the junior subordinated debt securities from Premier Bancorp. The trust preferred securities are considered equity for regulatory purposes and debt for tax purposes. The trust preferred securities qualify as regulatory capital for Premier Bancorp (under current Federal Reserve guidelines, the trust preferred securities qualify as Tier 1 Capital up to a maximum of 25% of Premier Bancorp’s total Tier 1 Capital and any remainder qualifies as Tier 2 Capital). For GAAP, the subordinated debentures are shown on Premier Bancorp’s consolidated balance sheet as long-term debt.

     There were no material commitments for capital expenditures and known material trends in capital resources in 2003, 2002 or during the nine months ended September 30, 2004.

     Premier Bank’s primary uses of cash are lending to Premier Bank’s borrowers and investing in securities and short-term interest-earning assets. In 2003, loan demand exceeded deposit growth.

     Premier Bancorp’s total shareholders’ equity at September 30, 2004 was $9,895,000, compared to $8,666,000 at September 30, 2003. The increase of $1,229,000 or 14% was the net result of net income of $1,210,000, issuance of stock resulting from the exercise of 3,000 stock options for $30,000 and decrease of $11 in unrealized gain on securities available for sale.

     Premier Bancorp’s total shareholders’ equity at December 31, 2003 was $8,912,000, compared to $7,967,000 at December 31, 2002. The increase of $945,000, or 12%, was the net result of 2003 net income of $1,040,000 and a decrease of $95,000 in unrealized gain on securities available for sale.

Interest Rate Sensitivity

     At December 31, 2003, approximately $81,265,000 or 65% of interest earning assets will reprice or mature within one year. Loans maturing or repricing within one year totaled $78,584,000 or 69% of total loans. Premier Bank had $1,411 loans maturing or repricing after five years. At December 31, 2003, Premier Bank had approximately $81,872,000 of earning assets and $70,637,000 in interest bearing deposits maturing or repricing within one year.

     One of management’s objectives in managing Premier Bank’s balance sheet for interest rate sensitivity is to reduce volatility in the net interest margin by matching, as closely as possible, the timing of the repricing of its interest rate sensitive assets with interest rate sensitive liabilities. During 2003 and 2002, Premier Bank experienced two decreases – a 50 basis point drop in 2002 and a 25 basis point in 2003. Management believes that, at December 31, 2003, interest rates were at or near their 40-year historic low point and expects rates to increase within the next two years.

     The following table presents the interest rate sensitivity gap for Premier Bank at December 31, 2003:

Interest Rate Gap Analysis
Reprices or Maturing Within Periods Identified Below
(Dollars in Thousands)

	0-3	3-12		1-5	Over 5
	Months	Months	1 Year	Years	Years	Total
Assets
Securities	$–	$1,982	$1,982	$4,632	$4,758	$11,372
Fed Funds Sold	699	–	699	–	–	699
Loans	70,722	7,862	78,584	32,315	1,411	114,061
Restricted Stock	607	–	607	–	–	607

Total Earning Assets	$72,028	$9,844	$81,872	$38,698	$6,169	$126,739

Liabilities
Interest-bearing deposits	$47,125	$23,512	$70,637	$23,535	$–	$94,172
Other borrowings	6,511	626	7,137	3,339	209	10,685
Subordinated debentures	3,093	–	3,093	–	–	3,093
Total interest-bearing liabilities	56,729	24,138	80,867	26,874	209	107,950
Asset (liability) GAP	15,299	(14,294)	1,005	11,824	5,960	18,789
Cumulative asset (liability) GAP	$15,299	$4,450	$1,005	$12,829	$18,789	$18,789

Cumulative as a percentage of interest-earning assets	211%	45%	1%	33%	305%	15%

Off-Balance Sheet Arrangements

     At December 31, 2003, Premier Bancorp did not have any off-balance sheet arrangements.

     Information concerning securities sold under agreements to repurchase is summarized as follows (dollars in thousands):

	2003	2002
Average daily balance during the year	$3,794	$4,052
Average interest rate during the year	0.71%	0.89%
Maximum month-end balance during the year	$4,508	$4,941
Weighted average interest rate at year -end	0.55%	0.55%

Contractual Obligations

     Premier Bancorp has contractual obligations to make future payments on debt and lease agreements. The following table summarizes Premier Bancorp’s contractual obligations at December 31, 2003:

Contractual Obligations	Payments Due by Period
		Less than 1			After 5
	Total	year	1-3 years	3-5 years	years
		(Dollars in thousands)
Deposit maturities	$111,232	$87,697	$21,973	$1,562	$–
Junior subordinated debt securities	3,093	–	–	–	3,093
Repurchase agreements	3,511	3,511	–	–	–
Long-term debt	–	–	–	–	–
Other borrowings	7,174	4,849	2,169	156	–
Operating lease obligations	1,599	311	1,051	237	–

Total Contractual Obligations	$126,609	$96,368	$25,193	$1,955	$3,093

     Premier Bancorp’s operating lease obligations represent short- and long-term operating lease and rental payments for facilities, certain software and data processing, and other equipment.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Premier Bancorp did not have any changes in or disagreements with accountants on accounting and financial disclosure during the last two fiscal years and in the nine months ended September 30, 2004.

Security Ownership of Certain Beneficial Owners and Management Prior to the Merger

     The individuals listed in the table below held 5% or more of the outstanding voting common stock of Premier Bancorp as of November 18, 2004.

	Amount and Nature of
	Beneficial Ownership
Name and Address of Beneficial Owner	(# of Shares)	Percent of Class(1) (%)
Bill King	34,000	5.64
3946 Woodlawn Drive
Nashville, Tennessee 37205
James W. Ayers(2)	58,500	9.70
131 West Main Street
P. O. Box 217
Parsons, Tennessee 38363

     (1) Based upon 603,000 shares of voting common stock of Premier Bancorp issued and outstanding as of November 18, 2004 and 174,600 shares reserved for issuance upon exercise of stock options. The percentages are calculated based on the amount of outstanding securities plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

Because all options will vest upon the change of control of Premier Bancorp in the merger, the percentage includes all shares reserved for issuance upon exercise of all options.

     (2) Includes 4,000 shares beneficially owned by Mr. Ayers, 25,000 shares beneficially owned by First Holdings, Inc., a company in which Mr. Ayers has sole investment and voting power, and 29,500 shares beneficially owned by Tennessee Central Bancshares, Inc., a company in which Mr. Ayers has sole investment and voting power.

     The following table shows the beneficial ownership of the issued and outstanding shares of Premier Bancorp’s common stock by all executive officers and directors of Premier Bancorp individually and as a group as of November 18, 2004:

		Amount and Nature of
Name and Address of		Beneficial Ownership
Beneficial Owner(1)	Position	(# of Shares)	Percent of Class(2) (%)
Homayoun Aminmadani(3)	Director	50,500	8.30
L. Joe Edmondson(4)	Director	6,500	1.08
Farzin Ferdowsi(5)	Director	50,500	8.30
James B. Ford(6)	Director	7,100	1.17
James D. Harris(7)	Chairman, CEO	51,700	8.20
Linda Lynch(8)	Director	6,500	1.08
Edwin B. Raskin(9)	Director	13,500	2.23
Randal Ritter(10)	Director	16,300	2.70
Greg Thurman(11)	Director	41,150	6.77
Susan S. Weiss(12)	Director	7,500	1.24
Diane West(13)	Director, President	37,500	5.95
William Youree(14)	Director	17,500	2.89
J. Daniel Dellinger(15)	Secretary, CFO	16,000	2.59
Executive officers and directors, as a group	–	322,250	41.44

     (1) All of Premier Bancorp’s executive officers and directors can be reached at the offices of Premier Bank of Brentwood, 5217 Maryland Way, Brentwood, Tennessee 37027.

     (2) Based upon 603,000 shares of voting common stock of Premier Bancorp issued and outstanding as of November 18, 2004 and 174,600 shares reserved for issuance upon exercise of stock options. The percentages are calculated based on the amount of outstanding securities plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights. Because all options will vest upon the change of control of Premier Bancorp in the merger, the percentage includes all shares reserved for issuance upon exercise of all options.

     (3) Includes 45,000 shares beneficially owned by Mr. Aminmadani and 5,500 shares issuable upon exercise of all his options.

     (4) Includes 5,000 shares beneficially owned by Mr. Edmondson and 1,500 shares issuable upon exercise of all his options.

     (5) Includes 45,000 shares beneficially owned by Mr. Ferdowsi and 5,500 shares issuable upon exercise of all his options.

     (6) Includes 5,600 shares beneficially owned by Mr. Ford and 1,500 shares issuable upon exercise of all his options.

     (7) Includes 24,200 shares beneficially owned by Mr. Harris, 27,500 shares issuable upon exercise of all his options, 1,000 shares beneficially owned by the IRA of his wife, Sandra Harris, and 6,200 shares held through Mr. Harris’s IRA account, in which he has sole voting and investment power. Mr. Harris disclaims beneficial ownership of the shares held by his wife’s IRA.

     (8) Includes 1,500 shares beneficially owned by Ms. Lynch, 1,500 shares issuable upon exercise of all her options and 3,500 shares beneficially owned by her IRA Account, in which she has sole voting and investment power.

     (9) Includes 10,000 shares beneficially owned by Mr. Raskin, 2,000 shares issuable upon exercise of all his options and 1,500 shares beneficially owned by SuJo, Inc., a company in which Mr. Raskin has sole investment and voting power.

     (10) Includes 14,800 shares beneficially owned by Mr. Ritter and 1,500 shares issuable upon exercise of all his options.

     (11) Includes 36,500 shares beneficially owned by Mr. Thurman and 4,650 shares issuable upon exercise of all his options.

     (12) Includes 5,000 shares beneficially owned by Ms. Weiss, 1,500 shares issuable upon exercise of all her options and 1,000 shares beneficially owned by the IRA account of her husband. Ms. Weiss disclaims beneficial ownership of the shares held in her husband’s IRA account.

     (13) Includes 10,500 shares beneficially owned by Ms. West and 27,500 shares issuable upon exercise of all her options.

     (14) Includes 15,000 shares beneficially owned by Mr. Youree and 2,500 shares issuable upon exercise of all his options.

     (15) Includes 300 shares beneficially owned by Mr. Dellinger, 15,500 shares issuable upon exercise of all his options, 100 shares held jointly with his mother over which there is shared voting and investment power and 100 shares held jointly with his father over which there is shared voting and investment power.

     At November 18, 2004, there were no family relationships among directors and officers. There has been no change in control of Premier Bancorp since its formation in 1998. There are no arrangements, other than the proposed merger with BancorpSouth, the operation of which at a subsequent date may result in a change in control of Premier Bancorp.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk reflects the risk of economic loss resulting from changes in interest rates and market prices. This risk of loss can be reflected in either reduced potential net interest revenue in future periods or diminished market values of financial assets.

     Premier Bancorp’s market risk arises primarily from interest rate risk that is inherent in its lending, investment and deposit taking activities. Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest Premier Bancorp earns on its assets and owes on its liabilities are established contractually for a period of time. Since market interest rates change over time, Premier Bancorp is exposed to lower profit margins (or losses) if it cannot adapt to interest rate changes. Several techniques might be used by a financial institution to minimize interest rate risk. One approach used by Premier Bancorp is to periodically analyze its assets and liabilities and make future financing and investing decisions based on payment streams, interest rates, contractual maturities, repricing opportunities and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. Premier Bancorp employs an interest rate risk (earnings at risk) analysis and an economic value of equity analysis for measuring its asset/liability sensitivity position. Both of these techniques are applied through the use of an income simulation model. Interest rate risk is measured by simulating net interest and net income over a predetermined horizon. The income simulation process produces a set of income projections under varying interest rate scenarios. Premier Bancorp reviews income simulation results over a twelve and twenty-four month horizon. Economic value of equity measures the present values of assets and liabilities by projecting future cash flows using varying interest rate scenarios. Because this measure is more forward-looking than income simulation, it is employed more for evaluating the bank’s asset/liability sensitivity position over a long period of time. Management seeks to manage interest rate risk through the utilization of various tools that include matching repricing periods for new assets and liabilities and managing the composition and size of the investment portfolio so as to reduce the risk in the deposit and loan portfolios, while at the same time maximizing the yield generated from the portfolio.

     The following tables provide information about Premier Bancorp’s financial instruments that are sensitive to changes in interest rates as of December 31, 2003. The expected maturity categories take into account repricing opportunities as well as contractual maturities. For core deposits without contractual maturities (interest bearing checking, savings and money market accounts), the tables present cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors. The fair value of loans, deposits and other borrowings are based on the discounted value of expected cash flows using a discount rate which is commensurate with the maturity. The fair value of securities is based on market prices or dealer quotes.

					1 Year-2
	Overnight	Overnight	1 Year	1 Year	Years	1 Year-2	2-3 Years	2-3 Years
	Balance	Rate	Balance	Rate	Balance	Years Rate	Balance	Rate
Assets:
Cash and Due	$—	—%	$—	—%	$—	—%	$—	—%
Federal Funds Sold	699,155	—	—	—	—	—	—	—
Fed Funds Sold-balancing	—	—	—	—	—	—	—	—
Funds Sold	699,155	—	—	—	—	—	—	—
Available for Sale	—	—	1,957,142	6.12	583,351	4.48	564,837	4.48
Held to Maturity	—	—	—	—	—	—	165,000	4.35
Book Unrealized Gain (Loss)	—	—	—	—	—	—	—	—
Federal Home Loan Bank Stock	339,700	6.00	—	—	—	—	—	—
Federal Reserve Bank Stock	267,300	6.00	—	—	—	—	—	—
Total Investments	607,000	6.00	1,957,142	6.12	583,351	4.48	729,837	4.45
Commercial	2,434,740	4.54	17,289,980	5.53	2,719,246	7.20	2,193,352	6.82
Small Business Administration	—	—	3,750,528	5.63	372,035	8.65	156,294	6.94
Consumer	161,568	5.25	1,998,051	5.37	530,555	7.49	425,932	7.11
Real Estate	2,591,049	4.76	52,934,640	5.14	4,839,631	6.55	3,755,838	6.37
Loan Loss Reserve	—	—	—	—	—	—	—	—
Loan Suspense	—	—	—	—	—	—	—	—
Overdrafts	—	—	—	—	—	—	—	—
Total Loans	5,187,358	4.67	75,973,198	5.26	8,461,468	6.91	6,531,416	6.58
Interest Receivable	—	—	—	—	—	—	—	—
Premises and Equipment	—	—	—	—	—	—	—	—
Other Real Estate Owned	—	—	—	—	—	—	—	—
Other Assets	—	—	—	—	—	—	—	—
Repossessions	—	—	—	—	—	—	—	—
Bank Owned Life Insurance	—	—	—	—	—	—	—	—
Bank Owned Life Insurance Cash Surrender Value Increase	—	—	—	—	—	—	—	—
Total Other Assets	—	—	—	—	—	—	—	—
Total Assets	6,493,513	4.29	77,930,340	5.28	9,044,818	6.75	7,261,253	6.37

					1 Year-2
	Overnight	Overnight	1 Year	1 Year	Years	1 Year-2	2-3 Years	2-3 Years
	Balance	Rate	Balance	Rate	Balance	Years Rate	Balance	Rate
Liabilities:
Total Non-Interest Demand Deposit Account	$—	—%	$—	—%	$—	—%	$—	—%
Total Interest Bearing Demand Deposit Account	791,183	0.25	4,524,513	0.63	4,524,513	0.63	—	—
Total Money Market Account	—	—	9,304,113	1.06	9,304,113	1.06	4,652,057	1.06
Total Savings	—	—	186,751	0.25	186,751	0.25	93,375	0.25
Total Certificate of Deposit	—	—	37,302,368	2.31	14,589,781	2.29	2,973,087	3.32
Total Deposits	791,183	0.25	51,317,745	1.92	28,605,158	1.61	7,718,519	1.92
Fed Funds Purchased	—	—	—	—	—	—	—	—
Fed Funds Purchased-balancing	—	—	—	—	—	—	—	—
Repurchase Agreements	3,511,044	0.60	—	—	—	—	—	—
Federal Home Loan Bank Advances Fixed	—	—	765,271	2.50	834,841	2.50	834,841	2.50
Federal Home Loan Bank Advances Floating	3,000,000	1.50	—	—	—	—	—	—
Subordinated Debt	—	—	—	—	—	—	—	—
Total Borrowings	6,511,044	1.01	765,271	2.50	834,841	2.50	834,841	2.50
Interest Payable	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	—	—	—	—
Other Liabilities	—	—	—	—	—	—	—	—
Total Other Liabilities	—	—	—	—	—	—	—	—
Total Liabilities	7,302,227	0.93	52,083,016	1.93	29,439,999	1.64	8,553,360	1.98
Equity:
Common Stock	—	—	—	—	—	—	—	—
Surplus	—	—	—	—	—	—	—	—
Retained Earnings	—	—	—	—	—	—	—	—
Accumulated Other Comp Income	—	—	—	—	—	—	—	—
Total Equity	—	—	—	—	—	—	—	—
Total Liabilities/Equity	7,302,227	0.93	52,083,016	1.93	29,439,999	1.64	8,553,360	1.98

	3-4 Yrs	3-4 Yrs	4-5 Yrs	4-5 Yrs	> 5 Yrs	> 5 Yrs	Non-Sensitive	Total	Total
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Balance	Rate
Assets:
Cash and Due	$—	—%	$—	—%	$—	—%	$4,692,087	$4,692,087	—%
Federal Funds Sold	—	—	—	—	—	—	—	699,155	—
Fed Funds Sold-balancing	—	—	—	—	—	—	—	—	—
Funds Sold	—	—	—	—	—	—	—	699,155	—
Available for Sale	2,072,887	3.17	624,346	4.47	3,854,794	4.69	—	9,657,357	4.61
Held to Maturity	120,000	4.00	45,000	5.50	1,351,515	3.90	—	1,681,515	3.99
Book Unrealized Gain (Loss)	—	—	—	—	—	—	33,057	33,057	—
Federal Home Loan Bank Stock	—	—	—	—	—	—	—	339,700	6.00
Federal Reserve Bank Stock	—	—	—	—	—	—	—	267,300	6.00
Total Investments	2,192,887	3.22	669,346	4.54	5,206,309	4.48	33,057	11,978,929	4.59
Commercial	1,366,109	6.01	909,459	6.15	136,550	5.35	-40,444	27,008,992	5.76
Small Business Administration	613,668	7.20	768,844	6.49	170,782	6.57	—	5,832,150	6.16
Consumer	122,410	7.30	198,995	6.30	1,287	7.50	—	3,438,798	6.03
Real Estate	4,307,138	6.44	8,107,191	6.06	276,280	6.50	—	76,811,767	5.45
Loan Loss Reserve	—	—	—	—	—	—	-1,192,070	-1,192,070	—
Loan Suspense	—	—	—	—	—	—	786,427	786,427	—
Overdrafts	—	—	—	—	—	—	182,375	182,375	—
Total Loans	6,409,325	6.44	9,984,489	6.11	584,898	6.25	-263,712	112,868,439	5.59
Interest Receivable	—	—	—	—	—	—	529,472	529,472	—
Premises and Equipment	—	—	—	—	—	—	592,909	592,909	—
Other Real Estate Owned	—	—	—	—	—	—	150,899	150,899	—
Other Assets	—	—	—	—	—	—	737,471	737,471	—
Repossessions	—	—	—	—	—	—	—	—	—
Bank Owned Life Insurance	—	—	—	—	2,109,203	—	—	2,109,203	—
Bank Owned Life Insurance Cash Surrender Value Increase	—	—	—	—	—	—	—	—	—
Total Other Assets	—	—	—	—	2,109,203	—	2,010,751	4,119,954	—
Total Assets	8,602,212	5.61	10,653,835	6.01	7,900,410	3.40	6,472,183	134,358,564	5.12

	3-4 Yrs	3-4 Yrs	4-5 Yrs	4-5 Yrs	> 5 Yrs	> 5 Yrs	Non-Sensitive	Total	Total
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Balance	Rate
Liabilities:
Total Non-Interest Demand Deposit Account	$—	—%	$—	—%	$—	—%	$17,059,987	$17,059,987	—%
Total Interest Bearing Demand Deposit Account	—	—	—	—	—	—	—	9,840,210	0.60
Total Money Market Account	—	—	—	—	—	—	—	23,260,283	1.06
Total Savings	—	—	—	—	—	—	—	466,877	0.25
Total Certificate of Deposit	4,177,198	4.91	1,561,550	3.58	—	—	500	60,604,484	2.56
Total Deposits	4,177,198	4.91	1,561,550	3.58	—	—	17,060,487	111,231,841	1.67
Fed Funds Purchased	—	—	—	—	—	—	—	—	—
Fed Funds Purchased-balancing	—	—	—	—	—	—	—	—	—
Repurchase Agreements	—	—	—	—	—	—	—	3,511,044	0.60
Federal Home Loan Bank Advances Fixed	834,841	3.25	834,841	3.25	69,570	3.25	—	4,174,204	2.81
Federal Home Loan Bank Advances Floating	—	—	—	—	—	—	—	3,000,000	1.50
Subordinated Debt	—	—	3,093,000	4.63	—	—	—	3,093,000	4.63
Total Borrowings	834,841	3.25	3,927,841	4.34	69,570	3.25	—	13,778,248	1.72
Interest Payable	—	—	—	—	—	—	200,948	200,948	—
Taxes Payable	—	—	—	—	—	—	50,173	50,173	—
Other Liabilities	—	—	—	—	—	—	185,383	185,383	—
Total Other Liabilities	—	—	—	—	—	—	436,504	436,504	—
Total Liabilities	5,012,039	4.64	5,489,391	4.12	69,570	3.25	17,496,991	125,446,593	1.74
Equity:
Common Stock	—	—	—	—	—	—	600,000	600,000	—
Surplus	—	—	—	—	—	—	5,400,000	5,400,000	—
Retained Earnings	—	—	—	—	—	—	2,889,870	2,889,870	—
Accumulated Other Comp Income	—	—	—	—	—	—	22,101	22,101	—
Total Equity	—	—	—	—	—	—	8,911,971	8,911,971	—
Total Liabilities/Equity	5,012,039	4.64	5,489,391	4.12	69,570	3.25	26,408,962	134,358,564	1.74

COMPARISON OF RIGHTS OF SHAREHOLDERS

     BancorpSouth is incorporated under Mississippi law. Premier Bancorp, Inc. is incorporated under Tennessee law. Upon completion of the merger, the restated articles of incorporation, as amended, of BancorpSouth and the amended and restated bylaws, as amended, of BancorpSouth in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent Premier Bancorp shareholders receive BancorpSouth common stock in the merger, the rights of former shareholders of Premier Bancorp will be determined by reference to the restated articles of incorporation and amended and restated bylaws of BancorpSouth and the Mississippi Business Corporation Act. The material differences between the rights of holders of Premier Bancorp common stock and the rights of holders of BancorpSouth common stock, resulting from the differences in their governing documents and the differences between Mississippi law and Tennessee law, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of BancorpSouth common stock under applicable Mississippi law, the restated articles of incorporation and the amended and restated bylaws of BancorpSouth or the rights of the holders of Premier Bancorp common stock under applicable Tennessee law, the Premier Bancorp charter and the Premier Bancorp bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Mississippi Business Corporation Act, the Tennessee Business Corporation Act and the governing corporate instruments of BancorpSouth and Premier Bancorp, to which the holders of Premier Bancorp common stock are referred. Copies of the governing corporate instruments of BancorpSouth are available, without charge, to any person, including any beneficial owner of Premier Bancorp common stock to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 94.

Summary of Material Differences Between the Rights of BancorpSouth Shareholders and the Rights of Premier Bancorp Shareholders

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
Authorized Capital Stock	The authorized capital stock of BancorpSouth consists of 500,000,000 shares of common stock, $2.50 par value per share.	The authorized capital stock of Premier Bancorp consists of 1,000 shares of organizational common stock callable by Premier Bancorp at any time, $1.00 par value, 3,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of preferred stock, no par value.

Board of Directors

Size	BancorpSouth’s governing corporate instruments provide that the Board of Directors consists of between nine and 24 members, as determined from time to time by BancorpSouth’s Board of Directors and on the date of this Proxy Statement/Prospectus the Board of Directors consists of twelve members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth’s Board of Directors if the Board of Directors does not	The Premier Bancorp bylaws provide that the Board of Directors consists of between three and 15 members, and that the exact number of directors within the minimum and maximum, the range for the size of the Board of Directors and whether the size of the Board of Directors shall be fixed or variable-range may be determined by the Board of Directors. On the date of this Proxy Statement/Prospectus the Premier Bancorp Board of Directors consists of twelve members.
The Tennessee Business Corporation

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
recommend such an increase.
Act provides that, in the case of a variable-range board, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by Premier Bancorp’s Board of Directors.

Classification and Term	BancorpSouth’s governing corporate instruments provide that the members of the Board of Directors are divided into three classes, with classes elected for staggered three-year terms.	Pursuant to the Premier Bancorp bylaws, directors are elected for one-year terms.

Election	BancorpSouth’s governing corporate instruments provide that at each annual meeting, the number of directors equal to the number of the class whose term expires at the time of the meeting are elected to hold office as directors. Pursuant to BancorpSouth’s restated articles of incorporation, shareholders may not cumulate votes in the election of directors.	The Premier Bancorp bylaws and the Tennessee Business Corporation Act provide that directors shall be elected at each annual shareholders’ meeting. Premier Bancorp shareholders may not cumulate votes in the election of directors.

Vacancies	BancorpSouth’s governing corporate instruments provide that any vacancy on the Board of Directors or directorship to be filled because of an increase in the number directors may be filled: (i) by the shareholders of BancorpSouth; (ii) by the Board of Directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the Board of Directors by the affirmative vote of a majority of all of the directors remaining in office.	Pursuant to Premier Bancorp’s governing corporate instruments, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, either the shareholders or the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board of Directors, the directors may fill such vacancy by the affirmative vote of a majority of all the directors remaining in office.

Removal	BancorpSouth’s governing corporate instruments provide that a director may be removed for cause (as defined by the restated articles of incorporation of BancorpSouth) by the affirmative vote of a majority of the entire Board of Directors or by BancorpSouth’s shareholders, only for cause, at a special meeting of the shareholders called expressly for that purpose.	Premier Bancorp’s governing corporate instruments and the Tennessee Business Corporation Act allow shareholders to remove directors with or without cause. A director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him.

Premier Bancorp’s bylaws and the Tennessee Business Corporation Act provide that a director may be removed by the shareholders or directors only at a meeting called for that purpose.

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
Board Quorum and Voting Requirements	The amended and restated bylaws of BancorpSouth provide that at all regular and special meetings of the Board of Directors, a majority of the whole Board of Directors, excluding any vacancies, shall constitute a quorum, and that the act of the majority of directors present at a meeting at which a quorum is present is the act of the Board of Directors.	Premier Bancorp’s governing corporate instruments and the Tennessee Business Corporation Act provide that a quorum of the Board of Directors consists of a majority of the fixed number of directors if Premier Bancorp has a fixed board size or a majority of the number of directors prescribed, or if no number is prescribed, the number in office immediately before the meeting begins, if Premier Bancorp has a variable-range board. Premier Bancorp currently has a variable-range Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors.

Transactions with Directors	The Mississippi Business Corporation Act provides that a transaction that is not a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth, because a director of BancorpSouth, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction.

	The Mississippi Business Corporation Act further provides that a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth because the director, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction, if, pursuant to the Mississippi Business Corporation Act, directors’ action respecting the transaction or shareholders’ action respecting the transaction was taken in compliance with the Mississippi Business Corporation Act, or if the transaction, judged according to the circumstances at the time of	The Tennessee Business Corporation Act provides that a conflict of interest transaction will not be voidable by Premier Bancorp solely because of a director’s interest in the transaction if (i) the material facts of the transaction and the director’s interest was disclosed or known to the Board of Directors and the Board of Directors authorized, approved or ratified the transaction; (ii) the material facts of the transaction and director’s interest was disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or (iii) the transaction was fair to Premier Bancorp.

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
commitment, is established to have been fair to BancorpSouth.

Shareholder Meetings

Special Meetings	BancorpSouth’s governing corporate instruments provide that a special meeting of the shareholders may be called by the chief executive officer or corporate secretary or by the holders of not less than a majority of all of the shares entitled to vote at such meeting, and shall be called by the chief executive officer or corporate secretary at the request in writing of a majority of the Board of Directors or of the holders of a majority of the shares of stock entitled to vote at such meeting.	Premier Bancorp’s bylaws and the Tennessee Business Corporation Act provide that a special meeting of shareholders shall be held on call of the Board of Directors or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting make a written demand for such special meeting.

Voting Rights	BancorpSouth’s governing corporate instruments provide that each share of common stock is entitled to one vote on each matter with respect to which shareholders are entitled to vote.	Premier Bancorp’s governing corporate instruments provide that each outstanding share is entitled to one vote on each matter voted on at a shareholders’ meeting, and that only shares are entitled to vote.

Record Date	Pursuant to the amended and restated bylaws of BancorpSouth, the Board of Directors may fix a record date to be not more than 50 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action is to be taken.	Pursuant to the Premier Bancorp bylaws and the Tennessee Business Corporation Act, the Board of Directors will fix as the record date a date not more than 70 days before the meeting or action.

Actions by Written Consent	The amended and restated bylaws of BancorpSouth provide that shareholders may take action by unanimous written consent of all shareholders entitled to vote on the matter.	Pursuant to the Premier Bancorp bylaws and the Tennessee Business Corporation Act, action may be taken without a meeting if all shareholders entitled to vote on the action consent in writing to taking such action without a meeting. The affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.

Quorum and Voting Requirements	BancorpSouth’s governing corporate instruments provide that a majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders, except that two-thirds of the shares of common	Pursuant to the governing corporate instruments of Premier Bancorp, all shares entitled to vote and be counted together collectively on a matter at a meeting of shareholders is a voting group. If a quorum exists, action on a matter other than the election of

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
	stock entitled to vote constitutes a quorum for the transaction of any business at a special meeting of shareholders. The affirmative vote of the majority of shares entitled to vote shall be the act of the shareholders if a quorum is present, unless the restated articles of incorporation of BancorpSouth or applicable law requires a greater number of affirmative votes. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.	directors by a voting group entitled to vote is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Advance Notice of Shareholder Nominations and Proposals for Business	The amended and restated bylaws of BancorpSouth provide that, in the case of the annual meeting of shareholders, proposals by shareholders of business to be considered or acted upon and nominations for election of directors must be stated in writing and filed with BancorpSouth’s corporate secretary not later than 90 calendar days and not earlier than 120 calendar days before the first anniversary of the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the prior year’s annual meeting. If the annual meeting is more than 30 calendar days from the first anniversary of the preceding year’s annual meeting, shareholder notice must be received by BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the later to occur of 90 calendar days prior to the date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting or 10 calendar days after BancorpSouth’s first public announcement of the date of the annual meeting.	Premier Bancorp’s governing corporate instruments do not contain any provisions that require Premier Bancorp shareholders to provide advance notice prior to proposing business or nominating persons at an annual or special meeting of shareholders.

The amended and restated bylaws of BancorpSouth provide that, in the case of a special meeting of shareholders, nominations by shareholders for

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
election of directors must be preceded by delivery of written notice to BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the special meeting and not later than the later of 90 calendar days prior to the special meeting or 10 calendar days following the day on which BancorpSouth first made public announcement of the date of the special meeting.

In addition, the amended and restated bylaws of BancorpSouth require that any shareholder notice regarding director nomination include certain information concerning the shareholder and his nominee, including, among other things, information about the nominee that would be required to be included in a proxy statement filed under the proxy rules of the SEC.

The chairman of the annual or special meeting may declare that any shareholder proposal or nomination be disregarded if not made in compliance with the procedures of the amended and restated bylaws of BancorpSouth.

Liability and Indemnification of Directors and Officers

Personal Liability	Pursuant to the restated articles of incorporation of BancorpSouth, a director, in general, is not personally liable to BancorpSouth or its shareholders for monetary damages for any action taken, or for the failure to take action, as a director, except for liability for (i) the amount of a financial benefit received to which the director is not entitled; (ii) an intentional infraction of harm on BancorpSouth or the shareholders; (iii) a violation of the provisions of the Mississippi Business Corporation Act regarding unlawful distributions; or (iv) an intentional violation of criminal law.	In general, the Premier Bancorp bylaws provide that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director shall not be liable to Premier Bancorp or its shareholders for monetary damages for breach of the director’s fiduciary duties. The Tennessee Business Corporation Act allows a corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or are a knowing violation of law, (iii) under section 174 of the Tennessee Business Corporation Act (regarding unlawful dividends and stock purchases) or (iv)

Premier Bancorp Shareholder
BancorpSouth Shareholder Rights	Rights
for any transaction from which the director derived an improper personal benefit.

Indemnification	BancorpSouth’s restated articles of incorporation provide that BancorpSouth shall indemnify and, upon request, shall advance expenses prior to the final disposition of a proceeding to any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of BancorpSouth by reason of the fact that such person is or was a director, officer, partner, trustee, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another entity, against any liability incurred in the action, suit or proceeding to the full extent permitted by the Mississippi Business Corporation Act and, despite the fact that such person has not met the applicable standard of conduct set forth in the Mississippi Business Corporation Act or would be disqualified for indemnification under the Mississippi Business Corporation Act, to such person if a determination is made that the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances and if the acts or omissions did not constitute gross negligence or willful misconduct. In addition, the restated articles of incorporation of BancorpSouth provide that a request for reimbursement or advancement of expenses prior to final disposition of a proceeding need not be accompanied by the written affirmation of good faith belief that the payee has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated otherwise than is required by the Mississippi Business Corporation Act, but the remaining applicable provisions of the Mississippi Business	The Premier Bancorp bylaws provide that Premier Bancorp will indemnify and advance expenses to each director and officer, or person who may have served at the request of the Premier Bancorp’s Board of Directors or its chief executive officer as a director or officer of another corporation, to the full extent allowed by Tennessee law. Premier Bancorp may indemnify and advance expenses to any employee or agent of Premier Bancorp to the same extent as to a director or officer if the Board of Directors determines that to do so is in the best interests of Premier Bancorp.

The Tennessee Business Corporation Act provides that Premier Bancorp may indemnify a party to a proceeding because the individual is or was a Premier Bancorp director against liability if: (i) the individual’s conduct was in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with Premier Bancorp, that the individual’s conduct was in Premier Bancorp’s best interest, and in all other cases, that the individual’s conduct was at least not opposed to Premier Bancorp’s best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that his conduct was unlawful.

The Tennessee Business Corporation Act does not permit indemnification of a director (i) in connection with a proceeding by or in the right of Premier Bancorp in which the director is adjudged liable to Premier Bancorp; or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly

Premier Bancorp Shareholder
BancorpSouth Shareholder Rights	Rights
Corporation Act apply to any such request, including the requirement that the payee submit an undertaking by or on behalf of the payee to repay the funds unless it is ultimately determined that he is entitled to be indemnified by BancorpSouth.

BancorpSouth’s governing corporate instruments and the Mississippi Business Corporation Act provide that BancorpSouth may purchase and maintain insurance on behalf of an individual who is a director or officer of BancorpSouth, or who, while a director or officer of BancorpSouth, serves at BancorpSouth’s request as a director, officer, partner, trustee, employee or agent of another entity against any liability that may be asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not BancorpSouth would have the power to indemnify him against such liability.

The restated articles of incorporation of BancorpSouth explain that the rights to indemnification contained therein are intended to be greater than that otherwise provided for in the Mississippi Business Corporation Act, are contractual in nature, and in that respect are mandatory, despite a person’s failure to meet the standard of conduct required for permissive indemnification under the Mississippi Business Corporation Act.

The amended and restated bylaws of BancorpSouth provide for indemnification of certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, in cases other than action by or in the right of BancorpSouth. Also, in the case of actions by or in the right of BancorpSouth, certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding by or in the right of BancorpSouth to procure a judgment in its favor may generally be	received by the director.

The Tennessee Business Corporation Act permits Premier Bancorp to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of a proceeding if (i) the director furnishes Premier Bancorp with a written affirmation of his good faith belief that he has met the required standard of conduct; (ii) the director furnishes Premier Bancorp with a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director is not entitled to indemnification; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

The Tennessee Business Corporation Act generally provides that Premier Bancorp may indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as to a director and that Premier Bancorp may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by the governing corporate instruments of Premier Bancorp, general or specific action of the Board of Directors or by contract.

In addition, pursuant to the Premier Bancorp bylaws and the Tennessee Business Corporation Act, Premier Bancorp may maintain insurance to protect itself and any director, officer, employee or agent of Premier Bancorp or a director, officer, employee or agent who is or was serving at the request of Premier Bancorp or Premier Bancorp’s chief executive officer as a director, officer, partner, trustee, employee or agent of another entity or enterprise against any expense, liability or loss whether or not Premier Bancorp would have the power to indemnify such per son against such expense,

Premier Bancorp Shareholder
BancorpSouth Shareholder Rights	Rights
indemnified against expenses actually and reasonably incurred by such persons in connection with defense or settlement of the action or suit, except that no indemnification shall be made if such persons breached certain fiduciary duties to BancorpSouth unless, and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such persons are fairly and reasonably entitled to indemnification for certain expenses.

The amended and restated bylaws of BancorpSouth provide that any indemnification pursuant to the bylaws shall be made only as authorized in specific cases upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct.

The Mississippi Business Corporation Act provides that BancorpSouth may indemnify an individual who is a party to a proceeding because he is a director against liability if: (1) (i) he conducted himself in good faith; (ii) he reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the best interests of BancorpSouth and (B) in all other cases, that his conduct was at least not opposed to the best interests of BancorpSouth; and (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under BancorpSouth’s restated articles of incorporation.

The Mississippi Business Corporation Act also generally allows, with some exceptions, BancorpSouth to indemnify and advance expenses to officers to the same extent as to directors, and if a person is an officer but not a director, to such further extent as may be provided by	liability or loss.

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
BancorpSouth’s governing corporate instruments, a resolution of the Board of Directors or by contract.

Amendments to Organizational Documents

Articles of Incorporation/Charter	The Mississippi Business Corporation Act provides that BancorpSouth has the power to make and amend bylaws not inconsistent with BancorpSouth’s restated articles of incorporation.

The affirmative vote of the holders of not less than 80% of the outstanding voting stock of BancorpSouth is required to amend or repeal (i) the provisions of the restated articles of incorporation of BancorpSouth regarding shareholder approval of certain transactions in the event that the Board of Directors does not recommend a vote in favor of such transactions; and (ii) the provisions regarding shareholder approval of transactions with certain shareholders.	The Tennessee Business Corporation Act provides that Premier Bancorp may amend its charter at any time to add or change a provision that is required or permitted to be in the charter or to delete a provision not required to be in the charter.

Furthermore, the Tennessee Business Corporation Act permits Premier Bancorp’s directors to amend the charter without shareholder approval in certain limited cases or when the Tennessee Business Corporation Act expressly permits a change to be made without shareholder action.

Bylaws	The amended and restated bylaws of BancorpSouth provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.

In addition, pursuant to the Mississippi Business Corporation Act, BancorpSouth’s shareholders may amend or repeal BancorpSouth’s amended and restated bylaws and the Board of Directors may amend or repeal the bylaws unless the shareholders, in amending, repealing or adopting a bylaw, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.	Pursuant to the Premier Bancorp bylaws, the bylaws may be altered, amended, repealed or restated, and new bylaws may be adopted, at any meeting of the shareholders by the affirmative vote of a majority of the stock represented at such meeting, or by the affirmative vote of a majority of the members of the Board of Directors who are present at any regular or special meeting.

The Tennessee Business Corporation Act provides that the Board of Directors may amend or repeal the Premier Bancorp bylaws unless the Premier Bancorp charter or the Tennessee Business Corporation Act reserves the power exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the Board of Directors may not amend or repeal that bylaw.

Dissenters’ Rights/Appraisal	Pursuant to the Mississippi Business Corporation Act, a BancorpSouth shareholder generally is entitled to	Premier Bancorp’s shareholders have dissenters’ rights with respect to certain corporate actions. See “THE

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
appraisal rights and to obtain payment of the fair value of shares in the event of the following corporate actions, with certain exceptions and limits: (i) consummation of a merger to which BancorpSouth is a party if shareholder approval is required for the merger by the Mississippi Business Corporation Act and the shareholder is entitled to vote on the merger, except that appraisal rights are not available with respect to shares of any class or series that remain outstanding after consummation of the merger; (ii) consummation of a share exchange to which BancorpSouth is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available with respect to any class or series of BancorpSouth shares that is not exchanged; (iii) consummation of certain dispositions of assets if the shareholder is entitled to vote on the disposition; (iv) amendment of the restated articles of incorporation of BancorpSouth that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if BancorpSouth has the obligation or right to repurchase the fractional share so created; or (v) other situations provided for in BancorpSouth’s governing corporate instruments or by resolution of the Board of Directors.	MERGER – Shareholders Dissenters’ Rights.”

In general, the Tennessee Business Corporation Act provides that a shareholder of Premier Bancorp is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions, with certain exceptions and limits: (i) consummation of a plan of merger to which Premier Bancorp is a party if, in general, shareholder approval is required and the shareholder is entitled to vote on the merger; (ii) consummation of a plan of share exchange to which Premier Bancorp shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all, or substantially all, of Premier Bancorp’s property other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange; (iv) a Premier Bancorp charter amendment that materially and adversely affects rights in respect of a dissenter’s shares; or (v) any corporate action taken pursuant to a shareholder vote to the extent that Premier Bancorp’s governing corporate instruments or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Anti-Takeover Provisions

Shareholder Rights Plan	BancorpSouth has implemented a shareholders rights plan (which is commonly referred to as a “poison pill”) under which a common stock purchase right attaches to and trades with each share of BancorpSouth common stock (including shares of BancorpSouth common stock to be issued to Premier Bancorp shareholders in connection with the merger). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any	Premier Bancorp does not have a shareholders rights plan.

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth common stock at a price equal to 50% of the then current market price.

Control Share Acquisitions	Pursuant to the Mississippi Control Share Act, control shares that are the subject of a control share acquisition only have voting rights as determined by the Mississippi Control Share Act. “Control shares” are shares acquired by a person under certain circumstances which would result in voting power, when added to all other shares owned by such person, that would give that person (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

In general, the voting rights of control shares are restored if, by reason of subsequent issuance of shares or other transactions by the “issuing public corporation,” the voting power of those control shares is reduced to a range of voting power for which approval has been granted or is not required, upon transfer of such shares to certain other persons or upon the expiration of three years after the date that the shareholders failed to approve a resolution according voting rights to those control shares.

The Mississippi Control Share Act does not apply to BancorpSouth because BancorpSouth is not an “issuing public corporation” and has not elected to be subject to the Mississippi Control Share Act in its restated articles of incorporation.	The Tennessee Control Share Acquisition Act generally provides that the voting rights of “control shares” acquired in a control share acquisition will have the same voting rights as other shares of the same class only if approved by resolution of the shareholders. “Control shares” are shares acquired by a person under certain circumstances which would result in voting power, when added to all other shares owned by such person, that would give that person (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power or a majority; or (iii) more of all voting power. In general, voting rights of control shares are restored upon transfer of such shares to another person unless the transfer constitutes a control share acquisition.

The Tennessee Control Share Acquisition Act does not apply to Premier Bancorp because neither the Premier Bancorp charter nor the Premier Bancorp bylaws expressly opt in to the Tennessee Control Share Acquisition Act.

Investor Protection Act	The Mississippi Business Corporation Act does not contain similar provisions.	The Tennessee Investor Protection Act governs takeover offers. In general, a “takeover offer” is an offer to acquire or the acquisition of any equity security of an offeree company, pursuant to a tender offer or request or

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
invitation for tenders, if after the acquisition the offeror would be a beneficial owner of more than 10% of any class of the outstanding equity securities of the offeree company. The Tennessee Investor Protection Act places certain limitations on offerors, requires registration of takeover offers and requires filing of solicitation materials.

The Tennessee Investor Protection Act does not apply to Premier Bancorp because Premier Bancorp is a bank holding company subject to regulation by a federal agency.

Greenmail Act	The Mississippi Business Corporation Act does not contain similar provisions.	The Tennessee Greenmail Act provides that a corporation may not purchase any of its shares at a price above the market value of such shares form any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all shareholders of such class.

The Tennessee Greenmail Act does not apply to Premier Bancorp because it does not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act.

Votes on Extraordinary Corporate Transactions	The restated articles of incorporation of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock is required in the event that the Board of Directors does not recommend to the shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale, exchange or lease of all or substantially all of the assets of BancorpSouth to, any person or entity.	In general, the Tennessee Business Corporation Act provides that, in the case of a merger or a sale of assets of Premier Bancorp not in the ordinary course of activities, a plan of merger or the proposed transaction, in order to be adopted or authorized, must be approved by the Board of Directors and by the shareholders by two-thirds of the votes cast or a majority of the voting power, whichever is less.

Pursuant to the Mississippi Business

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
Corporation Act, in the case of a merger or share exchange, with some exceptions, BancorpSouth’s Board of Directors must submit the plan of merger or share exchange to the shareholders for approval and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

The Mississippi Business Corporation Act provides that a sale, lease, exchange or other disposition of assets, subject to certain exceptions, requires approval of BancorpSouth’s shareholders if BancorpSouth would leave the corporation without a significant continuing business activity. If BancorpSouth retains a business activity that represented at least 25% of total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year, in each case of BancorpSouth and its subsidiaries on a consolidated basis, BancorpSouth will conclusively be deemed to have retained a “significant continuing business activity.” The Board of Directors must submit the proposed disposition to the shareholders for their approval and the approval of a disposition by the shareholders shall require the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the disposition exists.

Votes on Transactions with Certain Shareholders, including Business Combinations Involving Interested Shareholders	The Mississippi Shareholder Protection Act generally provides that in addition to any vote required by law or BancorpSouth’s governing corporate instruments and subject to certain exceptions, certain business combinations with interested shareholders shall be approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding	The Tennessee Business Combination Act generally provides that no corporation or subsidiary of a corporation may engage in any business combination with any interested shareholder of the corporation or subsidiary for a period of five years following the interested shareholder’s share acquisition date unless the combination or transaction

Premier Bancorp Shareholder
	BancorpSouth Shareholder Rights	Rights
shares of voting stock of BancorpSouth, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is (or whose affiliate or associate is) a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single class. Pursuant to the Mississippi Shareholder Protection Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions with interested shareholders, and an “interested shareholder” is generally any person or entity that beneficially owns 20% or more of the voting power of any outstanding class or series of BancorpSouth stock.

The amended and restated bylaws of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock of BancorpSouth not held by a shareholder owning or controlling 20% or more of BancorpSouth’s voting stock at the time of the proposed transaction (which is referred to as a “controlling party”) is required for the approval or authorization of a merger, consolidation, sale, exchange or lease of all or substantially all of BancorpSouth’s assets if the transaction involves any controlling party, with certain exceptions such as approval of the transaction by a majority of the entire Board of Directors.	which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of the corporation prior to such interested shareholder’s share acquisition date and the proposed business combination satisfies any additional requirements imposed by law and the charter or bylaws of the corporation, or if the combination or transaction is exempt from regulation pursuant to the Tennessee Business Combination Act. After that five-year period, the business combination with the interested shareholder can be consummated only if it satisfies, in addition to other requirements, certain fair price criteria or if it is approved by two-thirds of the other shareholders.

Pursuant to the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions, and an “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Premier Bancorp stock.

The Tennessee Business Corporation Act does not apply to business combinations involving Premier Bancorp because Premier Bancorp does not currently have a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act.

Consideration of Other Constituencies	The Mississippi Business Corporation Act provides that a BancorpSouth director, in determining what he reasonably believes to be in the best interests of BancorpSouth, shall consider the interests of BancorpSouth’s shareholders and, in	The Premier Bancorp bylaws provide that the Board of Directors shall, when evaluating any offer of a person, other than Premier Bancorp itself, to (i) make a tender or exchange offer for any equity security of Premier Bancorp or any other security of Premier

Premier Bancorp Shareholder
BancorpSouth Shareholder Rights	Rights
his discretion, may consider the interests of BancorpSouth’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of BancorpSouth and its shareholders, including the possibility that such interests may be best served by the continued independence of BancorpSouth.	Bancorp convertible into any equity security, (ii) merge or consolidate Premier Bancorp with any other corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Premier Bancorp, in connection with the exercise of its business judgment in determining what are the best interests of Premier Bancorp and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of Premier Bancorp and on the communities in which Premier Bancorp operates or is located.

The Tennessee Business Corporation Act provides that no corporation (or its officers or directors) that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC shall be held liable for, among other things, opposing any proposed merger, exchange, tender offer or significant disposition of the assets of Premier Bancorp or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect Premier Bancorp’s employees, customers, suppliers, the community or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer of significant disposition of assets. This provision of the Tennessee Business Corporation Act does not apply to Premier Bancorp because Premier Bancorp does not currently have a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

     BancorpSouth has filed with the SEC under the Securities Act of 1933 a registration statement on Form S-4 that registers the distribution to Premier Bancorp shareholders of the shares of BancorpSouth common stock to be issued in connection with the merger, including those shares of BancorpSouth common stock issuable upon exercises of the new BancorpSouth stock options into which Premier Bancorp common stock options are to be converted. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BancorpSouth, Premier Bancorp and BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth to omit certain information included in the registration statement from this Proxy Statement/Prospectus.

     In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	Woolworth Center	Citicorp Center
Room 1024	233 Broadway	500 West Madison Street
Washington, D.C. 20549	New York, New York 10279	Suite 1400
Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov. The reports and other information filed by BancorpSouth with the SEC are also available at BancorpSouth’s Internet world wide web site. The address of the site is http://www.bancorpsouth.com. We have included the web addresses of the SEC and BancorpSouth as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

     You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows BancorpSouth to “incorporate by reference” information into this Proxy Statement/Prospectus from documents that it has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition, operations and business. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by other information contained directly in this Proxy Statement/Prospectus or in documents filed by BancorpSouth with the SEC after the date of this Proxy Statement/Prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

     This Proxy Statement/Prospectus incorporates by reference the following documents with respect to BancorpSouth:

•	BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	BancorpSouth’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

•	BancorpSouth’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004;

•	BancorpSouth’s Current Reports on Form 8-K dated September 20, 2004;

•	BancorpSouth’s Current Report on Form 8-K dated October 19, 2004;

•	BancorpSouth’s Quarterly Report on Form 10-Q for the three months ended September 30, 2004;

•	BancorpSouth’s Annual Report for the BancorpSouth, Inc. Amended and Restated Salary Deferral – Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2003;

•	the description of BancorpSouth common stock contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997;

•	the description of BancorpSouth common stock purchase rights contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997; and

•	the description of amendments to BancorpSouth common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.

     All documents and reports filed by BancorpSouth with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Proxy Statement/Prospectus and the date of the special meeting of shareholders of Premier Bancorp are incorporated by reference into this Proxy Statement/Prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     BancorpSouth has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to BancorpSouth and BancorpSouth Bank.

     You can obtain copies of the documents incorporated by reference in this Proxy Statement/Prospectus with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from BancorpSouth at the following:

BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Cathy S. Freeman, Secretary

     If you would like to request documents from BancorpSouth, please do so by December 14, 2004 to receive them before the Premier Bancorp special meeting. You can also obtain copies of these documents from the SEC through the SEC’s or BancorpSouth’s Internet world wide web site or at the SEC’s address described in this section above.

     You should rely only on the information contained in or incorporated by reference in this Proxy Statement/Prospectus in considering how to vote your shares. Neither BancorpSouth nor Premier Bancorp has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement/Prospectus is dated November 19, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus nor the issuance of BancorpSouth common stock in the merger shall create any implication to the contrary.

2005 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS

BancorpSouth

     If the merger is completed, those Premier Bancorp shareholders receiving BancorpSouth common stock as merger consideration will become shareholders of BancorpSouth. Shareholder proposals intended to be presented at BancorpSouth’s 2005 annual meeting of shareholders must be received at BancorpSouth’s executive offices, located at the address listed below, not later than November 26, 2004 in order for the proposal to be included in BancorpSouth’s Proxy Statement and proxy card.

     Shareholder proposals submitted after November 26, 2004 will not be included in BancorpSouth’s Proxy Statement or proxy card, but may be included in the agenda for BancorpSouth’s 2005 annual meeting if submitted in accordance with the following. Shareholders who wish to nominate a candidate for election to BancorpSouth’s Board of Directors (other than the candidates proposed by the Board of Directors or the Nominating Committee) or propose any other business at the 2005 annual meeting must deliver written notice to BancorpSouth’s corporate secretary at the address below not earlier than November 26, 2004 nor later than February 10, 2005. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. BancorpSouth’s Nominating Committee will consider shareholder nominations of candidates for election to the Board of Directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.

     A shareholder’s written notice submitted to BancorpSouth’s corporate secretary nominating candidates for election to the Board of Directors or proposing other business must include: (i) the name and address of the shareholder; (ii) the class and number of shares of common stock held of record and beneficially owned by such shareholder; (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on BancorpSouth’s stock transfer books; (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders; (vi) any personal or other material interest of the shareholder in the business to be submitted; (vii) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information BancorpSouth reasonably requests. Such notice shall be sent to the following address:

BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary

     The individuals named as proxies on the proxy card for BancorpSouth’s 2005 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in BancorpSouth’s Proxy Statement for the 2005 annual meeting, unless BancorpSouth receives notice of the matter(s) to be proposed at the annual meeting by February 10, 2005. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Premier Bancorp

     Premier Bancorp will hold a 2005 annual meeting of shareholders only if the merger is not completed before the time of its annual meeting, as originally scheduled.

LEGAL MATTERS

     Riley, Caldwell, Cork & Alvis, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the merger. Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee, special counsel to BancorpSouth, will deliver its opinion to BancorpSouth as to certain tax matters concerning the merger. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee, counsel to Premier Bancorp, will deliver its opinion to Premier Bancorp as to certain tax matters concerning the merger.

EXPERTS

     The consolidated financial statements of BancorpSouth as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this Proxy Statement/Prospectus and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Between

BANCORPSOUTH, INC.

And

PREMIER BANCORP, INC.

Dated as of September 17, 2004

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 17, 2004 (“Agreement”), between BANCORPSOUTH, INC., a Mississippi corporation (“BancorpSouth”), and PREMIER BANCORP, INC., a Tennessee corporation (“PBC,” and collectively with BancorpSouth, the “Holding Companies”).

RECITALS:

     WHEREAS, BancorpSouth is the parent corporation of BancorpSouth Bank, a Mississippi banking corporation (“BancorpSouth Bank”);

     WHEREAS, PBC is the sole shareholder of Premier Bank of Brentwood, a Tennessee banking corporation (“PBB”);

     WHEREAS, BancorpSouth and PBC have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which (i) PBC will merge with and into BancorpSouth (the “Holding Company Merger”) and (ii) PBB will merge with and into BancorpSouth Bank (the “Bank Merger”), each subject to the terms and conditions set forth herein (the Holding Company Merger and the Bank Merger, collectively, the “Merger”);

     WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger.

     (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), PBC shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be “BancorpSouth, Inc.” Upon consummation of the Holding Company Merger, the separate corporate existence of PBC shall terminate.

     (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the “MBA”) and the Tennessee Banking Act (the “TBA”), as applicable, at the Effective Time, PBB shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the “Surviving Bank”) in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be “BancorpSouth Bank.” Upon consummation of the Bank Merger, the separate corporate existence of PBB shall terminate.

1.2 Effective Time.

     (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the “Holding Company Articles of Merger”) which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) and the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) with respect to the Holding Company Merger.

     (b) The Bank Merger shall become effective as set forth in the articles of merger (the “Bank Articles of Merger,” and together with the Holding Company Articles of Merger, the “Articles of Merger”) which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the “Mississippi Department”), the Tennessee Department of Financial Institutions (the “Tennessee Department”) and the Tennessee Secretary with respect to the Bank Merger, but shall occur immediately after the Holding Company Merger.

     (c) The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger.

     (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and Section 48-21-108 of the TBCA.

     (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in, as applicable, Section 81-5-85 of the MBA and Section 45-2-1308 of the TBA.

1.4 Conversion of PBC Common Stock.

     (a) At the Effective Time, each share of the common stock, par value of $1.00 per share, of PBC (the "PBC Common Stock”) issued and outstanding immediately prior to the Effective Time (other than PBC Dissenting Shares (as defined below) and shares of PBC Common Stock held directly or indirectly by BancorpSouth or PBC or any of their respective Subsidiaries as defined in Section 3.2(d) hereof (as adjusted below), other than Trust Account Shares and DPC shares as such terms are defined in this Section below) shall be converted, at the election of the holder thereof, into the right to receive the following, without interest:

     (i) for each share of PBC Common Stock with respect to which an election to receive cash has been made (a “Cash Election”), the right to receive in cash an amount equal to $50.07 (the “Cash Consideration”, and collectively, the “Cash Election Shares”);

     (ii) for each share of PBC Common Stock with respect to which an election to receive common stock, par value $2.50 per share, of BancorpSouth (the “BancorpSouth Common Stock”) together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith, has been made (a “Stock Election”), the right to receive from BancorpSouth the number of shares of BancorpSouth Common Stock as is equal to the Exchange Ratio (as defined in Section 1.4(b)) (the “Stock Consideration”), and (collectively, the “Stock Election Shares”);

     (iii) Holders of more than one share of PBC Common Stock may elect a combination of both cash and shares of BancorpSouth Common Stock (with such election referred to as a “Mixed Election”). For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration.”; and

     (iv) for each share of PBC Common Stock other than PBC Dissenters’ Shares and shares as to which a Cash Election or a Stock Election has been effectively made (collectively, “Non-Election Shares”), the right to receive from BancorpSouth such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.4(d).

     (b) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (i) “Aggregate BancorpSouth Share Amount” shall be a number of shares of BancorpSouth Common Stock equal to the number of shares of PBC Common Stock outstanding at the time of determination multiplied by 1.1111.

     (ii) "Ággregate Cash Election Amount” means the amount calculated by multiplying the Cash Consideration by the sum of (x) the aggregate number of Cash Election Shares and (y) the aggregate number of Non-Election Shares being converted into the right to receive the Cash Consideration.

     (iii) “Exchange Ratio” means 2.1785.

     (c) Subject to Section 1.6, the total number of shares of PBC Common Stock to be converted into Stock Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate BancorpSouth Share Amount by (y) the Exchange Ratio. All of the other shares of PBC Common Stock shall be converted into Cash Consideration (in each case, excluding shares of PBC Common Stock to be cancelled pursuant to Subsection (e) below).

     (d) As promptly as possible after the Election Deadline (as defined below), BancorpSouth shall cause the Exchange Agent (as defined in Section 2.1) to effect the allocation among holders of PBC Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

     (i) If the aggregate number of shares of PBC Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

     (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

     (e) At the Effective Time, all shares of PBC Common Stock that are owned directly or indirectly by BancorpSouth or PBC or any of their respective Subsidiaries, other than shares of PBC Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or PBC, as the case may be, being referred to herein as “Trust Account Shares”) and (ii) held by BancorpSouth or PBC or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of PBC Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or PBC, being referred to herein as “DPC Shares”), shall be canceled and shall cease to exist, and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by PBC or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.

     (f) Each share of PBC Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of PBC Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock into which such share is convertible pursuant to Section 1.4(a) and (ii) the cash in lieu of fractional shares into which the shares of PBC Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(e) hereof, and (iii) Cash Consideration pursuant to Section 1.4(a) hereof. Certificates previously representing shares of PBC Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor and Cash Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an “Anti-Dilution Event”), the Exchange Ratio and the Merger Consideration shall be adjusted to result in the same aggregate consideration being delivered to PBC’s shareholders as would have been received had such Anti-Dilution Event not occurred.

     (g) Notwithstanding anything in this Agreement to the contrary, shares of PBC Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters’ rights shall have been properly demanded in accordance with Sections 48-23-201, et. seq. of the TBCA (“PBC Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, Merger Consideration or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such PBC Dissenting Shares in accordance with the provisions of Sections of the TBCA; provided, however, that (i) if any holder of PBC Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters’ rights as provided in Sections 48-23-202, et. sec. of the TBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of PBC Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Stock Consideration and/or cash in lieu of fractional shares and/or Cash Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(c) and Article II hereof.

     (h) At the Effective Time, all shares of PBB common stock shall be canceled and shall cease to exist and no stock of BancorpSouth or BancorpSouth Bank or other consideration shall be delivered in exchange therefor.

1.5 Stock Options. At the Effective Time, each option granted by PBC to purchase shares of PBC Common Stock which is outstanding and unexercised immediately prior thereto (each, a “PBC Option”) shall, by virtue of the Merger and without any further action by the holder thereof, cease to represent a right to acquire shares of PBC Common Stock and shall be considered an option (the “New Option”) issued under and subject to the appropriate stock option plan of BancorpSouth to purchase shares of BancorpSouth Common Stock to be issued in an amount and at an exercise price determined as provided below:

     (a) The number of shares of BancorpSouth Common Stock to be subject to the New Option shall be equal to the number of shares of BancorpSouth Common Stock to which the holder of the PBC Option would have been entitled under Section 1.4(a) of this Agreement had the PBC Option been exercised in full immediately prior to the Effective Time and had such holder received only Stock Consideration in the Merger, provided that any fractional shares of BancorpSouth Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

     (b) The exercise price per share of BancorpSouth Common Stock under the New Option shall be equal to the aggregate exercise price for the shares of PBC Common Stock otherwise purchasable under the PBC Option divided by the number of shares of BancorpSouth Common Stock issuable under the New Option pursuant to Section 1.5(a); provided that any such exercise price which would otherwise include a fraction of a cent shall be rounded to the nearest whole cent. The adjustment provided herein with respect to any PBC Options which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) of the Code shall override anything to the contrary contained herein. The duration of the New Option shall be the same as the original PBC Option. All New Options shall be exercisable by the holder thereof in accordance with the terms of the agreements for the PBC Options.

     (c) At the Effective Time, BancorpSouth shall either adopt the PBC Option plans for the purpose of issuing New Options or, in BancorpSouth’s sole discretion, issue New Options under and subject to an appropriate stock option plan of BancorpSouth. At or prior to the Effective Time, BancorpSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BancorpSouth Common Stock for delivery upon exercise of the New Options. At or prior to the Effective Time, BancorpSouth shall take such action as is necessary to ensure that a registration statement on Form S-8, S-4 or other applicable form is effective to cover the shares of BancorpSouth Common Stock subject to the New Options.

     1.6 Tax Matters. Notwithstanding any other provision contained in this Agreement, it is intended that the Holding Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

     (a) In order that the Holding Company Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, if the aggregate value of the shares of BancorpSouth Common Stock to be issued in connection with the Holding Company Merger, based upon the closing price of BancorpSouth Common Stock as reported on the NYSE at the end of the regular session on the business day immediately preceding the Effective Time (the “Aggregate BancorpSouth Share Value Consideration”), would be less than 45% of the sum of (i) the Aggregate BancorpSouth Share Value Consideration and (ii) the Aggregate Cash Value Consideration (as defined below), then BancorpSouth may, in its sole discretion, increase the Stock Consideration and decrease the Cash Consideration so that the aggregate value of the shares of BancorpSouth Common Stock to be issued to the holders of PBC Common Stock in connection with the Holding Company Merger, as determined based upon the closing price of BancorpSouth Common Stock as reported on the NYSE at the end of the regular session on the business day immediately preceding the Effective Time, is equal to 45% of the sum of (i) the aggregate value of the shares of BancorpSouth Common Stock to be issued to the holders of PBC Common Stock in connection with the Holding Company Merger, as determined based upon the closing price of BancorpSouth Common Stock as reported on the NYSE at the end of the regular session on the business day immediately preceding the Effective Time, and (ii) the Aggregate Cash Value Consideration. In the event that the Stock Consideration and Cash Consideration are adjusted as provided for in this Section 1.6(a), all references in this Agreement to the “Stock Consideration” and the “Cash Consideration” shall refer to the Stock Consideration and Cash Consideration as adjusted in this Section 1.6(a). For purposes of this Agreement, the “Aggregate Cash Value Consideration” shall be an amount equal to the sum of (x) Aggregate Cash Election Amount, (y) the product of the number of PBC Dissenting Shares (except to the extent that the holder of such PBC Dissenting Shares, as of the Closing Date, has effectively withdrawn or lost his right to dissent from the Merger under the TBCA) and the Cash Consideration and (z) any other amounts received by a holder of PBC Common Stock prior to the Merger, either in a redemption of PBC stock or in a distribution with respect to PBC stock (but only to the extent such amount is treated as other property or money received in the exchange for purposes of Section 356 of the Code, or would be so treated if the PBC shareholder also had received stock of BancorpSouth in exchange for stock owned by the shareholder in PBC).

     (b) The parties agree that BancorpSouth may at any time change the method of effecting the combination of BancorpSouth and PBC or the Bank Merger, including, without limitation, by merging PBC with a direct wholly-owned subsidiary of BancorpSouth, and PBC shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Merger Consideration to be provided to holders of PBC Common Stock as provided for in this Agreement, (ii) adversely affect the rights of holders of PBC Options (hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.7 BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by PBC or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into authorized but unissued stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

1.9 Bylaws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the articles of incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the articles of association of the Surviving Bank.

1.10 Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

ARTICLE II. EXCHANGE OF SHARES

2.1 BancorpSouth to Make Shares and Cash Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with SunTrust Bank, Atlanta, N.A. or another bank or trust company (the “Exchange Agent”) selected by BancorpSouth and reasonably satisfactory to PBC, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, the Cash Consideration, certificates representing the shares of BancorpSouth Common Stock constituting the Stock Consideration and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of PBC Common Stock.

2.2 Exchange of Shares; Payment of Cash Consideration.

     (a) At the time of the mailing of the Proxy Statement and Prospectus described in Section 7.1 hereof, BancorpSouth will cause the Exchange Agent to send to each holder of record of shares of PBC Common Stock on the record date for the meeting of the shareholders of PBC a letter of transmittal and cash election form (collectively, the “Election Form”) and other appropriate materials providing for such holder, subject to the provisions of Section 1.4 hereof, to make a Stock Election, Cash Election, Mixed Election, or No Election. As of the Election Deadline (as defined below), any shares of PBC Common Stock with respect to which there shall not have been such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.

          (i) Any Cash Election, Stock Election or Mixed Election shall have been validly made only if the Exchange Agent shall have received an Election Form properly completed by 5:00 p.m., Central Time, on the second business day immediately preceding the meeting of shareholders of PBC described in Section 7.1 hereof (the “Election Deadline”). An election by a holder of shares of PBC Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of PBC Common Stock. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by BancorpSouth, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of PBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. BancorpSouth shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

          (ii) Two or more holders of shares of PBC Common Stock who are determined to constructively own shares owned by each other by virtue of Section 318(a) of the Code and who so certify to BancorpSouth’s satisfaction, and any single holder of shares of PBC Common Stock who holds such shares in two or more different names and who so certifies to BancorpSouth’s satisfaction, may submit a joint Election Form covering the aggregate shares of PBC Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of PBC Common Stock.

          (iii) Each holder of record of shares of PBC Common Stock who holds such shares as nominee, trustee or in other representative capacities (each, a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of PBC Common Stock held by that Representative for a particular beneficial owner.

          (iv) Any holder of shares of PBC Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of PBC Common Stock may at any time prior to the Election Deadline revoke such holder’s election by written notice to the Exchange Agent received at any time prior to the Election Deadline.

     (b) As soon as practicable after the Election Deadline (the “Allocation Date”), the Exchange Agent shall effectuate the allocation among the holders of shares of PBC Common Stock of rights to receive the Stock Consideration, the Cash Consideration or a combination of both the Stock Consideration and the Cash Consideration in the Merger in accordance with the terms of this Section. As more fully set forth in Section 1.4 above, the aggregate number of shares of PBC Common Stock to be converted in the Merger into the right to receive Cash Consideration may not exceed 49.0% of the outstanding shares of PBC Common Stock, and the aggregate number of shares of PBC Common Stock to be converted in the Merger into the right to receive Stock Consideration may not exceed 51.0% of the total number of outstanding shares of PBC Common Stock.

     (c) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.

     (d) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) After the Effective Time, there shall be no transfers on the stock transfer books of PBC of the shares of PBC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.

     (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former shareholder of PBC who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) $22.984 and (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Article I hereof.

     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBC for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of PBC who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their portion of the Cash Consideration and their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of PBC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, PBC, the Exchange Agent or any other person shall be liable to any former holder of shares of PBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as is customarily required by BancorpSouth and Exchange Agent for other shareholders of BancorpSouth as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR
REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Schedules. On or prior to the date hereof, each of BancorpSouth and PBC has delivered to the other party a schedule (in the case of PBC, the “PBC Disclosure Schedule,” and in the case of BancorpSouth, the “BancorpSouth Disclosure Schedule,” and, generally, a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of PBC, or Article V, in the case of BancorpSouth, or to one or more of such party’s covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 3.2 below) with respect to either PBC or BancorpSouth, respectively.

3.2 Standards.

     (a) As used in this Agreement, the term “Material Adverse Effect” means, with respect to PBC, (i) a change in the business or properties of PBC or its Subsidiaries which, individually or in the aggregate has resulted or is reasonably expected by BancorpSouth, to result in losses, damages, liabilities, costs, expenses, judgments or fines in an amount of $750,000 or greater; or (ii) is materially adverse to (A) the business, condition, assets, properties, rights, prospects or results of operations of PBC and its Subsidiaries taken as a whole or (B) the ability of PBC and its Subsidiaries to consummate the transactions contemplated hereby; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of PBC or any Subsidiary of PBC taken with the express prior written consent of BancorpSouth, (4) any expenses incurred by PBC where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (5) the fact that PBC does not meet the revenue, profit or balance sheet predictions set forth in PBC’s internal projections separately delivered to BancorpSouth (provided that this exception shall not excuse any breach of a representation, warranty or covenant that results in such failure to meet projections), (6) any termination or resignation of employment by any employee of PBC or PBB as a result of the pendency of the Merger, including any termination arising as a result of the employment package (including title, level of responsibility, location of employment or compensation) offered to such employees by BancorpSouth or BancorpSouth Bank, or (7) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect PBC in a disproportionate manner).

     (b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancorpSouth, a material adverse effect on (i) the business, condition, assets, properties, rights, prospects or results of operations of BancorpSouth and its Subsidiaries taken as a whole or (ii) the ability of BancorpSouth and its Subsidiaries to consummate the transactions contemplated hereby; provided that Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (A) any change in banking laws, rules or regulations of general applicability, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally or interpretations thereof by courts or governmental authorities, (C) any action or omission of BancorpSouth or any Subsidiary of BancorpSouth taken with the express prior written consent of PBC, (D) any expenses incurred by BancorpSouth where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, or (E) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect BancorpSouth in a disproportionate manner). Changes in the market price of BancorpSouth Common Stock shall not be considered Material Adverse Effects or otherwise considered a material change or circumstance for any purpose.

     (c) As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50% or more of the equity or ownership interests, or an amount of voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing body.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PBC

     PBC hereby represents and warrants to BancorpSouth as follows:

     4.1 Corporate Organization.

     (a) PBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. PBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PBC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on PBC. PBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Charter and Bylaws of PBC, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. PBC has no Subsidiaries other than PBB and Premier Bancorp Capital Trust I, which is used as a vehicle to issue trust preferred securities. PBC does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly (other than as set forth in Section 4.1(a) of the PBC Disclosure Schedule), any shares of capital stock or any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

     (b) PBB is a Tennessee state bank duly organized, validly existing and in good standing under the laws of the State of Tennessee. The deposit accounts of PBB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. PBB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PBB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on PBB. The Charter and Bylaws of PBB, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. PBB has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

     (c) The minute books of PBC and each of its direct and indirect Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1998 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors). Certain minutes have been taken of meetings, the contents of which relate exclusively to this transaction. Such minutes are not included in the regular minute books and have not been made available to BancorpSouth.

4.2 Capitalization.

     (a) The authorized capital stock of PBC consists of 1,000 shares of organizational common stock, $1.00 par value, callable by PBC at any time, 3,000,000 shares of PBC Common Stock, $1.00 par value and 1,000,000 shares of PBC Preferred Stock, no par value. There are 603,000 shares of PBC Common Stock issued and outstanding and no shares of PBC Common Stock held by PBC as treasury stock. Other than shares reserved for issuance in respect of 174,600 options, there are no shares of PBC Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. There are no shares of PBC Preferred Stock issued or outstanding, held in PBC’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of PBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for options outstanding to purchase a total of 174,600 shares of PBC Common Stock (the “Options”), PBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PBC Common Stock or PBC Preferred Stock or any other equity security or capital stock of PBC or any securities representing the right to purchase or otherwise receive any shares of PBC Common Stock or any other equity security or capital stock of PBC. Set forth in Section 4.2(a) of the PBC Disclosure Schedule is a complete and correct list, for each of the Options, of the names of the optionees, the date of grant, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised.

     (b) The authorized capital stock of PBB consists of 3,000,000 shares of Bank Common Stock, par value $1.00 and 1,000,000 shares of PBB Preferred Stock, no par value. Except as set forth in Section 4.2(b) of the PBC Disclosure Schedule, PBC owns, directly or indirectly, all of the issued and outstanding shares of the capital stock, membership interests or other equity securities of each of PBC’s Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares, membership interests or other equity interests are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by applicable federal law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. PBC’s Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of PBC’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of PBC’s Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which PBC or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock, membership interests or other equity securities of any of PBC’s Subsidiaries.

4.3 Authority; No Violation.

     (a) PBC has full corporate power and authority to execute and deliver this Agreement and, upon the receipt of requisite approval by the shareholders of PBC of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PBC and the Board of Directors of PBB. The Board of Directors of PBC has directed that this Agreement and the transactions contemplated hereby be submitted to PBC’s shareholders for approval at a meeting of such shareholders. PBC has approved this Agreement and the transactions contemplated hereby, and the Board of Directors of PBC has directed officers of PBC to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of PBB. Except for the adoption of this Agreement by the requisite vote of PBC’s shareholders, no other proceedings on the part of PBC or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PBC, and this Agreement constitutes a valid and binding obligation of PBC, enforceable against PBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement, nor the consummation by PBC of the transactions contemplated hereby, nor compliance by PBC with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of PBC or the articles of incorporation, bylaws or similar governing documents of any of PBC’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PBC or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of PBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected unless, with respect to (ii) above, such violation, conflict, or breach would not have a Material Adverse Effect on PBC.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC, the Federal Trade Commission (the “FTC”) and the Department of Justice (“DoJ”), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the “S-4”) in which will be included as a prospectus a definitive proxy statement relating to the meeting of shareholders of PBC to be held in connection with this Agreement and the transactions contemplated herein (the “Proxy Statement”), (d) the approval of this Agreement by the requisite vote of the shareholders of PBC, (e) the filing of the Articles of Merger with, as applicable, the Mississippi Secretary, the Tennessee Secretary, the Mississippi Department and the Tennessee Department and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by PBC of this Agreement and (ii) the consummation by PBC and its Subsidiaries of the Merger and the other transactions contemplated hereby.

4.5 Reports. PBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Tennessee Department or any other state regulatory authority (each a “State Regulator”) and (v) any self-regulatory organization (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of PBC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of PBC, investigation into the business or operations of PBC or any of its Subsidiaries since December 31, 1998. There is no unresolved outstanding violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PBC or any of its Subsidiaries.

4.6 Financial Statements.

     (a) Except as set forth in Section 4.6(a) of the PBC Disclosure Schedule, the audited consolidated financial statements of PBC and its Subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001, and the unaudited financial statements of PBC for the six-month period ended June 30, 2004 (collectively, the “PBC Financial Statements”), including consolidated statements of condition and statements of earnings, copies of which have been previously provided to BancorpSouth, fairly present in all material respects the consolidated financial position of PBC and its Subsidiaries as of the respective dates thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of PBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such PBC Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements with respect thereto; and each of such PBC Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of PBC and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     (b) To the knowledge of PBC, neither PBC nor any of its Subsidiaries (or any of its or their assets) are subject to any liability or obligation whatsoever, whether absolute, accrued, contingent, matured or unmatured, that is not reflected and adequately reserved against in the most recent balance sheet included in the PBC Financial Statements, other than liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PBC and which were incurred the ordinary course of business consistent with past practices.

4.7 Broker’s Fees. Other than Hovde Financial LLC, neither PBC nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

     (a) Except as set forth in Section 4.8(a) of the PBC Disclosure Schedule, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to PBC.

     (b) Except as set forth in Section 4.8(b) of the PBC Disclosure Schedule, since December 31, 2003, PBC and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Section 4.8(c) of the PBC Disclosure Schedule sets forth a true and correct list of all stock options granted since December 31, 2003. Since June 30, 2004, except as set forth in Section 4.8(c) of the PBC Disclosure Schedule, neither PBC nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 2004, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in cash and in the ordinary course of business consistent with past practices) or granted any stock option.

4.9 Legal Proceedings. Section 4.9 of the PBC Disclosure Schedule lists all pending or, to PBC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PBC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of PBC or any of its Subsidiaries. Neither PBC nor any of its Subsidiaries is a party to any, and there are no pending or, to PBC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PBC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of PBC or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to PBC. There is no injunction, order, judgment, decree or unique regulatory restriction imposed upon PBC, any of its Subsidiaries or the assets of PBC or any of its Subsidiaries.

4.10 Taxes.

     (a) (i) Each of PBC and its Subsidiaries has duly and timely filed (including applicable extensions granted) all Tax Returns (as defined in this Section below) that it was required to file, and all such Tax Returns are true, complete and accurate in all material respects; (ii) except as disclosed in Section 4.10(a) of the PBC Disclosure Schedule, PBC and its Subsidiaries have timely paid all Taxes (as defined in this Section below) due and owing (whether or not shown on any Tax Return) and have adequately reserved in the financial statements of PBC in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or owing as of the dates thereof; (iii) there are no pending or, to the knowledge of PBC, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to PBC or any Subsidiary of PBC; (iv) there are no liens for Taxes upon the assets of PBC or any Subsidiary of PBC, other than liens for current Taxes not yet due; (v) neither PBC nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (vi) with respect to each taxable period of PBC and its Subsidiaries, the federal and state income Tax Returns of PBC and its Subsidiaries have either been audited by the Internal Revenue Service (the “IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, except as disclosed in Section 4.10(a) of the PBC Disclosure Schedule; (vii) neither PBC nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than with a group the common parent of which was PBC), (b) has ever been a party to any Tax sharing, indemnification or allocation agreement (other than with a group the common parent of which was PBC), (c) has any liability for the Taxes of any person (other than PBC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) is a party to any joint venture, partnership or other arrangement that is being treated as a partnership for federal income Tax purposes; (viii) neither PBC nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code; (ix) neither PBC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; (x) PBC and each of its Subsidiaries have withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and have timely paid such taxes withheld over to the appropriate authorities; (xi) neither PBC nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) and (xii) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (b) For the purposes of this Agreement, “Taxes” shall mean (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). For purposes of this Agreement, “Tax Return” shall mean any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

4.11 Employees.

     (a) Section 4.11(a) of the PBC Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the “Employee Plans”) of all “employee benefit plans” as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, “ERISA”), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is now or was for the last five (5) years maintained or contributed to by PBC or an ERISA Affiliate (as hereinafter defined), or (ii) with respect to which PBC or any ERISA Affiliate has any obligations to any current or former officer, Employee, service provider, or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise, and whether or not now due or to become due to PBC or any ERISA Affiliate.

     (b) PBC has heretofore provided to BancorpSouth, to the extent requested by BancorpSouth, and with respect to each of the Employee Plans, true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document, (ii) the actuarial report, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the IRS for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for each of the last three (3) years, and (v) the most recent summary plan description and related summaries of material modifications.

     (c) Neither PBC nor any ERISA Affiliate has been liable at any time for contributions to a Plan that is subject to section 412 of the Code, section 302 of ERISA and/or Title IV of ERISA.

     (d) The form and operation of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents. Neither PBC nor any fiduciary of an Employee Plan has violated the requirements of section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”) and distributed as required to all participants and beneficiaries, and all notices required by ERISA or the Code with respect to the Employee Plans have been appropriately given. There have been no prohibited transactions with respect to the Employee Plans.

     (e) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS, and neither PBC nor ERISA Affiliate has any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under section 501(a) of the Code, and PBC is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA) that utilizes a funding vehicle described in section 501(c)(9) of the Code or is subject to the provisions of section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under section 501(c)(9) of the Code or that the Employee Plan complies with section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under section 511 of the Code.

     (f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of PBC, none are threatened.

     (g) No written or oral representations have been made to any Employee or former Employee of PBC or any ERISA Affiliate promising or guaranteeing any employer payment or funding, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee of PBC or any ERISA Affiliate for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA).

     (h) Except for the possibility of full vesting of Code section 401(a) plan account balances which may be necessitated by Code section 411(d)(3) in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of PBC or any ERISA

Affiliate. Except as set forth in Section 4.11(h) of the PBC Disclosure Schedule, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of PBC or PBB will be triggered by or result from the consummation of the transactions contemplated by this Agreement. No Employee Plan or other contracts or arrangements, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under section 4999 of the Code (i.e., “golden parachute” taxes). All compensation amounts that have been paid or are payable are or will become deductible by PBC or BancorpSouth pursuant to section 162 of the Code.

     (i) PBC and each ERISA Affiliate have at all times complied and currently comply in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) section 4980B of the Code (as well as its predecessor provision, section 162(k) of the Code) and sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Section 4.11(i) of the PBC Disclosure Schedule lists all of the former employees of PBC or any ERISA Affiliate and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Plan offering health insurance or medical benefits.

     (j) Neither PBC nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Employee Plans, and, to the best knowledge of PBC, no condition exists that presents a risk to PBC or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

     (k) For the purpose of this Section 4.11, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with PBC under Code sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of PBC or any entity described in 4.11(k)(i) and (k)(ii).

     (l) For the purpose of this Section 4.11, the term “Employee” shall be considered to include common law employees of PBC or any ERISA Affiliate, individuals rendering personal services to PBC or any ERISA Affiliate as independent contractors and leased employees of PBC or any ERISA Affiliate as defined in Code section 414(n) and the regulations promulgated pursuant thereto.

     (m) No lien, security interests or other encumbrances exist with respect to any of the assets of PBC or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA and, to the knowledge of PBC, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.

4.12 PBC Information. The information relating to PBC and its Subsidiaries which is provided to BancorpSouth by PBC or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.

4.13 Compliance with Applicable Law. PBC and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to PBC or any of its Subsidiaries, and neither PBC nor any of its Subsidiaries has received notice, and PBC does not know, of any violations of any of the above.

4.14 Certain Contracts.

     (a) Set forth in Section 4.14(a) of the PBC Disclosure Schedule is a list of any contract or agreement (whether written or oral) to which PBC or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, PBC, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, (v) which requires the consent of a third party with respect to the transactions contemplated by this Agreement, or (vi) which restricts the conduct of any line of business by PBC or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a “PBC Contract.” PBC has previously provided to BancorpSouth true and correct copies of each PBC Contract.

     (b) Each PBC Contract described in clause (iii) of Section 4.14(a) is valid and binding and in full force and effect with respect to the obligations of PBC or its Subsidiaries and, to the knowledge of PBC, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto. PBC and each of its Subsidiaries has performed all obligations required to be performed by it to date under each PBC Contract described in clause (iii) of Section 4.14(a). Except as set forth in Section 4.14(b) of the PBC Disclosure Schedule, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of PBC or any of its Subsidiaries under any PBC Contract described in clause (iii) of Section 4.14(a). No other party to any PBC Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of PBC, in default in any respect thereunder.

4.15 Agreements with Regulatory Agencies. Neither PBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”) any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has PBC or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.16 Business Combination Provision; Takeover Laws. PBC, its Subsidiaries, and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from the requirements of any “moratorium”, “control share,” “fair price” or other anti-takeover laws and regulations (collectively, “Takeover Laws”).

4.17 Environmental Matters.

     (a) Except as disclosed in Section 4.17(a) of the PBC Disclosure Schedule, each of PBC and its Subsidiaries and, to the knowledge of PBC, each of the Participation Facilities and the Loan Properties (each as defined below), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

     (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of PBC, threatened, before any Governmental Entity or other forum in which PBC, any of its Subsidiaries, or, to the knowledge of PBC, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by PBC or any of its Subsidiaries, any Participation Facility or any Loan Property;

     (c) To the knowledge of PBC, during the period of (i) PBC’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) PBC’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) PBC’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of PBC, prior to the period of (i) PBC’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) PBC’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) PBC’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

     (d) The following definitions apply for purposes of this Section 4.17: (i) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (ii) “Loan Property” means any property in which PBC or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Participation Facility” means any facility in which PBC or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

4.18 Approvals. PBC knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

4.19 Insurance. PBC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as PBC’s management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; PBC and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by PBC have been filed in due and timely fashion.

     4.20 Loan Portfolio.

     (a) Except for matters disclosed in Section 4.20 of the PBC Disclosure Schedule, PBB is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2004, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of June 30, 2004, Loan with any director, executive officer or five percent (5%) or greater shareholder of PBC, or to the knowledge of PBC, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the PBC Disclosure Schedule sets forth (i) all of the Loans of PBB that, as of June 30, 2004, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of PBB that, as of June 30, 2004, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of PBB that, as of June 30, 2004, was classified as “Other Real Estate Owned” and the book value thereof.

     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of PBC, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21 Property. PBC has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the statement of financial condition of PBC as of December 31, 2003 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement or the marketability thereof, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which PBC or any of its Subsidiaries as lessee leases real or personal property are valid and enforceable in accordance with their respective terms, and neither PBC nor any of its Subsidiaries is, nor to the knowledge of PBC, is any other party thereto, in default thereunder.

4.22 Certain Transactions.

     (a) Neither PBC nor its Subsidiaries has provided, maintained, extended or renewed any loan or other credit that would have violated Section 13(k) of the Exchange Act if the PBC were subject to the Exchange Act.

     (b) Except as set forth in Section 4.22 of the PBC Disclosure Schedules, neither PBC nor its Subsidiaries are involved in any contract, commitment or transaction or other business affiliation, directly or indirectly, with any of their officers, directors, affiliates or shareholders including direct or indirect interest in the business of competitors, suppliers or customers of PBC or its Subsidiaries.

4.23 Business and Relationships.

     (a) No customer or group of customers of PBC or PBB has, since June 30, 2004, canceled or otherwise terminated or provided any notice of intent to cancel or otherwise terminate its or their relationship with PBC or PBB, except for cancellations or terminations that would not have a Material Adverse Effect on PBC.

     (b) PBC or PBB beneficially holds all assets, properties and rights used by PBC or PBB in the conduct of the business of PBC and PBB as conducted since December 31, 2003.

4.24 Books and Records. PBC and PBB maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PBC and to maintain accountability for PBC’s consolidated assets; (iii) access to PBC’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the PBC’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.25 Reorganization. PBC has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.26 Accuracy of Statements. Nothing contained in this Agreement, or in any information furnished or to be furnished by PBC pursuant hereto, contains or will contain an untrue statement of material fact or an omission of a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

     BancorpSouth hereby represents and warrants to PBC as follows:

5.1 Corporate Organization.

     (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PBC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. BancorpSouth is duly registered as a bank holding company under the BHC Act and has made a financial holding company election.

The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the “BancorpSouth Governing Documents”), copies of which have previously been made available to PBC, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the BIF or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. BancorpSouth Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of BancorpSouth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth Bank (the “BancorpSouth Bank Governing Documents”), copies of which have previously been made available to PBC, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization.

     (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of June 30, 2004, 76,834,580 shares of BancorpSouth Common Stock were issued and outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except shares reserved for issuance pursuant to employee benefit plans, stock option plans and BancorpSouth’s shareholder rights plan pursuant to which holders of BancorpSouth Common Stock are granted certain attached rights that are exercisable under certain circumstances (the “BancorpSouth Rights”). All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the plans and arrangements referred to above with respect to reserved shares and BancorpSouth’s dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Exhibit 21 to BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2003 sets forth a true and correct list of all material Subsidiaries of BancorpSouth as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each such Subsidiary of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3 Authority; No Violation.

     (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BancorpSouth. The Board of Directors of BancorpSouth has directed officers of BancorpSouth to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of the BancorpSouth Bank. Other than the approval of the Board of Directors of BancorpSouth Bank, no other corporate proceedings on the part of BancorpSouth or BancorpSouth’s Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against

BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the BancorpSouth Bank Governing Documents, or (ii) unless such violation, conflict or breach would not have a Material Adverse Effect on BancorpSouth and assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any material contract, as such term is defined in Regulation S-X of the SEC.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC, the FTC, and the DoJ, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the SEC of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Tennessee Secretary, the Mississippi Department and the Tennessee Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement, (f) approval for listing of the BancorpSouth Common Stock to be issued in the Merger on the NYSE, and (g) approval of the Board of Directors of BancorpSouth Bank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by BancorpSouth of this Agreement and (ii) the consummation by BancorpSouth and BancorpSouth Bank of the Merger and the other transactions contemplated hereby.

5.5 Reports. BancorpSouth and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.

5.6 Reorganization. BancorpSouth has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.7 Financial Statements; SEC Reports.

     (a) The consolidated financial statements of BancorpSouth and its subsidiaries (the “BancorpSouth Financial Statements”), including consolidated statements of condition, statements of earnings, changes in shareholders’ equity and cash flows and related notes, included in the BancorpSouth SEC Reports (as defined in this section below) fairly present in all material respects the consolidated financial position of BancorpSouth and its Subsidiaries as of the respective date thereof, and fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such BancorpSouth Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such BancorpSouth Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q. The books and records of BancorpSouth and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     (b) BancorpSouth’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2002 and 2001, and all other reports, registration statements, definitive proxy statements or information statements filed by BancorpSouth or any of its Subsidiaries subsequent to December 31, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or under the securities regulations of the SEC, in the form filed (collectively, the “BancorpSouth SEC Reports”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. BancorpSouth has filed all BancorpSouth SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all BancorpSouth SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

5.8 Absence of Certain Changes or Events. Except as disclosed in any BancorpSouth SEC Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, BancorpSouth and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

5.9 BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to PBC or any of its Subsidiaries) will comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.10 Approvals. BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of PBC. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of BancorpSouth, PBC and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the PBC Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by BancorpSouth, PBC shall not, and shall not permit any of its Subsidiaries to:

     (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of PBC to PBC;

     (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(f) hereof) any shares of the capital stock of PBC or any Subsidiary of PBC, or any securities convertible into or exercisable for any shares of the capital stock of PBC or any Subsidiary of PBC, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of PBC Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the PBC Option Plans all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;

     (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

     (d) directly or indirectly, (i) solicit, initiate, encourage, facilitate, entertain or accept any Acquisition Proposal (as defined in this subsection below), or (ii) participate or engage in any discussions or negotiations with any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition

Proposal, or (iii) provide any nonpublic information to any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iv) make any Acquisition Proposal to any person or entity other than BancorpSouth and BancorpSouth Bank, or (v) enter into any agreement with respect to any Acquisition Proposal, or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal, or (vii) authorize or permit any of its officers, directors, employees, representatives or agents to do any of the foregoing; provided, however, that in response to an unsolicited, bona-fide written Acquisition Proposal, PBC, after giving notice of such to BancorpSouth, may do the following if the Board of Directors of PBC determines in good faith that it must do so to comply with its fiduciary duties: (i) communicate information about such Acquisition Proposal to PBC’s shareholders if required under applicable law, and (ii) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors, or agents to (A) participate or engage in such discussions or negotiations, or (B) provide or cause to be provided nonpublic information. PBC will immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations previously or currently conducted with any persons or entities other than BancorpSouth and BancorpSouth Bank with respect to any Acquisition Proposal or any of the foregoing. PBC will notify BancorpSouth immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, PBC, and PBC will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing, including the material terms and conditions of such request or Acquisition Proposal and the identity of the person or group making such request or proposal. PBC will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. Notwithstanding the foregoing, PBC must submit the Merger contemplated by this Agreement to its shareholders for approval prior to the submission of any other Acquisition Proposal. In the event this Agreement is terminated for any reason other than those contained in Sections 9.1(a), (b) or (c) or BancorpSouth’s failure to perform its obligations hereunder, after the expiration of any applicable cure periods (if BancorpSouth fails to cure any such breach), if an Acquisition Proposal has been made or is made at any time within a six (6) month period after such termination of this Agreement and actions have been or are taken by the Board of PBC or PBB to pursue further discussions or negotiations, PBC shall pay $1,000,000 in cash to BancorpSouth on demand. For purposes of this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PBC or PBB or any proposal, inquiry or offer to acquire in any manner all or 25% or greater equity interest in, or all or a substantial portion of the assets of, PBC or PBB, other than the transactions contemplated or permitted by this Agreement;

     (e) make any capital expenditures other than those which are (i) set forth in Section 6.1 of the PBC Disclosure Schedule or (ii) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $250,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines or requirements;

     (f) enter into any new line of business;

     (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to PBC, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

     (h) except as contemplated by Article III hereof or this Article VI, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

     (i) change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by PBC’s independent auditors;

     (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, (i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between PBC or any Subsidiary of PBC and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the cash compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

     (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

     (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

     (n) enter into, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space to which PBC or any of its Subsidiaries is a party or by which PBC or any of its Subsidiaries or their respective properties is bound involving aggregate payment obligations in excess of $100,000, or amend or waive the provisions of any confidentiality or standstill agreement to which PBC or any of its affiliates is a party as of the date hereof;

     (o) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

     (p) enter or commit to enter into any new loans outside their ordinary course of business, consistent with past practice, or in an original principal amount in excess of $1,000,000, or renew, or commit to renew, any existing loans in a principal amount in excess of $1,000,000, without having provided prior written notice to BancorpSouth of the persons to whom such loans are made and the terms thereof, or enter into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. § 215 (or the equivalent) in excess of $500,000 in the aggregate (each, an “Insider Loan”) without having provided prior written notice to BancorpSouth of the persons to whom such Insider Loans are made and the terms and purposes of such Insider Loans; or

     (q) agree or commit to do any of the foregoing.

6.2 Covenants of BancorpSouth. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of PBC, BancorpSouth and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the BancorpSouth Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by PBC, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:

     (a) except as contemplated by Article III hereof, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

     (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

     (c) change its methods of accounting in effect at December 31, 2003, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth’s independent auditors; or

     (d) agree or commit to do any of the foregoing.

ARTICLE VII. ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

     (a) BancorpSouth and PBC shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of PBC and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and PBC shall thereafter mail the Proxy Statement to its shareholders as promptly as practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Holding Company Merger and the Bank Merger). PBC and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PBC or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) BancorpSouth and PBC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, PBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) BancorpSouth and PBC shall promptly furnish each other with copies of written communications received by BancorpSouth or PBC, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information.

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, PBC shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a “Representative”) of BancorpSouth, access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to BancorpSouth all information concerning its business, properties and personnel as BancorpSouth may reasonably request. In addition, PBC and each of its Subsidiaries shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of PBC or any of its Subsidiaries, as the case may be, to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement and the transactions contemplated hereby) and to meet with the officers of PBC and its Subsidiaries responsible for the Financial Statements, the internal controls of PBC and its Subsidiaries and the disclosure controls and procedures of PBC and its Subsidiaries to discuss such matters as Buyer may deem reasonably necessary or appropriate for BancorpSouth to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto. Neither PBC nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably violate the rights of its customers, reasonably jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. PBC shall identify the nature of any such limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Notwithstanding anything in any other agreement to the contrary, no investigation by BancorpSouth or its Representatives shall affect the representations, warranties, covenants or agreements of PBC set forth herein, and the parties shall remain responsible to the extent provided herein.

     (c) The parties agree that the provisions of the Confidentiality Agreement, dated as of July 9, 2004, between PBC and BancorpSouth, shall survive the execution (or termination) of this Agreement and remain in full force and effect for the term thereof.

7.3 Shareholder Meeting. PBC shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. PBC will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that PBC’s Board of Directors may submit this Agreement and the transactions contemplated herein to its shareholders for approval without recommendation pursuant to Section 48-21-104 of the TBCA if PBC’s Board of Directors determines in good faith that it must do so in order to comply with its fiduciary duties.

7.4 Legal Conditions to Merger. Each of BancorpSouth and PBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by PBC or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.5 Affiliates. PBC shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5.

7.6 NYSE Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

7.7 Employee Benefit Plans; Existing Agreements.

     (a) As of the Effective Time, the employees of PBC and its Subsidiaries (the “PBC Employees”) shall at the discretion of BancorpSouth either continue to participate in the PBC Employee Plans or, to the extent permissible under the terms of the BancorpSouth Plans, shall become eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of PBC Employees in BancorpSouth’s employee benefit plans may occur at different times with respect to different plans) except as provided below.

     (b) With respect to each BancorpSouth Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, service with PBC shall be treated as service with BancorpSouth; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits; and provided further, that past service credit shall not be taken into account for determining eligibility, vesting or accrual of benefits under the BancorpSouth defined benefit pension plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable PBC Plan. PBC Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BancorpSouth Plan.

     (c) As of the Effective Time, except as described in Section 8.2(d) below and except as otherwise agreed, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries of BancorpSouth to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between PBC or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the PBC Disclosure Schedule.

     (d) BancorpSouth and PBC agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under section 401(a) of the Code into the appropriate tax-qualified retirement plan of BancorpSouth after the Merger is completed, so that such plan merger satisfies the requirements of section 414(l) of the Code; provided, however, that BancorpSouth shall not be obligated to effect such a merger of a plan unless such plan is fully funded under section 412 of the Code and section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any BancorpSouth Plan.

     (e) Notwithstanding the preceding paragraph, if requested by BancorpSouth, prior to the Effective Time, PBC shall freeze, amend or take other action with respect to any Plan (including actions related to termination of such plans immediately prior to the Effective Time) that BancorpSouth, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.

     (f) Notwithstanding anything herein to the contrary, PBC shall use its best efforts to obtain the consent prior to the Merger of all holders of a PBC Option to the conversion of PBC Options into New Options, as provided under the terms of Section 1.5. Such consent shall be in writing and in a form approved by BancorpSouth.

7.8 Consents and Approvals. PBC shall use its reasonable best efforts to obtain all third-party consents required under PBC Contracts.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

7.10 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BancorpSouth and PBC agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.11 Tax-Free Qualification. Each of BancorpSouth and PBC shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.12 Trust Preferred Securities. Each of BancorpSouth and PBC will use commercially reasonable efforts to cause BancorpSouth to succeed to PBC’s rights, interests and obligations pursuant to the Indenture, dated as of October 29, 2002, regarding certain floating rate junior subordinated debt securities due in 2032 (the “Indenture”), including the execution of a supplemental indenture and other necessary documentation, getting necessary consents and obtaining any required legal opinions, and to take all necessary steps to cause the current trustee (the

“Predecessor Trustee”) to resign and to appoint a successor trustee (the “Successor Trustee”) acceptable to BancorpSouth, in its sole discretion.

7.13 Indemnification of PBC Directors and Officers.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of PBC or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of PBC, any of the Subsidiaries of PBC or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, BancorpSouth shall indemnify and hold harmless, subject in all respects to any limitations imposed by any statute, rule, regulation, administrative interpretation, or other law, including any procedural requirements or other conditions, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1) BancorpSouth shall have the right to assume the defense thereof and, upon such assumption, BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless an ethical conflict of interest arises for such firm of counsel in representing all Indemnified Parties), (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party if that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by any statute, rule, regulation, administrative interpretation, or other law. Any Indemnified Party wishing to claim Indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof; provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.13 except to he extent such failure to notify materially prejudices BancorpSouth. BancorpSouth’s obligations under this Section 7.13 shall continue in full force and effect without time limit from and after the Effective Time.

     (b) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this Section.

     (c) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE VIII. CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the shareholders of PBC under applicable law.

     (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of PBC upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of PBC set forth in Article IV of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article IV of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that Section 4.2 (Capitalization) shall be true and correct without qualification. BancorpSouth shall have received a certificate signed on behalf of PBC by the Chief Executive Officer and the Chief Financial Officer of PBC to the foregoing effect.

     (b) Performance of Obligations of PBC. All obligations of PBC under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and BancorpSouth shall have received a certificate signed by the Chief Executive Officer of PBC to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Dissenters’ Rights. The holders of less than 5% of the total outstanding shares of PBC Common Stock shall have exercised dissenters’ rights with respect to the transactions contemplated by this Agreement.

     (e) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth (“BancorpSouth’s Counsel”), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and PBC will each be a party to that reorganization. In rendering such opinion, BancorpSouth’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, PBC and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and PBC will cooperate with each other and BancorpSouth’s Counsel in executing and delivering to BancorpSouth’s Counsel customary representations letters in connection with such opinion.

     (f) BancorpSouth shall have received all consents pursuant to Section 7.7(f) of this Agreement.

     (g) BancorpSouth shall have received an executed employment agreement in form and substance satisfactory to BancorpSouth from Jim Harris, Diane West, Bill Ellis and Chris Marchetti.

     (h) BancorpSouth shall have received a signed consent to the transactions contemplated by this Agreement from each of (i) For 6, LLC, as landlord under the Lease Agreement, dated as of August 17, 1998, between For 6, LLC and Premier Bank of Brentwood, and (ii) K&L Investments, lessor under the Lease, dated as of July 28, 2000, between K&L Investments and Premier Bank of Brentwood, in each case in form and substance satisfactory to BancorpSouth.

     (i) PBC shall have, at PBC’s expense, amended, modified or obtained tail coverage to provide continuing coverage under its existing insurance policies on terms and in form and substance satisfactory to BancorpSouth.

     (j) BancorpSouth shall have succeeded to PBC’s rights, interests and obligations pursuant to the Indenture and the Predecessor Trustee shall have been replaced by the Successor Trustee.

     8.3 Conditions to Obligations of PBC . The obligation of PBC to effect the Merger is also subject to the satisfaction or waiver by PBC at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of BancorpSouth set forth in Article V of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article V of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. PBC shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to the foregoing effect.

     (b) Performance of Obligations of BancorpSouth. All obligations of BancorpSouth under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and PBC shall have received a certificate signed by the Chief Executive Officer of BancorpSouth to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Federal Tax Opinion. PBC shall have received an opinion from Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC (“PBC’s Counsel”), or other counsel reasonably satisfactory to PBC, in form and substance reasonably satisfactory to PBC, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and PBC will each be a party to that reorganization. In rendering such opinion, PBC’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, PBC and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and PBC will cooperate with each other and PBC’s Counsel in executing and delivering to PBC’s Counsel customary representations letters in connection with such opinion.

ARTICLE IX. TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of PBC:

     (a) By mutual consent of PBC and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) By either BancorpSouth or PBC upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

     (c) By BancorpSouth or PBC upon written notice to the other party if the Merger shall not have been consummated on or before February 28, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) By BancorpSouth upon written notice to PBC if any approval of the shareholders of PBC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a respective duly held meeting of such shareholders or at any adjournment or postponement thereof;

     (e) By either BancorpSouth or PBC upon written notice to the other party (provided that the terminating party is not then in breach of any representation or warranty or material breach of any covenant or other agreement contained herein) in the event of either: (i) if any of the representations or warranties set forth in this Agreement on the part of the other party hereto shall be or become untrue or incorrect, and such representation is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to the party making such representation; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, and such breach is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to such other party; or

     (f) By BancorpSouth upon written notice to PBC if PBC’s Board of Directors shall have failed to recommend in the Proxy Statement that PBC’s shareholders approve and adopt this Agreement, or PBC’s Board of Directors shall have withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval or recommendation of this Agreement and the transactions contemplated hereby, or if PBC enters into any letter of intent, agreement in principle, or acquisition or similar agreement related or with respect to any Acquisition Proposal.

9.2 Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or PBC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 9.2, 10.3, 10.4 and 10.12 shall survive any termination of this Agreement (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, and PBC shall not be relieved or released from any obligation to make payment to BancorpSouth pursuant to Section 6.1(d) hereof.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of PBC; provided, however, that after any approval of the transactions contemplated by this Agreement by PBC’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X. GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the first day which is at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 10.3 hereof) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. All costs and expenses, including legal, accounting and financial advisory fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to BancorpSouth, to:	BancorpSouth, Inc. One Mississippi Plaza Tupelo, Mississippi 38804 Attention: Chief Executive Officer Facsimile: (662) 680-2006

with a copy (which shall not constitute notice) to:	Waller Lansden Dortch & Davis, PLLC 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attention: Ralph W. Davis, Esq. Facsimile: (615) 244-6804

And

(b) if to PBC, to:	Premier Bancorp, Inc. 5217 Maryland Way Suite 100 Brentwood, TN 37027 Attention: James Harris Facsimile: (615) 370-2260

with a copy (which shall not constitute notice) to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 1000 Nashville, TN 37201 Attention: Steven J. Eisen, Esq. Facsimile: (615) 744-5718

10.5 Interpretation.

     (a) In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) when a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement, as applicable. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 17, 2004. Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require, and (ii) the term “or” shall mean “and/or.” For purposes of this Agreement, “knowledge” means, with respect to an individual, such individual is actually aware, after reasonable inquiry, of the particular fact, matter, circumstance or other item, and, with respect to any party, entity or other person other than an individual, any individual who is serving as a director, chairman, chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, controller, chief credit officer, general counsel, senior or executive vice president, or regional chairman of such party, entity or other person or other officer, regardless of title, thereof charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates, has or at any time had “knowledge” of such fact, matter, circumstance or other item. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal. References to any Governmental Entity or Regulatory Agency include any successor to that Governmental Entity or Regulatory Agency.

     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.6 Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto herein, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein.

10.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party hereto, it being understood that all parties need not sign the same counterpart.

10.8 Entire Agreement. This Agreement (including the schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement and, except as specifically provided herein, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to the conflicts of laws principles of any jurisdiction. The parties agree that the venue for resolution of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Mississippi.

10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.12 Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor PBC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld or delayed.

10.13 Assignment; Successors; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.

BANCORPSOUTH, INC.

By:	/s/ AUBREY B. PATTERSON

Aubrey B. Patterson
Chairman and Chief Executive Officer

PBC

By:	/s/ JAMES D. HARRIS

James D. Harris Chairman and Chief Executive Officer

ANNEX B

48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[Acts 1986, ch. 887, § 13.01.]

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

[Acts 1986, ch. 887, § 13.02.]

48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

[Acts 1986, ch. 887, § 13.03.]

48-23-201. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

[Acts 1986, ch. 887, § 13.20.]

48-23-202. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

[Acts 1986, ch. 887, § 13.21.]

48-23-203. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

[Acts 1986, ch. 887, § 13.22.]

48-23-204. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

[Acts 1986, ch. 887, § 13.23.]

48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

[Acts 1986, ch. 887, § 13.24.]

48-23-206. Payment.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

[Acts 1986, ch. 887, § 13.25.]

48-23-207. Failure to take action.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

[Acts 1986, ch. 887, § 13.26.]

48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

[Acts 1986, ch. 887, § 13.27.]

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

[Acts 1986, ch. 887, § 13.28.]

48-23-301. Court action.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

[Acts 1986, ch. 887, § 13.30.]

48-23-302. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

[Acts 1986, ch. 887, § 13.31.]

ANNEX C

September 16, 2004

Board of Directors
Premier Bancorp, Inc.
5217 Maryland Way
Brentwood, TN 37027

Dear Members of the Board:

     We understand that BancorpSouth, Inc., a Mississippi corporation (“BXS”) and Premier Bancorp, Inc., a Tennessee corporation (“Premier”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) dated September 16, 2004, pursuant to which Premier will merge with and into BXS (the “Merger”). As set forth in Section 1.4(a) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each outstanding share of Premier common stock (“Premier Shares”) will be converted into the right to receive per share merger consideration (the “Merger Consideration”) equal to a current value of $50.07 at the time of signing the Agreement, subject to adjustments as set forth in Section 1.4 of the Agreement and to the election and proration procedures for the Merger Consideration to be paid either 100% in cash, 100% in stock or a combination of stock and cash, but with the overall aggregate Merger Consideration to be paid 51% in the form of stock and 49% in the form of cash.

     In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Agreement) to the shareholders of Premier.

          Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Premier, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

          We were retained by Premier to act as its financial advisor in connection with the Merger. We will receive compensation from Premier in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Premier has agreed to indemnify us for certain liabilities arising out of our engagement.

     During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning Premier and BXS;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Premier;

(iv)	analyzed certain financial projections prepared by the management of Premier;

(v)	conducted meetings with members of the senior management of Premier for the purpose of reviewing the future prospects of Premier, including financial forecasts related to the respective

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businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the “Synergies”) expected to be achieved as a result of the Merger;

(vi)	reviewed historical market prices and trading volumes for BXS Common Stock;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

(viii)	evaluated the pro forma ownership of BXS Common Stock by Premier shareholders relative to the pro forma contribution of Premier’s assets, liabilities, equity and earnings to the combined company;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

     We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Premier and BXS and in the discussions with the management of Premier and BXS. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections for Premier regarding monthly earnings projections, projected loan and deposit balances, under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Premier and BXS and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Premier and BXS are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Premier or BXS. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Premier and BXS and we were not furnished with any such evaluations or appraisals.

     We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Premier and BXS. In rendering this opinion, we have been advised by Premier and BXS and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Premier or BXS that would have a material adverse effect on BXS, as the surviving corporation, or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of BXS as the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

     We are not expressing any opinion herein as to the prices at which shares of BXS Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a Premier Share as to how such holder should vote with respect to the Agreement

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at any meeting of holders of Premier Shares. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of BXS and may be long or short in such securities.

     This letter is solely for the information of the Board of Directors of Premier and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Premier Shares in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Premier.

Sincerely,

/s/ HOVDE FINANCIAL LLC

HOVDE FINANCIAL LLC

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